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As filed with the Securities and Exchange Commission on August 25, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	77-0539125 (I.R.S. Employer Identification Number)
600 Pollasky Clovis, California 93612 (559) 298-1775 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel J. Doyle
President and Chief Executive Officer
Central Valley Community Bancorp
600 Pollasky
Clovis, California 93612
(559) 298-1775 / Fax: (559) 323-3310
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Bruce F. Dravis, Esq. James K. Dyer, Jr., Esq. Downey Brand LLP 555 Capitol Mall, 10th Floor Sacramento, California 95814 (916) 444-1000 Fax: (916) 444-2100	James M. Rockett, Esq. Venrice R. Palmer, Esq. Three Embarcadero Center, 18th Floor San Francisco, California 94111 (415) 393-2000 / Fax: (415) 393-2286

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Proxy Statement-Prospectus.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1),(2)

Common Stock, no par value	(1),(2)	(1)	$4,757,394.00	$603.00

(1)
This Registration Statement relates to common stock of the Registrant issuable to holders of common stock of Bank of Madera County in the proposed merger of Bank of Madera County with and into Central Valley Community Bank, a wholly-owned subsidiary of the Registrant. Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of the common stock of Bank of Madera County as of the latest practicable date prior to the date of filing this registration statement.

(2)
Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of shares being registered has been omitted. Pursuant to Rule 457(f), in calculating the filing fee the anticipated $6,200,000 amount of cash consideration to be paid by the Registrant to Bank of Madera County shareholders who exchange their Bank of Madera County shares in the merger has been deducted from the value of the securities to be received by the Registrant in exchange for the shares issued hereunder.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Proxy Statement-Prospectus

Central Valley Community Bancorp 600 Pollasky Avenue Clovis, California 93612 (559) 298-1775	Bank of Madera County 40266 Junction Drive Oakhurst, California 93644 (559) 642-2265

        Bank of Madera County and Central Valley Community Bancorp entered into a merger agreement on July 19, 2004. A copy of that agreement is attached as Appendix A to this proxy statement-prospectus.

        The Board of Directors of Bank of Madera County has scheduled its special shareholders' meeting for the purpose of approving the merger transaction. Members of the Board of Directors own sufficient shares to assure approval of the merger, and have agreed to vote their shares in favor of the merger. The merger will result in Bank of Madera County being merged with and into Central Valley Community Bank, a wholly-owned subsidiary of Central Valley Community Bancorp.

        The Board of Directors of Bank of Madera County recommends that you vote "FOR" the merger.

        You may elect to receive cash in exchange for your Bank of Madera County shares, or you may elect to receive newly issued shares of Central Valley Community Bancorp common stock in exchange for your Bank of Madera Country shares. Regardless of what you elect, or if you make no election, you may receive a combination of cash and stock, depending on the elections made by other Bank of Madera County shareholders. As of            , 2004, the value of the merger consideration was $26.22 per share of Bank of Madera County, which may change depending on various factors discussed in the section of the attached proxy statement-prospectus entitled "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders."

        Casting your shareholder vote and making your election whether to receive cash or Central Valley Community Bancorp stock are separate actions. Separate materials and envelopes are included with this document for taking each action.

        Central Valley Community Bancorp's common stock is quoted on the Nasdaq SmallCap Market, under the symbol "CVCY."

        You are cordially invited to attend the special shareholders' meeting, which will be held at Bank of Madera County's head office, 40266 Junction Drive, Oakhurst, California, on                         day of week,             month    date, 2004, at            time. If you are not able to attend, a proxy authorizing someone else to vote for you in the way that you specify is enclosed. This proxy statement-prospectus provides you with detailed information about the merger, Bank of Madera County and Central Valley Community Bancorp, and Central Valley Community Bank.

        Please read the section entitled "Risk Factors" beginning on page 9 for a discussion of certain factors that you should consider when deciding on how to vote on the merger.

        This proxy statement-prospectus is dated            , 2004 and is first being mailed to shareholders on or about            , 2004.

        Neither the Securities and Exchange Commission, or SEC, nor any state securities regulators have approved either the acquisition described in this proxy statement-prospectus or the Central Valley Community Bancorp common stock to be issued in the acquisition, nor have they determined if this proxy statement-prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        The shares of Central Valley Community Bancorp common stock offered through this proxy statement-prospectus are not deposits and are not insured by the Federal Deposit Insurance Corporation. Central Valley Community Bancorp and Bank of Madera County do not guarantee the investment value of the transaction described in this proxy statement-prospectus.

        The information contained in this proxy statement-prospectus speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this proxy statement-prospectus regarding Bank of Madera County has been furnished by Bank of Madera County, and the information contained in this proxy statement-prospectus regarding Central Valley Community Bancorp has been furnished by Central Valley Community Bancorp.

BANK OF MADERA COUNTY
40266 Junction Drive
Oakhurst, California 93644

Notice of Special Meeting of Shareholders
            , 2004

To:	The Shareholders of Bank of Madera County

        Notice is hereby given that, pursuant to its bylaws and the call of its Board of Directors, the special meeting of shareholders of Bank of Madera County will be held at Bank of Madera County's head office located at 40266 Junction Drive, Oakhurst, California, on            (day of week),             (month)    (day), 2004 at              p.m., for the purpose of considering and voting upon the following matters:

  1.
  Approval of the Merger Agreement.    To approve the Plan of Reorganization and Merger Agreement dated July 19, 2004 attached as Appendix A to the proxy statement-prospectus, providing for the merger of Bank of Madera County with and into Central Valley Community Bank, a wholly-owned subsidiary of Central Valley Community Bancorp, and the transactions contemplated by the merger agreement.

  2.
  Transaction of Other Business.    To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

        The merger is more fully described in the enclosed proxy statement-prospectus and in the merger agreement.

        The merger agreement sets forth the terms of the merger of Bank of Madera County into Central Valley Community Bank. All shareholders of Bank of Madera County may elect to receive either cash or newly issued shares of Central Valley Community Bancorp common stock for their common shares of Bank of Madera County. The election is subject to certain restrictions listed and discussed in detail in the proxy statement-prospectus and in the merger agreement.

        The Board of Directors has fixed the close of business on            , 2004 as the record date for determination of shareholders entitled to notice of, and the right to vote at, the special meeting of shareholders.

        The affirmative vote of shareholders holding at least a majority of the outstanding shares of Bank of Madera County common stock is required to approve the merger agreement and related transactions. The directors and executive officers of Bank of Madera County are parties to shareholder agreements under which they have agreed to vote their shares in favor of the merger. Their aggregate shareholdings represent 51.04% of the outstanding shares, so approval of the merger is assured. Nonetheless, you are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors
/s/ JOHN LOCKEY John Lockey Corporate Secretary

Dated:                    , 2004

References to Additional Information

        This document incorporates important business and financial information about Central Valley Community Bancorp and Central Valley Community Bank from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from Central Valley Community Bancorp as follows:

Central Valley Community Bancorp
600 Pollasky Avenue
Clovis, California 93612
Attention: Gayle Graham
(559) 298-1775

        You will not be charged for any of these documents that you request. If you would like to request documents, please do so by                        2004, in order to receive them before the special meeting.

        For additional information regarding Central Valley Community Bancorp, please see "Where You Can Find More Information" beginning on page 65.

i

Comparison of Shareholder Rights	51
Comparison of Corporate Structure	51
Voting Rights	51
Dividends	51
Number of Directors	51
Indemnification of Directors and Officers	52
Supervision and Regulation	52
Introduction	52
Validity of Central Valley Community Bancorp's Common Stock	64
Experts	65
Where You Can Find More Information	65

List of Appendices

Plan of Reorganization and Merger Agreement dated July 19, 2004, by and among Central Valley Community Bancorp, Central Valley Community Bank and Bank of Madera County	Appendix A
Excerpt from Chapter 13 of the California Corporations Code	Appendix B
Fairness Opinion of Carpenter & Company	Appendix C
Fairness Opinion of James H. Avery Company	Appendix D

ii

Questions and Answers About the Merger

        This question and answer summary highlights selected information contained in other sections of this proxy statement-prospectus. To understand the merger more fully, you should carefully read this entire proxy statement-prospectus, including all appendices and financial statements.

Q:    What am I being asked to vote on?

A:    You are being asked to vote on a merger agreement which, when approved, will result in Bank of Madera County being merged with and into Central Valley Community Bank, a wholly owned subsidiary of Central Valley Community Bancorp.

Q:    Who is eligible to vote?

A:    Holders of Bank of Madera County common stock are eligible to vote their shares at the Bank of Madera County special meeting of shareholders if they were holders of record of those shares at the close of business on            , 2004.

Q:    What is the vote needed for approval of the merger?

A:    The affirmative vote of shareholders holding at least a majority of the outstanding shares of Bank of Madera County common stock is required to approve the merger agreement and related transactions. The directors and executive officers of Bank of Madera County are parties to a shareholder agreement under which they have agreed to vote their shares in favor of the merger. Their aggregate shareholdings represent 51.04% of the outstanding shares, so approval of the merger is assured. Nonetheless, you are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise.

Q:    What will happen when Bank of Madera County shareholders approve the merger?

A:    When Bank of Madera County shareholders approve the merger, and all regulatory approvals are obtained, and other conditions set forth in the merger agreement are fulfilled, Bank of Madera County will merge with and into Central Valley Community Bank, and Bank of Madera County will cease to exist as a separate entity.

Q:    What will I receive in exchange for my Bank of Madera County shares?

A:    You may elect to receive cash in exchange for your Bank of Madera County shares, or you may elect to receive newly issued shares of Central Valley Community Bancorp common stock in exchange for your Bank of Madera County shares. Regardless of what you elect, or if you make no election, you may receive a combination of cash and stock, depending on the elections made by other Bank of Madera County shareholders. As of            , 2004, the value of the merger consideration was $26.22 per share of Bank of Madera County common stock, which may change depending on various factors discussed in the section of the attached proxy statement-prospectus entitled "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders." (Page 23)

Q:    Why is Bank of Madera County merging?

A:    Management of Central Valley Community Bancorp and Bank of Madera County believe that:

  •
  their respective shareholders will benefit from the merger because the business potential for the combined companies exceeds what each company could individually accomplish;

  •
  their similar and complementary financial products and services in the central valley of California market will contribute to enhanced future performance, as well as providing a larger shareholder base; and

  •
  a larger shareholder base will increase shareholder liquidity and provide for increased shareholder value.

Please read the section entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors" for additional information.

Q:    Should I send in my certificates now?

Yes. Enclosed is a letter of transmittal/election form which contains information for exchanging your stock certificates for the merger consideration. U. S. Stock Transfer Corporation, the exchange agent, must receive your stock certificates and your properly completed letter of transmittal/election form by 5:00 p.m. Pacific Time on [                        ], 2004, in order for your choices as to the form of consideration you prefer to be considered with those of the other stockholders.

Q:    What happens if I do not return my proxy card?

A:    If you fail to execute and return your proxy card, it will have the same effect as voting against the merger.

Q:    What risks should I consider before I vote on the merger?

A:    The risks that you should consider in deciding how to vote on the merger are explained in the section of this proxy statement-prospectus entitled "Risk Factors." You are urged to read this section, as well as the rest of this proxy statement-prospectus, before deciding how to vote.

Q:    How do I vote?

A:    Just indicate on your proxy card how you want to vote. Sign and mail your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the Bank of Madera County special shareholders' meeting. Alternatively, you may attend the meeting and vote in person.

  •
  If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted in favor of the merger.

  •
  If you do not sign and send in your proxy card or you abstain from voting, it will have the effect of voting against the merger.

  •
  You may attend the meeting and vote your shares in person, rather than voting by proxy.

  •
  In addition, you may withdraw your proxy up to and including the taking of the vote at the Bank of Madera County special shareholders' meeting by following the directions on page 18 and either changing your vote or attending the meeting and voting in person.

Q:    How do Bank of Madera County's directors plan to vote?

A:    All of Bank of Madera County's directors have agreed to vote their shares in favor of the merger. Bank of Madera County's directors and executive officers collectively hold, as of the record date for the special shareholders' meeting, 241,350 shares, or approximately 51.04%, of Bank of Madera County common stock eligible to vote. The affirmative vote of at least a majority of Bank of Madera County's issued and outstanding common stock eligible to vote is needed to approve the merger.

Q:    What do I do if I do not agree with the merger? Do I have appraisal or dissenter's rights?

A:    If you do not agree with the merger, and if you do not vote in favor of it, and if you take certain other actions required by California law, you will have dissenter's rights under California law. Exercise of these rights will result in Bank of Madera County purchasing your shares at "fair market value," as determined in accordance with California law. Please read the section entitled "The Merger—Dissenters' Rights of Bank of Madera County's Shareholders" and Appendix B for additional information.

Q:    Who can help answer my other questions?

A:    If you want to ask any additional questions about the merger, you should contact Mr. Fred H. Brylka, President and Chief Executive Officer, Bank of Madera County, 40266 Junction Drive, Oakhurst, California 93644, telephone (559) 642-2265.

Summary

        This summary only highlights selected information in this proxy statement-prospectus. It does not contain all the information that is important to you in deciding how to vote. You should carefully read this entire proxy statement-prospectus, including the appendices. These will give you a more complete description of the merger, the merger agreement and the transactions proposed. You should also refer to the section entitled "Where You Can Find More Information" on page 65.

General

        This proxy statement-prospectus relates to the proposed merger of Bank of Madera County with and into Central Valley Community Bank.

        Bank of Madera County and Central Valley Community Bank believe that the merger will create opportunities to apply their similar community banking philosophies to realize enhanced revenues through asset growth and market penetration.

Parties to the Merger

  Central Valley Community Bancorp
  600 Pollasky Avenue
  Clovis, California 93612
  (559) 298-1775

        Central Valley Community Bancorp is a bank holding company headquartered in Clovis, California.

        Central Valley Community Bancorp has one subsidiary bank, Central Valley Community Bank. Through its subsidiary, Central Valley Community Bancorp serves the California communities in the Fresno County and Sacramento areas.

        Please read the section entitled "Information Regarding Central Valley Community Bancorp" for additional information about Central Valley Community Bancorp.

  Bank of Madera County
  40266 Junction Drive
  Oakhurst, California 93644
  (559) 642-2265

        Bank of Madera County is a state-chartered bank headquartered in Oakhurst, California. Bank of Madera County's head office is located at 40266 Junction Drive, Oakhurst, California, and it has one branch office located at 1919 Howard Road, Madera, California.

        Please read the section entitled "Information Regarding Bank of Madera County" for additional information.

Recent Events

        For the three and six months ended June 30, 2004, Central Valley Community Bancorp reported net income of $825,000 and $1,686,000. Earnings per share, on a fully diluted basis, were $0.29 and $0.58 for the same respective periods. As of June 30, 2004, Central Valley Community Bancorp had total assets and net portfolio loans of $350,865,000 and $195,673,000, respectively. For more information regarding Central Valley Community Bancorp's financial results, see Central Valley Community Bancorp's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-QSB for the Quarter Ended June 30, 2004, copies of which have been delivered with this proxy statement-prospectus, as well as the information incorporated by reference into this proxy statement-prospectus under "Where You Can Find More Information" on page 65.

Special Shareholders' Meeting (Page 17)

        Bank of Madera County will hold its special shareholders' meeting at 40266 Junction Drive, Oakhurst, California 93644 on            , 2004, at              p.m. At this important meeting, Bank of Madera County shareholders will consider and vote upon the approval of the merger and related matters. You may vote at the Bank of Madera County special shareholders' meeting if you owned shares of Bank of Madera County common stock at the close of business on                        , 2004. On that date, Bank of Madera County had 472,902 shares of common stock issued and outstanding and entitled to be voted at the shareholders' meeting. Each Bank of Madera County shareholder is entitled to one vote for each share he or she held on                         , 2004. The affirmative vote of a majority, or at least 236,452 shares entitled to vote, is required to approve the merger. The affirmative vote of shareholders holding at least a majority of the outstanding shares of Bank of Madera County common stock is required to approve the merger agreement and related transactions. The directors and executive officers of Bank of Madera County are parties to shareholder agreements under which they have agreed to vote their shares in favor of the merger. Their aggregate shareholdings represent 51.04% of the outstanding shares, so approval of the merger is assured. Nonetheless, you are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise. Under the provisions of the California Corporations Code, Central Valley Community Bancorp's shareholders are not required to approve the merger. Please read the section entitled "The Bank of Madera County Meeting" for additional information.

The Merger (Page 19)

        The merger will result in Bank of Madera County being merged with and into Central Valley Community Bank and is subject to shareholder and regulatory approvals, as well as other closing conditions required in the merger agreement. Please read the sections entitled "The Merger—Structure of the Merger" and "—Certain Effects of the Merger" for additional information.

  The Merger Agreement (Page 39)

        The merger agreement is the legal document that embodies the merger's terms and governs Central Valley Community Bancorp's, Central Valley Community Bank's, and Bank of Madera County's merger process, including the issuance of Central Valley Community Bancorp common stock and cash to Bank of Madera County's shareholders in connection with the merger. Please read the entire merger agreement which is attached to this proxy statement-prospectus as Appendix A. Also, please read the section entitled "The Merger—The Merger Agreement" for additional information.

  Consideration to be Paid to Bank of Madera County Shareholders (Pages 23 and 24)

        You may elect to receive cash in exchange for your Bank of Madera County shares, or you may elect to receive newly issued shares of Central Valley Community Bancorp common stock in exchange for your Bank of Madera Country shares. Regardless of what you elect, or if you make no election, you may receive a combination of cash and stock, depending on the elections made by other Bank of Madera County shareholders. As of            , 2004, the value of the merger consideration was $26.22 per share of Bank of Madera County, which may change depending on various factors. Please read the sections entitled "Risk Factors—Risks Regarding the Merger" and "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders" for additional information.

  Regulatory Approvals (Page 27)

        Central Valley Community Bank and Bank of Madera County must receive approvals from the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. Central Valley Community Bank and Bank of Madera County submitted applications to these agencies which are currently pending. Central Valley Community Bank and Bank of Madera County believe the applications will be approved. In addition, Central Valley Community Bancorp has filed a notification with the Federal Reserve Bank of San Francisco. Please read the section entitled "The Merger—Regulatory Approvals" for additional information.

  Votes Required; A Majority of Shares Have Agreed to Approve the Merger (Page 17)

        The affirmative vote of shareholders holding at least a majority of the outstanding shares of Bank of Madera County common stock is required to approve the merger agreement and related transactions. The directors and executive officers of Bank of Madera County are parties to shareholder agreements under which they have agreed to vote their shares in favor of the merger. Their aggregate shareholdings represent 51.04% of the outstanding shares, so approval of the merger is assured. Nonetheless, you are urged to vote in favor of the proposal by signing and returning the enclosed proxy as promptly as possible, whether or not you plan to attend the special meeting of shareholders in person. If you submit a proxy and then decide to attend the meeting in person, you need not vote at the meeting unless you wish to change your proxy voting instructions. The proxy may be revoked at any time prior to its exercise. If you fail to vote in person or by proxy, or abstain from voting entirely, it will have the same effect as voting against the merger. Please read the section entitled "The Bank of Madera County Meeting."

  Opinion of Bank of Madera County's Financial Advisor and Central Valley Community Bancorp's Financial Advisor. Evaluation (Pages 31 and 36)

        In deciding to recommend approval of the merger, Bank of Madera County's Board of Directors considered, among other things, the July 19, 2004 opinion of Carpenter & Company, Bank of Madera County's financial advisor, regarding the fairness, from a financial point of view, of the consideration to be received by Bank of Madera County's shareholders as a result of the merger. A copy of the Carpenter & Company report is attached as Appendix C to this proxy statement-prospectus. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion. Subject to the terms and limitations set forth in their report, Carpenter & Company confirmed that the Central Valley Community Bancorp common stock or cash to be received by shareholders of Bank of Madera County in the merger is fair from a financial point of view to the holders of the shares of Bank of Madera County common stock.

        In deciding to recommend approval of the merger, Central Valley Community Bancorp's Board of Directors considered, among other things, the July 15, 2004 opinion of James H. Avery Company, Central Valley Community Bancorp's financial advisor, regarding the fairness, from a financial point of view, of the merger to the holders of Central Valley Community Bancorp's stock. A copy of the James H. Avery Company report is attached as Appendix D to this proxy statement-prospectus. You should read it carefully to understand the assumptions made, matters considered and limitations of the review undertaken by the advisor in providing its opinion. Subject to the terms and limitations set forth in their report, the James H. Avery Company confirmed that the merger is fair from a financial point of view to the holders of the shares of Central Valley Community Bancorp common stock.

  Recommendation of Bank of Madera County's Board of Directors (Pages 21, 22 and 23)

        On July 19, 2004, Bank of Madera County's Board of Directors unanimously approved the merger agreement and the transactions contemplated by it. Moreover, they unanimously believe that the merger's terms are fair to you and in your best interests. Accordingly, they unanimously recommend a vote "FOR" the proposal to approve the merger agreement and the merger. The conclusions of Bank of Madera County's Board of Directors regarding the merger are based upon a number of factors. Please read the sections entitled "The Merger—Background and Reasons for the Merger; Recommendation of the Board of Directors," "—Opinion of Bank of Madera County's Financial Advisor" for additional information.

  Conditions to Closing the Merger (Page 45)

        In addition to receipt of regulatory and shareholder approvals, closing of the merger will depend on fulfillment of certain conditions, unless waived by the parties, including receipt by the parties of a tax opinion from Bingham McCutchen LLP, counsel to Bank of Madera County, that the merger qualifies as a tax-free reorganization for federal income tax purposes.

        If all required regulatory and shareholder approvals are received as planned, and if the conditions to the merger have either been met or waived, the parties anticipate that the merger will close during the fourth quarter of 2004. However, the parties cannot assure you whether or when the merger will actually close. Please read the section entitled "The Merger—The Merger Agreement—The Closing" for additional information.

  Federal Income Tax Consequences (Page 24)

        We expect that, for United States federal income tax purposes, you generally will not recognize any gain or loss with respect to your shares of Bank of Madera County common stock to the extent you receive shares of Central Valley Community Bancorp common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in Central Valley Community Bancorp common stock.

        If you receive a combination of Central Valley Community Bancorp common stock and cash in exchange for your shares of Bank of Madera County common stock, you will generally recognize gain, but not loss, with respect to the excess of the cash and value of Central Valley Community Bancorp common stock you receive over your basis in Bank of Madera County common stock exchanged, but in any case not in excess of the amount of cash you receive in the merger. If you receive only cash in the merger or perfect dissenter's rights and receive payment for your shares, you will be treated as if the shares were redeemed and, if shares are held as a capital asset you will recognize a capital gain or loss measured by the difference between the cash received and your basis in the shares of Bank of Madera County common stock surrendered.

        The tax laws are complex. Therefore, you should consult your individual tax advisor regarding the federal income tax consequences of the merger to you. You should also consult your tax advisor concerning all state, local and foreign tax consequences of the merger.

  Accounting Treatment (Page 39)

        Central Valley Community Bancorp will account for the merger as a purchase. Under this method of accounting, the assets and liabilities of the company acquired are recorded at their respective fair value as of completion of the merger, and are added to those of the acquiring company. Financial statements of the acquiring company issued after the merger takes place reflect these values, but are not restated retroactively to reflect the historical financial position or results of operations of the company that was acquired. Please read the section entitled "The Merger—Accounting Treatment" for additional information.

Central Valley Community Bancorp's and Central Valley Community Bank's Management and Operations After the Merger (Page 28)

        Central Valley Community Bancorp's and Central Valley Community Bank's directors and officers will not change as a result of the merger.

        Please read the section entitled "The Merger—Certain Effects of the Merger" and "—Interests of Certain Persons in the Merger" for additional information.

Interests of Certain Persons in the Merger That Are Different From Yours (Page 28)

        The directors and executive officers of Bank of Madera County have financial interests in the merger that are in addition to their interests as Bank of Madera County shareholders. You should consider these interests in deciding how to vote. Please read the section entitled "The Merger—Interests of Certain Persons in the Merger" for additional information.

Differences in Your Rights as a Shareholder (Page 51)

        As a Bank of Madera County shareholder, your rights are currently governed by Bank of Madera County's Articles of Incorporation and Bylaws. If you receive Central Valley Community Bancorp common stock in exchange for your Bank of Madera County common stock, you will become a Central Valley Community Bancorp shareholder. Consequently, your rights as a Central Valley Community Bancorp shareholder will be governed by Central Valley Community Bancorp's Articles of Incorporation and Bylaws. Please read the section entitled "Comparison of Shareholder Rights" for additional information.

Dissenters' Rights (Page 29)

        In the event Bank of Madera County's shareholders approve the merger and you do not wish to accept the consideration offered for your shares, you have the right to dissent from the merger and receive the fair market value of your shares under the provisions of Chapter 13 of the California Corporations Code. Please read the section entitled "The Merger—Dissenters' Rights of Bank of Madera County's Shareholders" and Appendix B for additional information.

Stock Splits; Central Valley Community Bancorp Stock Repurchase Plan

        On January 6, 2003, Central Valley Community Bancorp's Board of Directors effected a two for one stock split. All per share, shares outstanding and stock option data in the financial data has been retroactively restated to reflect the stock split.

        On January 21, 2004, Central Valley Community Bancorp announced the repurchase of up to $500,000 of its outstanding common stock amounting to approximately 22,000 shares. As of June 30, 2004, Central Valley Community Bancorp has repurchased 9,000 shares at a cost of $212,400. Central Valley Community Bancorp's operation of the repurchase program is suspended during the pendency of the merger. Central Valley Community Bancorp has had three prior repurchase programs in 2003, 2002, and 2001, which authorized the purchase of shares up to a total cost of $500,000, or approximately 2%, 3%, and 3%, respectively, of its common stock in each year. Central Valley Community Bancorp repurchased 5,500, 40,800, and 51,800 shares at a total cost of $81,000, $483,000, and $499,300, respectively.

Risk Factors

        In addition to the other information included or incorporated by reference in this proxy statement-prospectus, you are urged to carefully consider the following factors before making a decision to approve the merger.

Risks Regarding the Merger

  You Will Not Know in Advance the Value of the Merger Consideration You Will be Entitled to Receive

        The merger agreement provides for merger consideration of $6,200,000 in cash and 261,053 shares of Central Valley Community Bancorp common stock. The $6,200,000 cash consideration will decrease in the event that Bank of Madera County's shareholders' equity is not equal to at least $4,600,000 and its reserve for loan and lease losses is not equal to at least $620,000 or 1.4% of loans outstanding. These amounts will be measured as of the end of the most recent month that is at least six days prior to the closing of the merger. The cash portion of the merger consideration will also decrease in the event any shareholders of Bank of Madera County perfect dissenters' rights, since these shareholders will be paid cash for their shares from the $6,200,000 cash consideration before any cash is paid to non-dissenting shareholders.

        Also, the merger agreement assumes that the 261,053 shares of Central Valley Community Bancorp common stock has a market value at least equal to $6,200,000. Since the market value of Central Valley Community Bancorp common stock fluctuates, the value of the stock consideration may be less than $6,200,000.

        You will not know in advance the amount of cash that you will be entitled to receive or the number of shares of Central Valley Community Bancorp common stock that you will receive until the merger is completed.

        Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders."

  The Composition of the Total Merger Consideration That You Receive May Not Be What You Elect

        You have the right to choose to receive newly issued shares of Central Valley Community Bancorp common stock or cash in exchange for your Bank of Madera County common shares. Whether you receive all cash or all stock will depend, in part, on the election of other Bank of Madera County shareholders, because the merger consideration will be distributed according to the priorities set out below. As a result, you may not receive solely the type of consideration you have elected. The merger consideration will be distributed according to the following calculation:

  •
  shareholders who perfect dissenters' rights will be paid cash from the cash consideration before any cash is distributed to any other shareholder;

  •
  then, all Bank of Madera County shareholders who elect stock consideration will receive stock;

  •
  if requests for stock exceed the 261,053 shares available, the shares will be distributed to stock electors pro rata and stock electors will be paid the remainder of their merger consideration from the available cash consideration;

  •
  if requests for stock do not exceed the 261,053 shares available, stock electors will receive 100% of the stock consideration they requested and the remaining shares will be distributed pro rata among shareholders who have not made an election (or whose elections were made incorrectly), and such shareholders will be paid the remainder of their merger consideration from the available cash consideration;

  •
  thereafter, if there are any shares of Central Valley Community Bancorp shares still remaining, they will be distributed to shareholders who have elected to receive cash, and such shareholders will be paid the remainder of their merger consideration from the available cash consideration; and

  •
  thereafter, any shareholder who has elected to receive cash will receive cash from the available cash consideration.

        Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders" and "—The Merger Agreement—Election, Exchange and Proration Procedures" for additional information.

  Your Tax Consequences Will Depend on What You Receive in the Merger

        The tax consequences of the merger to you will depend upon the form of merger consideration you receive and not what you elect. Please read the section entitled "The Merger—Certain Federal Income Tax Consequences—Consequences to Bank of Madera County Shareholders" for additional information.

  Memorandum of Understanding

        On June 7, 2004, the Federal Deposit Insurance Corporation conducted a compliance examination at Bank of Madera County. Bank of Madera County has entered into a Memorandum of Understanding, or MOU, with the FDIC relating to the correction of certain deficiencies that the FDIC identified in that compliance examination. Neither Bank of Madera County nor Central Valley Community Bancorp believes that the MOU will have a material impact on the financial condition of Bank of Madera County, nor do they believe that the MOU will cause material problems with regulatory authorities whose approval is needed for the merger to occur. However, the terms of the merger agreement permit Central Valley Community Bancorp to terminate the merger agreement if the MOU remains in place at the time of closing. See "The Merger Agreement—Conditions to Completion of the Merger" on page 45.

Risks Regarding the Businesses of Central Valley Community Bancorp and Central Valley Community Bank following the Merger

  If Central Valley Community Bank is Unable to Integrate Acquisitions Successfully, its Future Business and Earnings May be Negatively Affected

        This is the first acquisition to be undertaken by Central Valley Community Bancorp or Central Valley Community Bank. Central Valley Community Bank may be unable to integrate effectively the different operations without encountering difficulties, such as the loss of key employees and customers, the disruption of ongoing businesses, or possible inconsistencies in standards, controls, procedures and policies. Moreover, the projected efficiencies which the parties expect from the merger or from any future acquisitions may not result in significant cost savings or revenue enhancements. If Central Valley Community Bank experiences difficulties with the integration, it may not achieve the economic benefits expected to result from the merger, and this would likely hurt business and earnings.

  The Banking Business is Subject to Interest Rate Risk, and Variations in Interest Rates May Negatively Affect Financial Performance

        Changes in the interest rate environment may reduce net interest income for the combined entity. It is expected that Central Valley Community Bank will continue to realize income from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. Interest rate risk cannot be eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect Central Valley Community Bancorp's and central Valley Community Bank's net interest spread, asset quality, loan origination volume and overall profitability.

  Declines in Real Estate Values Could Materially Impair Profitability and Financial Condition

        As of June 30, 2004, approximately 62.30% and 54.46% respectively, of Central Valley Community Bank's and Bank of Madera County's loans are secured by real estate collateral. A substantial portion of the real estate securing these loans is located in Central California. Real estate values are generally affected by factors such as:

  •
  the socio-economic conditions of the area where real estate collateral is located;

  •
  fluctuations in interest rates;

  •
  property and income tax laws;

  •
  local zoning ordinances governing the manner in which real estate may be used; and

  •
  federal, state and local environmental regulations.

        Management and the Boards of Directors of Central Valley Community Bank and Bank of Madera County monitor the concentrations of loans secured by real estate, which are within pre-approved limits. However, declines in real estate values could significantly reduce the value of the real estate collateral securing Central Valley Community Bank's and Bank of Madera County's loans, increasing the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not enough to provide adequate security for the underlying loans, Central Valley Community Bank and Bank of Madera County will need to make additional loan loss provisions which, in turn, will reduce their profits. Also, if a borrower defaults on a real estate secured loan, Central Valley Community Bank and Bank of Madera County may be forced to foreclose on the property and carry it as a nonearning asset which, in turn, may reduce net interest income.

  Central Valley Community Bank's and Bank of Madera County's Asset Growth May Not Continue at the Same Rates as Previously Experienced

        Central Valley Community Bank and Bank of Madera County have experienced high rates of growth. From the end of 2000 to June 30, 2004, Central Valley Community Bancorp's total assets (which consist almost exclusively of assets of Central Valley Community Bank) increased from $202,167,000 to $350,865,000. Bank of Madera County's assets increased from $24,248,000 at the end of 2000 to $61,852,000 at June 30, 2004. This growth was internally generated in each case, rather than being generated from acquisitions. Sustained asset growth for Central Valley Community Bank following the merger depends on its ability to successfully implement its marketing strategies, as well as Central Valley Community Bancorp's ability to make future acquisitions consistent with its strategic plans. Central Valley Community Bancorp's continued success in achieving these goals cannot be guaranteed and, therefore, there can be no assurances that Central Valley Community Bancorp will experience the same rates of growth previously experienced by either Central Valley Community Bancorp or Bank of Madera County.

  Community Banks Face Strong Competition from Financial Service Companies and Other Companies that Offer Alternatives to Banking Services, which Can Hurt Central Valley Community Bancorp's and Central Valley Community Bank's Business

        Both Central Valley Community Bancorp and Bank of Madera County conduct their banking operations principally in the non-metropolitan areas of central California. Increased competition in this market may result in reduced loans and deposits. The combined company may not be able to compete successfully against current and future competitors.

        Many competitors offer the banking services that Central Valley Community Bancorp, Central Valley Community Bank and Bank of Madera County offer in their service areas. These competitors include national and super-regional banks, finance companies, investment banking and brokerage firms, credit unions, government-assisted farm credit programs, mutual funds, other community banks and technology-oriented financial institutions offering online services. In particular, competitors of both companies include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances, such as Internet-based banking services that cross traditional geographic bounds, enable more companies to provide financial services. If Central Valley Community Bancorp and Central Valley Community Bank are unable to attract and retain banking customers, they may be unable to continue loan growth, level of deposits and results of operations and financial condition may otherwise be adversely affected.

  Changes in Economic Conditions, in Particular, an Economic Slowdown in the Central Valley of California, Could Hurt the Banking Business Materially

        Central Valley Community Bancorp's, Central Valley Community Bank's and Bank of Madera County's businesses are directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond their control. A deterioration in economic conditions, in particular an economic slowdown in the central valley of California, could result in the following consequences, any of which could hurt business materially:

  •
  loan delinquencies may increase;

  •
  problem assets and foreclosures may increase;

  •
  demand for banking products and services may decline;

  •
  low cost or noninterest-bearing deposits may decrease; and

  •
  collateral for loans made, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with existing loans.

A Warning about Forward Looking Statements

        Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County make forward-looking statements in this proxy statement-prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results after the merger. These forward-looking statements are based on the beliefs and assumptions of the management of each of Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County, as well as on information currently available to them. While Bank of Madera County, Central Valley Community Bank, and Central Valley Community Bancorp believe that the expectations reflected in these forward-looking statements are reasonable, and have based these expectations on their beliefs as well as assumptions they have made, those expectations may ultimately prove to be incorrect.

        When words such as "anticipates," "believes," "estimates," "seeks," "expects," "plans," "intends," "forecasts," predicts," "assumes" or similar expressions are used, forward-looking statements are being made.

        Many possible events or factors could affect Central Valley Community Bancorp's future results and performance after the merger. The events or factors that could cause results or performance to materially differ from those expressed in the forward-looking statements include:

  •
  lower than expected consolidated revenues for Central Valley Community Bancorp;

  •
  higher than expected merger related costs;

  •
  losses of deposit and loan customers resulting from the merger;

  •
  greater than expected operating costs and/or loan losses;

  •
  significant increases in competition;

  •
  unexpected difficulties or delays in obtaining regulatory approvals for the merger;

  •
  the inability to achieve expected cost savings from the merger, or the inability to achieve those savings as soon as expected;

  •
  adverse changes in interest rates and economic or business conditions;

  •
  adverse legislative or regulatory changes affecting Central Valley Community Bancorp's and Bank of Madera County's businesses;

  •
  unexpected costs and difficulties in adapting to technological changes and integrating systems;

  •
  adverse changes in the securities markets; and

  •
  the effects of terrorist attacks in the U.S. or abroad or other events affecting world peace or international commerce.

        Due to the uncertainties surrounding these events or factors, you should not unduly rely on the forward-looking statements made in this proxy statement-prospectus. Actual results may materially differ from those currently expected or anticipated.

        Forward-looking statements are not guarantees of performance. Instead, they involve risks, uncertainties and assumptions. Many of the factors described under the section of this proxy statement-prospectus entitled "Risk Factors" will determine the results and stock prices for Central Valley Community Bancorp, and are beyond Central Valley Community Bancorp's or Bank of Madera County's ability to control or predict. As a result, Central Valley Community Bancorp, Central Valley Community Bank and Bank of Madera County claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 for the forward-looking statements contained and incorporated by reference in this proxy statement-prospectus.

Markets; Market Prices and Dividends

        Central Valley Community Bancorp common stock currently is traded on the NASDAQ SmallCap Market under the symbol "CVCY". Market makers for Bank of Madera County common stock sometimes trade such shares under the symbol "BMDR.PK", but such trades are of such low volume and are made on such an infrequent basis that they may not be a reliable indicator of the market value of Bank of Madera County stock.

        As of June 30, 2004, there were 2,625,877 shares of Central Valley Community Bancorp common stock outstanding, which were held by approximately 600 holders of record. As of the record date for the special meeting of shareholders, there were 472,902 shares of Bank of Madera County common stock outstanding, which were held by approximately 175 holders of record.

        The following chart summarizes the approximate high and low bid prices and dividends declared per share for Central Valley Community Bancorp common stock. Central Valley Community Bancorp traded on the OTC Bulletin Board until March 5, 2004, when Central Valley Community Bancorp began trading on the NASDAQ SmallCap Market. The information in the following table is based upon information provided by The Seidler Company for trades on the OTC Bulletin Board for prices on the over-the-counter market and by the National Association of Securities Dealers for prices on the NASDAQ SmallCap Market. This information has been retroactively adjusted to reflect previous stock dividends including the two-for-one stock split on January 20, 2003, to shareholders of record on January 6, 2003. Bid quotations reflect inter-dealer prices, without adjustments for mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

	Central Valley Community Bancorp
	High Bid		Low Bid		Dividends
2002
First Quarter		$11.50		$10.25	$0.05
Second Quarter		$11.75		$11.40
Third Quarter		$11.88		$11.43
Fourth Quarter		$14.95		$11.75
2003
First Quarter		$14.75		$13.50	$0.10
Second Quarter		$17.00		$14.55
Third Quarter		$18.60		$16.80
Fourth Quarter		$21.50		$18.10
2004
First Quarter		$27.00		$20.50
Second Quarter		$25.00		$23.00	$0.10
Third Quarter	$		$

        The following chart summarizes the extremely limited trading information relating to bid and ask quotations for Bank of Madera County's common stock in pink sheet quotations. The information in the following table is based upon information provided by The Seidler Company. No other quotations were made for Bank of Madera County stock in periods other than those presented below. The information provided indicates that there are fewer than five trades per quarter for Bank of Madera

County common stock, and that the number of shares traded exceeded 1,000 shares in only one trade. This information may not be a reliable indicator of the market value of Bank of Madera County stock

	Bank of Madera County
	High Bid		Low Bid		Dividends
2003
Third Quarter		$12.00		$12.00
Fourth Quarter		$12.00		$12.00
2004
First Quarter		$12.75		$12.75
Second Quarter		$13.00		$13.00
Third Quarter	$		$

        On July 16, 2004, the day preceding the public announcement of the proposed merger, the market value of Central Valley Community Bancorp common stock was $23.70. There is no meaningful trading market for Bank of Madera County common stock.

        You should obtain current market quotations for Central Valley Community Bancorp common stock. The market price of Central Valley Community Bancorp common stock will probably fluctuate between the date of this proxy statement-prospectus, the date on which the merger is completed and after the merger is completed.

Selected Financial Data

        Central Valley Community Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. The following charts show financial results actually achieved by Central Valley Community Bancorp. Central Valley Community Bancorp derived its annual historical financial data for 2003, 2002 and 2001 from the audited consolidated financial statements incorporated by reference in this proxy statement-prospectus. In the opinion of Central Valley Community Bancorp's management, all adjustments, consisting solely of recurring adjustments, necessary to fairly present the data at those dates and for those periods have been made.

Historical Financial
Data for Central Valley Community Bancorp

	Six Months Ended June 30, (Unaudited)		Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999
	(Dollars in thousands, except per share amounts)
SUMMARY OF EARNINGS:
Net interest income	$6,830	$6,389	$12,680	$11,808	$10,439	$9,313	$8,009
Provision for credit losses	$—	$—	$—	$—	$623	$50	$1,270
Non-interest income	$2,243	$2,085	$4,546	$4,212	$4,692	$3,528	$2,997
Non-interest expense	$6,356	$6,260	$12,355	$11,988	$10,855	$10,114	$8,811
Net income	$1,686	$1,603	$3,372	$2,784	$2,378	$1,773	$717
FINANCIAL POSITION:
Total assets	$350,865	$311,914	$327,930	$283,006	$219,067	$202,167	$167,003
Total net loans	$195,376	$171,628	$183,849	$156,293	$130,797	$93,973	$79,017
Total deposits	$313,753	$275,016	$290,565	$246,337	$192,132	$180,952	$149,147
Total shareholders' equity	$27,025	$25,635	$26,720	$24,099	$20,828	$18,670	$15,816
PER SHARE DATA:
Net income—basic	$0.64	$0.62	$1.30	$1.08	$0.92	$0.67	$0.28
Net income—diluted	$0.58	$0.57	$1.19	$1.02	$0.89	$0.66	$0.27
Book value per share	$10.29	$9.93	$10.28	$9.37	$8.10	$7.16	$6.07
SELECTED FINANCIAL RATIOS:
Return on average assets	1.01%	1.10%	1.10%	1.12%	1.15%	0.98%	0.43%
Return on average shareholders' equity	12.33%	12.80%	13.23%	12.32%	11.78%	10.48%	4.63%

The Bank of Madera County Meeting

General

        Bank of Madera County will hold special shareholders' meeting on            (day of week),             , 2004, at     p.m., local time, at 40266 Junction Drive, Oakhurst, California 93644. At the special shareholders' meeting you will be asked to consider and vote on the approval of the merger agreement, and any other matters that may properly come before the meeting.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of Bank of Madera County common stock at the close of business on            , 2004, the record date for Bank of Madera County's special shareholders' meeting, are entitled to receive notice of and to vote at the special shareholders' meeting. On the record date, Bank of Madera County had 472,902 shares of its common stock issued, outstanding and eligible to vote at the special shareholders' meeting. A majority of the shares of Bank of Madera County common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special shareholders' meeting in order for a quorum to be present for purposes of transacting business. In the event that a quorum is not present, it is expected that the special shareholders' meeting will be adjourned or postponed to solicit additional proxies.

Number of Votes

        Each holder of Bank of Madera County common stock will be entitled to one vote, in person or by proxy, for each share of Bank of Madera County common stock held on the record date.

Votes Required; Approval Assured

        Approval of the merger agreement and the merger requires the affirmative vote of a majority of Bank of Madera County common stock outstanding on the record date.

        The directors and executive officers of Bank of Madera County are parties to shareholder agreements under which they have agreed to vote their shares in favor of the merger. As of the record date, Bank of Madera County's directors and executive officers owned 241,350 shares, representing approximately 51.04%, of Bank of Madera County's issued and outstanding shares of common stock entitled to vote, so approval of the merger is assured.

Voting of Proxies

  Submitting Proxies

        Bank of Madera County shareholders may vote their shares in person by attending the special shareholders' meeting or they may vote their shares by proxy. In order to vote by proxy, Bank of Madera County shareholders must complete the enclosed proxy card, sign and date it and mail it in the enclosed postage pre-paid envelope.

        If a written proxy card is signed by a shareholder and returned without instructions, the shares represented by the proxy will be voted "FOR" approval of the merger. Bank of Madera County shareholders whose shares are held in "street name" (i.e., in the name of a broker, bank or other record holder) must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Bank of Madera County special shareholders' meeting. It is important that you follow the directions provided by your broker or other record holder. Your failure to do so will have the same effect as voting against the proposal to approve the merger agreement and the merger.

  Revoking Proxies

        Bank of Madera County shareholders of record may revoke their proxies at any time before the time their proxies are voted at the Bank of Madera County special shareholders' meeting. Proxies may be revoked by written notice, including by telegram or telecopy, to the Corporate Secretary of Bank of Madera County, by a later-dated proxy signed and returned by mail or by attending the special shareholders' meeting and voting in person. Attendance at the special shareholders' meeting will not, in and of itself, constitute a revocation of a proxy. Instead, Bank of Madera County shareholders who wish to revoke their proxies must inform Bank of Madera County's Corporate Secretary at the special shareholders' meeting, prior to the vote, that he or she wants to revoke his or her proxy and vote in person. Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at Bank of Madera County's special shareholders' meeting as follows:

    Bank of Madera County
    40266 Junction Drive
    Oakhurst, California 93644
    Attention: John Lockey
    Corporate Secretary

  Abstentions and Broker Nonvotes

        The presence, in person or by properly executed proxy, of the holders of a majority of Bank of Madera County's outstanding shares entitled to vote is necessary to constitute a quorum at the special shareholders' meeting. Abstentions and broker nonvotes will be counted in determining whether a quorum is present. Under the applicable rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers who are the beneficial owners of Bank of Madera County common stock are prohibited from giving a proxy to vote those shares in the absence of specific instructions from beneficial owners. We refer to the shares for which brokers fail to receive voting instructions as "broker nonvotes." Abstentions and broker nonvotes will not be counted as a vote "FOR" or "AGAINST" the merger agreement and merger at the Bank of Madera County special shareholders' meeting. However, abstentions and broker nonvotes will have the same effect as a vote "AGAINST" the merger agreement and merger.

  Other Matters

        In addition to voting for approval of the merger, any other matters that are properly presented at the special shareholders' meeting will be acted upon. Bank of Madera County's management does not presently know of any other matters to be presented at the Bank of Madera County special shareholders' meeting other than those set forth in this proxy statement-prospectus. If other matters come before the special shareholders' meeting, the persons named in the accompanying proxy intend to vote according to the recommendations of Bank of Madera County's Board of Directors.

  Solicitation of Proxies

        Bank of Madera County's Board of Directors is soliciting the proxies for the Bank of Madera County special shareholders' meeting. Bank of Madera County will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Bank of Madera County's directors, officers and employees may also solicit proxies from shareholders by telephone, email, facsimile, and telegram or in person. If Bank of Madera County's management deems it advisable, the services of individuals or companies that are not regularly employed by Bank of Madera County may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Bank of Madera County will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

The Merger

        This section of the proxy statement-prospectus describes certain aspects of the proposed merger. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire proxy statement-prospectus, including the appendices. A copy of the merger agreement is attached as Appendix A to this proxy statement-prospectus. The following discussion, and the discussion under the subsection entitled "The Merger Agreement," describes important aspects of the merger and the material terms of the merger agreement. These descriptions are qualified by reference to Appendix A.

Background and Reasons for the Merger; Recommendation of the Board of Directors

        Bank of Madera County has conducted general banking operations to serve individuals and small-to medium-sized businesses since October 19, 1999. In serving individuals and small businesses, Bank of Madera County has historically focused on a community-based approach to banking. Due to the necessity of maintaining capital levels to fund growth, Bank of Madera County Bank did not pay a cash dividend to shareholders from inception through June 30, 2004. Since its inception in 1999, Bank of Madera County has grown within Madera County, specifically in the Oakhurst and Madera marketplaces. In the year prior to the time that it entered into the merger agreement with Central Valley Community Bancorp, Bank of Madera County's Board of Directors ("Board") and management were contacted by two financial institutions and one investor who had expressed interest in an acquisition or merger. Most of these overtures were for cash and would have involved Bank of Madera County being combined with another bank with Bank of Madera County's offices becoming branch offices, but no specific offers were received.

        In any discussions concerning the strategic direction of Bank of Madera County, the Board was unanimous in its position that local management and local identity of a community bank in Madera County was critical for shareholders, employees and customers. If the operations of Bank of Madera County were not maintained in a banking entity with local management and directors, the Board believed that several key employees would leave and customer service would be negatively impacted. Bank of Madera County's Board and management also had been in discussion of the need to increase capital due to increased loan growth and the need to increase capital expenditures to bring Bank of Madera County to the same level of products and services being offered by its peers.

        The managements of each of Bank of Madera County and Central Valley Community Bancorp had become acquainted at industry meetings over recent years. The President and Chief Executive Officer of Central Valley Community Bancorp and the President and Chief Executive Officer of Bank of Madera County would occasionally encounter each other at banking conferences and social functions and compare their respective bank performances, and discuss economic and other factors affecting financial institutions in general and their respective institutions in particular. Both managements appreciated the community bank concepts of investing in the community and respecting its employees.

        On May 7, 2004, the President of Central Valley Community Bancorp indicated that Central Valley Community Bancorp would like to make an offer to acquire Bank of Madera County, and entered into discussions with the President of Bank of Madera County regarding prospective terms. Following those initial discussions, Central Valley Community Bancorp undertook an analysis of the potential impact on Central Valley Community Bancorp of the acquisition of Bank of Madera County using a variety of prices and forms of consideration. Out of those evaluations, Central Valley Community Bancorp made a written offer to Bank of Madera County on May 28, 2004.

        In connection with the May 28, 2004, offer, Central Valley Community Bancorp asked for certain financial and corporate information from Bank of Madera County. At a June 2, 2004, meeting of Bank of Madera County's Board of Directors, the members of the Board of Directors discussed in detail the proposed merger terms. Bank of Madera County requested a confidentiality agreement from Central

Valley Community Bancorp in furtherance of the merger discussions. On June 4, 2004, Central Valley Community Bancorp signed such an agreement.

        On June 7, 2004, the FDIC conducted a compliance examination at Bank of Madera County and Bank of Madera County was informed that it should expect a Memorandum of Understanding, or MOU, from the FDIC relating to the correction the FDIC would expect of certain deficiencies that the FDIC identified in its compliance examination. Bank of Madera County notified Central Valley Community Bancorp of the existence of the examination and the pending MOU, and Central Valley Community Bancorp determined to continue in the merger discussions. Central Valley Community Bancorp President also confirmed with regulatory authorities that the potential diminution of capital that might result from a merger with Bank of Madera County was unlikely to give rise to a regulatory problem.

        On June 14, 2004, Bank of Madera County engaged the services of Bingham McCutchen LLP to represent them in the merger negotiations.

        The President and Chief Executive Officer of Central Valley Community Bancorp met with Bank of Madera County's Board of Directors on June 24, 2004, to discuss the terms of the merger and plans for Bank of Madera County's officers and staff following the proposed merger. Central Valley Community Bancorp submitted a term sheet that amended the May 28, 2004 offer to provide for a fixed number of Central Valley Community Bancorp shares to be issued in connection with the merger of Bank of Madera County into Central Valley Community Bancorp's sole subsidiary, Central Valley Community Bank. The amended terms formed the basis for what ultimately became the merger agreement.

        On June 24, 2004, Bank of Madera County and Central Valley Community Bancorp executed a second confidentiality agreement that related to the due diligence process, and Central Valley Community Bancorp proceeded to conduct due diligence concerning Bank of Madera County. Central Valley Community Bancorp began its due diligence of Bank of Madera County on June 26, 2004, and completed the due diligence on July 16, 2004. On June 30, 2004, a definitive agreement was submitted to Bank of Madera County.

        On June 30, 2004, Bank of Madera County engaged Carpenter & Company as its financial advisor. On July 12, 2004, Central Valley Community Bancorp engaged James H. Avery Company as its financial advisor. On July 19, 2004, James H. Avery Company presented its opinion to the Board of Central Valley Community Bancorp as to the fairness of the transaction to Central Valley Community Bancorp and its shareholders.

        On July 19, 2004, the Bank of Madera County Board met to review the definitive agreement and supporting documents with Carpenter & Company. The Bank of Madera County Board reviewed the definitive agreement and related documents, its strategic alternatives, the competitive banking environment in California, and the prospects for Bank of Madera County if it remained independent. At this meeting, Mr. John Flemming from Carpenter & Company discussed with Bank of Madera County's Board Carpenter & Company's analysis of the merger and delivered to the Bank of Madera County Board Carpenter & Company's opinion that the consideration to be received in the merger was fair to the Bank of Madera County shareholders from a financial point of view. Thereafter, the Bank of Madera County Board unanimously approved, and authorized the execution of the merger agreement. Carpenter & Company delivered a written version of its opinion to Bank of Madera County on July 19, 2004.

Recommendation of Bank of Madera County Board of Directors

        The Bank of Madera County Board believes that the terms of the merger are fair, and are in the best interests of Bank of Madera County and its shareholders and recommends that the shareholders of Bank of Madera County vote "FOR" approval of the merger agreement.

        In reaching its conclusion, the Bank of Madera County Board considered information provided at meetings on June 2, 2004, June 17, 2004, June 24, 2004, and July 19, 2004, including, among other things:

  •
  information concerning the financial performance and condition, business operations, capital levels, asset quality, loan portfolio breakdown, and prospects of Bank of Madera County;

  •
  the structure of the transaction, including the fact that the Bank of Madera County shareholders would receive approximately 9.04% of the common stock of Central Valley Community Bancorp plus cash;

  •
  the terms of the merger agreement and other documents to be executed in connection with the merger, including the premium over book value and the substantial multiple of earnings of Bank of Madera County;

  •
  the presentation of Carpenter & Company and the opinion of Carpenter & Company that the merger is fair to the shareholders of Bank of Madera County from a financial point of view;

  •
  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

  •
  the Bank of Madera County Board's review with its legal and financial advisors of alternatives to the merger, the range of possible values to Bank of Madera County shareholders obtainable through implementation of alternatives and the timing and likelihood of the same;

  •
  the current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing community banks;

  •
  the pro forma financial statements of the combined companies and the capitalization of the combined companies;

  •
  the geographic distribution of Central Valley Community Bank banking offices and strategic plan;

  •
  the continuation of Bank of Madera County as branch offices of Central Valley Community Bank with local management;

  •
  the advantages of being part of a larger entity, including the potential for operating efficiencies, the effect of a higher lending limit on Central Valley Community Bank's customers and prospective customers, and the generally higher trading multiples of larger financial institutions;

  •
  the business strategies, the strength and depth of management of the combined entity and the extent of their interest in continuing to support the needs of Madera County and those significant business relationships in Madera County;

  •
  the ability of a larger institution to compete in the banking environment and to leverage overhead costs;

  •
  the anticipated positive effect of the merger on existing shareholders, employees, officers and customers of Bank of Madera County;

  •
  information concerning the ability of Bank of Madera County, Central Valley Community Bank and Central Valley Community Bancorp to achieve operating efficiencies;

  •
  the anticipated impact on the communities served by Bank of Madera County, Central Valley Community Bank and Central Valley Community Bancorp in the merger, and the increased ability to serve the communities through the larger branch network;

  •
  the consolidation currently underway in the banking industry and increased competition from larger independent banks in California;

  •
  the value of the consideration offered by Central Valley Community Bancorp compared to the value of the consideration offered in other acquisitions of financial institutions in California in 1998 to 2004 and the prospects for enhanced value of the combined entity in the future;

  •
  the Central Valley Community Bancorp common stock to be issued in the merger to the Bank of Madera County shareholders will be listed on the NASDAQ SmallCap Market and the liquidity of the Central Valley Community Bancorp common stock; and

  •
  the prospect for Bank of Madera County on a stand alone basis and on the basis of alternative stand alone strategies, such as dividends, share repurchases, restructurings and growth through acquisitions.

        In addition to the advantages, discussed in the previous paragraph, of a merger with a larger financial institution, the Board of Directors and management of Bank of Madera County also discussed the various risks of combining with Central Valley Community Bancorp, including:

  •
  the disadvantages of being part of a larger entity, including the potential for decreased customer service; and

  •
  the integration of the backroom operation of Bank of Madera County into Central Valley Community Bancorp and Central Valley Community Bank will divert the combined entities' management from other activities.

        However, after weighing the advantages and disadvantages of a merger with Central Valley Community Bancorp and Central Valley Community Bank, the Bank of Madera County Board of Directors determined that the advantages clearly outweighed the disadvantages. For example:

  •
  the prospects of being part of a bank holding company with local management and directors;

  •
  the substantially larger lending limits of the combined entity will better serve customers and prospective customers of Bank of Madera County;

  •
  the prospects of the combined entity are greater than the prospects of Bank of Madera County on a stand alone basis;

  •
  the liquidity of the Central Valley Community Bancorp stock to be received by the Bank of Madera County shareholders is expected to be greater than the current liquidity of Bank of Madera County stock; and

  •
  the premium over book value and the substantial multiple over earnings being paid by Central Valley Community Bancorp in the merger.

        The foregoing discussion of the information and factors considered by the Bank of Madera County Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Bank of Madera County Board of Directors. In reaching its determination to approve and recommend the principal terms of the merger agreement, the Bank of Madera County Board of Directors did not assign relative or specific weights to the foregoing factors and individual directors may have weighed such factors differently.

        For reasons set forth above, the Bank of Madera County Board of Directors has unanimously approved the merger agreement as in the best interest of Bank of Madera County and its shareholders and unanimously recommends that the Bank of Madera County shareholders approve the principal terms of the merger agreement.

Structure of the Merger

        The merger agreement provides that Bank of Madera County will merge with and into Central Valley Community Bank. After the merger, the offices operated by Bank of Madera County will become banking offices of Central Valley Community Bank. Each share of Bank of Madera County common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive shares of Central Valley Community Bancorp common stock or cash. Each share of Central Valley Community Bancorp common stock outstanding will remain outstanding after the merger. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders" and "—Dissenters' Rights of Bank of Madera County's Shareholders" for additional information.

Calculation of Consideration to be Paid to Bank of Madera County Shareholders

        Each share of Bank of Madera County common stock will be entitled to receive a pro rata amount of the aggregate merger consideration described below.

        Under the terms of the merger agreement, and subject to adjustment as discussed below, Central Valley Community Bancorp shall pay merger consideration to shareholders of Bank of Madera County which includes an aggregate of 261,053 shares of Central Valley Community Bancorp common stock and cash in the amount of up to $6,200,000. Under the merger agreement, the value of the 261,053 shares is deemed to equal $6,200,000, so that the aggregate of cash and stock is deemed to equal $12,400,000. Those shareholders choosing all stock will be tabulated first, with adjustments on a pro-rata basis; if the requests for stock exceed the 261,053 shares, cash will be pro-rated to make up the difference.

        You have the right to choose to receive newly issued shares of Central Valley Community Bancorp common stock or cash in exchange for your Bank of Madera County common shares. Whether you receive all cash or all stock will depend, in part, on the election of other Bank of Madera County shareholders, because the merger consideration will be distributed according to the priorities set out below. As a result, you may not receive solely the type of consideration you have elected. The merger consideration will be distributed according to the following calculation:

  •
  shareholders who perfect dissenters' rights will be paid cash from the cash consideration before any cash is distributed to any other shareholder;

  •
  then, all Bank of Madera County shareholders who elect stock consideration will receive stock;

  •
  if requests for stock exceed the 261,053 shares available, the shares will be distributed to stock electors pro rata and stock electors will be paid the remainder of their merger consideration from the available cash consideration;

  •
  if requests for stock do not exceed the 261,053 shares available, stock electors will receive 100% of the stock consideration they requested and the remaining shares will be distributed pro rata among shareholders who have not made an election (or whose elections were made incorrectly), and such shareholders will be paid the remainder of their merger consideration from the available cash consideration;

  •
  thereafter, if there are any shares of Central Valley Community Bancorp shares still remaining, they will be distributed to shareholders who have elected to receive cash, and such shareholders will be paid the remainder of their merger consideration from the available cash consideration; and

  •
  thereafter, any shareholder who has elected to receive cash will receive cash from the available cash consideration.

        The merger consideration may be reduced if the adjusted shareholders' equity of Bank of Madera County is less than $4,600,000 at the time of the closing. If the adjusted shareholders' equity at closing is less than $4,600,000, the percentage by which the adjusted shareholders' equity falls short of the $4,600,000 target shall be multiplied by $12,400,000, and the resulting number will be subtracted from the merger consideration.

        Only the cash component of the merger consideration is subject to reduction. As a result, a reduction to the merger consideration would affect not only the amount of consideration a Bank of Madera County shareholder receives, but could also affect how the merger consideration is allocated between cash and Central Valley Community Bancorp stock.

        The merger agreement provides that the adjusted shareholders' equity shall be determined, for the purpose of calculating a reduction of merger consideration, by adding to the financial statement shareholders' equity amount the sum of the tax affected amounts of, without duplication, (i) up to $400,000 of expenses related to termination of Bank of Madera County's pre-merger data processing agreements; (ii) professional costs in the merger of up to $225,000 on a pre-tax basis, (iii) severance payments of up to $340,000 on a pre-tax basis, and (iv) the payments associated with terminating the outstanding stock options.

        See sections 2.6.1 and 7.2.10 of the merger agreement attached hereto as Appendix A.

  Fractional Shares

        It is very likely that most of Bank of Madera County's shareholders will be entitled to receive a fractional interest of a share of Central Valley Community Bancorp common stock in addition to a whole number of shares of Central Valley Community Bancorp common stock. The merger agreement provides that, in lieu of receiving a fractional share, Bank of Madera County's shareholders entitled to a fractional share will receive cash equal to the value of the fractional interest, calculated by reference to the merger agreement price.

Certain Federal Income Tax Consequences

        The following discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger. Bank of Madera County and Central Valley Community Bancorp will not bear any expenses incurred by any shareholder arising from disputes with the Internal Revenue Service, or the IRS, or any state or foreign tax agency over the tax consequences of the merger.

        The following are the expected material United States federal income tax considerations of the merger generally applicable to Bank of Madera County shareholders. The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement-prospectus as the Code, the regulations promulgated under the Code, existing interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules relating to:

  •
  stockholders who are not United States persons;

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  financial institutions;

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  tax exempt organizations;

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  insurance companies;

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  dealers in securities;

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  traders in securities that elect to use a mark-to-market method of accounting;

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  stockholders who acquired their shares of Bank of Madera County pursuant to the exercise of employee stock options or otherwise acquired shares as compensation; and

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  stockholders who hold their shares of Bank of Madera County as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction.

        This discussion assumes you hold your shares of Bank of Madera County stock as capital assets within the meaning of Section 1221 of the Code.

        Neither Bank of Madera County nor Central Valley Community Bancorp has requested a ruling from the IRS in connection with the merger. It is a condition to the consummation of the merger that Bank of Madera County and Central Valley Community Bancorp each receive an opinion from counsel for Bank of Madera County that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code for federal income tax purposes. Such tax opinions neither bind the IRS nor preclude the IRS from adopting a contrary position, and it is possible that the IRS may successfully assert a contrary position in litigation or other proceedings. Such tax opinions are based on the then-existing law, are subject to certain assumptions and qualifications and are based in part on the truth and accuracy of certain representations of Bank of Madera County, Central Valley Community Bancorp and Central Valley Community Bank.

        Central Valley Community Bancorp and Bank of Madera County expect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. The following discussion assumes that the merger will be treated accordingly.

        Bank of Madera County Stockholders Who Receive Only Central Valley Community Bancorp Common Stock.     If you are a holder of Bank of Madera County common stock, except as discussed below with respect to cash received in lieu of fractional shares, you will not recognize gain or loss for United States federal income tax purposes if you exchange your Bank of Madera County common stock solely for Central Valley Community Bancorp common stock pursuant to the merger.

        Bank of Madera County Stockholders Who Receive Only Cash.    If you are a holder of Bank of Madera County common stock who exchanges all of your shares of common stock for cash or who exercises appraisal rights in connection with the merger, you will generally recognize capital gain to the extent the amount of cash received in the merger exceeds your tax basis in Bank of Madera County common stock, or loss to the extent your tax basis in Bank of Madera County common stock exceeds the amount of cash received in the exchange. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Bank of Madera County common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 15%.

        Bank of Madera County Stockholders Who Receive Both Central Valley Community Bancorp Common Stock and Cash.    If you are a holder of Bank of Madera County common stock and you receive both Central Valley Community Bancorp common stock and cash in exchange for your Bank of Madera County common stock, you will recognize any gain, but not loss, in an amount equal to the lesser of:

  (i)
  the excess, if any, of:

          (1)   the sum of the fair market value at the effective time of the merger of the Central Valley Community Bancorp common stock and cash received; over

          (2)   your tax basis in the shares of Bank of Madera County common stock exchanged in the merger; and

  (ii)
  the amount of cash that you receive in exchange for your Bank of Madera County common stock.

        Any gain will be treated as capital gain. For non-corporate U.S. shareholders, long-term capital gain is generally subject to a maximum tax rate of 15%. If the receipt of cash has the effect of a distribution of a dividend, the gain will be taxable at the rate of 15% to non-corporate U.S. shareholders, under recent changes to the Code. Any capital gain will be long-term capital gain if, as of the date of the merger, your holding period in your Bank of Madera County common stock is greater than one year. You should consult your own tax advisor about the possibility that all or a portion of any cash received in exchange for Bank of Madera County common stock will be treated as a dividend.

        Tax Basis and Holding Period.    The aggregate tax basis of the Central Valley Community Bancorp common stock you receive as a result of the merger will be the same as your aggregate tax basis in Bank of Madera County common stock you surrender in exchange for the Central Valley Community Bancorp common stock. The tax basis will be decreased by the amount of cash received in the merger and increased by the amount of dividend or gain recognized in the merger. The holding period of the Central Valley Community Bancorp common stock you receive as a result of the exchange will include the holding period of Bank of Madera County common stock you exchange in the merger.

        Cash Received in Lieu of Fractional Shares.    If you receive cash in the merger instead of a fractional share interest in Central Valley Community Bancorp common stock, you will be treated as having received the cash in redemption of the fractional share interest. You will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Otherwise, the cash payment may be taxable to you as a dividend. Any capital gain or loss will be long-term capital gain or loss if you have held your shares of Bank of Madera County common stock for more than one year at the time the merger is completed. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum rate of 15%.

        Backup Withholding and Information Reporting.    If you receive cash in exchange for surrendering your shares of Bank of Madera County common stock, you may be subject to information reporting and backup withholding at a rate currently equal to 28% if you are a non-corporate U.S. person and you (i) fail to provide an accurate taxpayer identification number; (ii) are notified by the United States Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or (iii) in certain circumstances, fail to comply with applicable certification requirements.

Regulatory Approvals

        The merger of Central Valley Community Bank and Bank of Madera County is subject to receipt of certain regulatory approvals and the filing of certain related notices, including the following:

  •
  The merger requires the notification of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, pursuant to 12 C.F.R. Section 225.12(d)(1).

  •
  The bank merger requires the approval of the Federal Deposit Insurance Corporation under the Bank Merger Act pursuant to 12 U.S.C. Section 1828(c).

  •
  The bank merger requires the approval of the California Commissioner of Financial Institutions pursuant to Section 4880 et seq. of the California Financial Code.

        The required applications and notices were mailed on August 20, 2004. The Federal Deposit Insurance Corporation approval is eligible for expedited processing, and therefore it could be received within 45 days following filing of a complete application to obtain the approval, plus, customarily, an additional 15 days to give the Department of Justice the opportunity to complete its review of the merger on antitrust grounds. No assurance can be provided that the regulatory agencies will approve the merger, that the Department of Justice will not challenge the merger, or that any approval by the regulatory agencies will not contain conditions which are materially burdensome to Central Valley Community Bancorp. To the extent that any materially burdensome conditions are imposed on Central Valley Community Bancorp, Central Valley Community Bancorp has the right not to close the merger and to terminate the merger agreement.

        As a result of the findings of a regulatory examination of Bank of Madera County by the Federal Deposit Insurance Corporation, or the FDIC, on June 7, 2004, Bank of Madera County entered into a Memorandum of Understanding, or MOU, with the FDIC. The failure of Bank of Madera County to remain in compliance with the MOU could result in denial of the applications for regulatory approval of the merger or in regulatory approvals with non-standard conditions. The terms of the merger agreement permit Central Valley Community Bancorp to terminate the merger agreement if the MOU remains in place at the time of closing. See "The Merger Agreement—Conditions to Completion of the Merger" see Appendix A.

  Statutory Waiting Period

        Under federal banking laws, a 30-day waiting period must expire following the Federal Deposit Insurance Corporation's approval of the merger. Within that 30-day waiting period the Department of Justice may file objections to the merger under federal antitrust laws. The Federal Deposit Insurance Corporation may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

        The merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period. Central Valley Community Bancorp, Central Valley Community Bank and Bank of Madera County are not aware of any reasons why regulatory approvals will not be received. Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Resale of Central Valley Community Bancorp Common Stock

        The shares of Central Valley Community Bancorp common stock that you receive as a result of the merger will be registered under the Securities Act of 1933 as amended, or the Securities Act. You may freely trade these shares of Central Valley Community Bancorp common stock if you are not considered an "affiliate" of Bank of Madera County, as that term is defined in the federal securities laws. Generally, an "affiliate" of Bank of Madera County is any person or entity directly or indirectly controlling or who is controlled by Bank of Madera County. Bank of Madera County's affiliates generally include directors, certain executive officers and holders of 10% or more of Bank of Madera County's common stock.

        Bank of Madera County's affiliates may not sell their shares of Central Valley Community Bancorp common stock acquired in the merger, unless those shares are registered pursuant to an effective registration statement under the Securities Act, or by complying with Securities Act Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Central Valley Community Bancorp may also place restrictive legends on certificates representing shares of Central Valley Community Bancorp common stock issued to all persons considered "affiliates" of Bank of Madera County.

        Before Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County complete the merger, the merger agreement requires each "affiliate" of Bank of Madera County to execute and deliver to Central Valley Community Bancorp a letter acknowledging that such person or entity will not dispose of any Central Valley Community Bancorp common stock in violation of the Securities Act or Securities Act Rule 145.

Certain Effects of the Merger

        The merger agreement requires Bank of Madera County to merge into Central Valley Community Bank, with Central Valley Community Bank as the surviving entity. After the merger, the offices operated by Bank of Madera County will become banking offices of Central Valley Community Bank.

        Present directors and executive officers of Bank of Madera County will no longer serve as directors and executive officers of Bank of Madera County.

        After the merger, each Bank of Madera County shareholder who has not previously submitted his or her Bank of Madera County stock certificates to be exchanged for the merger consideration will receive instructions from Central Valley Community Bancorp's exchange agent regarding the exchange of Bank of Madera County stock certificates for the merger consideration. Since the deadline for making an election regarding the form of merger consideration already will have expired, such shareholders will be treated as though they had made no election.

Interests of Certain Persons in the Merger

        Bank of Madera County's directors and executive officers have interests in the merger in addition to their interests as Bank of Madera County shareholders. Bank of Madera County's Directors were aware of these interests and considered them, among other matters, in approving the merger agreement.

        As of the record date, the executive officers and directors of Bank of Madera County have 97,900 options to purchase Bank of Madera County common stock under its stock option plan. In connection with the merger agreement, Bank of Madera County agreed to use commercially reasonable efforts to cancel all 117,150 presently outstanding employee stock options to purchase shares of Bank of Madera County stock, including the 97,900 options held by the Bank of Madera County executive officers and directors, and to pay to these optionees the difference between the per share merger consideration to be paid to Bank of Madera County's shareholders and the exercise price of the option. The aggregate estimated payment with respect to cancellation of all outstanding options is $1,889,236, of which $1,581,938 represents payments with respect to the options held by executive officers and directors. Please read the section entitled "Information Regarding Bank of Madera County—Certain Information Regarding Bank of Madera County's Management and Principal Shareholders" for additional information regarding options held by Bank of Madera County's executive officers.

        After the effective time of the merger, none of the directors or executive officers of Bank of Madera County will continue to serve as directors and officers. Central Valley Community Bank has asked Fred H. Brylka, President and CEO of Bank of Madera County to continue employment for the period of two years in the capacity of personal services under an employment agreement with Central Valley Community Bank. The agreement entitles Mr. Brylka to receive $125,000 each year. Additionally, Mr. Brylka will receive two years of salary at $125,000 per year as the result of the termination of his employment agreement with Bank of Madera County. John Lockey, Bank of Madera County's Executive Vice President and Chief Financial Officer, will receive one year of salary at $90,000 as a result of the termination of his employment agreement with Bank of Madera County.

        Bank of Madera County's bylaws provide Bank of Madera County "s directors and officers with contractual rights to indemnification binding upon a successor. Please read the section entitled "Comparison of Shareholder Rights—Indemnification of Directors and Officers" for additional information.

Dissenters' Rights of Bank of Madera County's Shareholders

        Dissenters' rights will be available to the Bank of Madera County shareholders in accordance with Chapter 13 of the California Corporations Code. The required procedure set forth in Chapter 13 of the California Corporations Code must be followed exactly or any dissenters' rights may be lost.

        The information set forth below is a general summary of dissenters' rights as they apply to Bank of Madera County shareholders and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code which is attached to this proxy statement-prospectus as Appendix B.

  Fair Market Value of Shares

        If the merger is approved, Bank of Madera County shareholders who dissent from the merger by complying with the procedures set forth in Chapter 13 of the California Corporations Code will be entitled to receive an amount equal to the fair market value of their shares as of July 16, 2004, the last business day before the public announcement of the merger. Bank of Madera County believes that the fair market value for dissenters' rights purposes is $26.22 per share.

  Voting Procedure

        In order to be entitled to exercise dissenters' rights, the shares of Bank of Madera County common stock which are outstanding on the record date and entitled to vote at the special shareholders' meeting must not have been voted "FOR" the merger by the holder of such shares. Thus, any Bank of Madera County shareholder who wishes to dissent and executes and returns a proxy in the accompanying form or votes at the special shareholders' meeting must not vote "FOR" the merger. If the shareholder returns a proxy without voting instructions or with instructions to vote "FOR" the merger, or votes in person at the special shareholders' meeting "FOR" the merger, his or her shares will be counted as votes in favor of the merger and the shareholder will lose any dissenters' rights.

  Written Demand

        Furthermore, in order to preserve his or her dissenters' rights, a Bank of Madera County shareholder must make a written demand upon Bank of Madera County for the purchase of dissenting shares and payment to the shareholder of their fair market value, specifying the number of shares held of record by the shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of July 16, 2004. The demand must be addressed to Bank of Madera County, 40266 Junction Drive, Oakhurst, California, 93644; Attention: John Lockey, Corporate Secretary, and the demand must be received by Bank of Madera County not later than 30 days after the date on which the written notice of approval, described below, is sent to shareholders who have not voted "FOR" approval of the merger. A vote "AGAINST" the merger does not constitute the written demand.

  Notice of Approval

        If the merger is approved by the Bank of Madera County shareholders, Bank of Madera County will have 10 days after the approval to send to those shareholders who have not voted "FOR" approval of the merger a written notice of the approval accompanied by a copy of sections 1300 through 1312 of the California Corporations Code, a statement of the price determined by Bank of Madera County to represent the fair market value of the dissenting shares as of July 16, 2004, and a brief description of the procedure to be followed if a shareholder desires to exercise dissenters' rights.

  Surrender of Certificates

        Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder must surrender to Bank of Madera County, at the office designated in the notice of approval, both the written demand and the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Bank of Madera County common stock that are transferred prior to their submission for endorsement lose their status as dissenting shares.

  Agreement on Price and Payment

        If Bank of Madera County and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement between Bank of Madera County and the dissenting shareholder. Payment of the fair market value of the dissenting shares will be made within 30 days after the amount thereof has been agreed upon or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later, subject to the surrender of the certificates therefor, unless provided otherwise by agreement.

  Disagreement on Price and Court Determination

        If Bank of Madera County denies that the shares surrendered are dissenting shares, or Bank of Madera County and the dissenting shareholder fail to agree upon a fair market value of the shares of Bank of Madera County common stock, then the dissenting shareholder of Bank of Madera County must, within six months after the notice of approval is mailed, file a complaint at the Superior Court of the proper county requesting the court to make the determinations or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenters' rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, the fair market value.

  Withdrawal of Demand

        A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Bank of Madera County consents to the withdrawal.

Opinion of Bank of Madera County Financial Advisor

        General.    Pursuant to an engagement letter dated June 30, 2004, Bank of Madera County engaged Carpenter & Company to provide a fairness opinion in connection with the merger of Bank of Madera County with and into Central Valley Community Bank. Carpenter & Company is an investment banking firm specializing in California financial institutions, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes. Bank of Madera County selected Carpenter & Company to render the opinion on the basis of its experience and expertise in transactions similar to the merger and its reputation in the banking and investment communities. No limitations were imposed by Bank of Madera County on Carpenter & Company with respect to the investigations made or procedures followed in rendering its opinion.

        As a result of the merger, current shareholders of Bank of Madera County, in the aggregate, will receive merger consideration equal to $12.4 million, which will consist of $6.2 million in cash and 261,053 shares of Central Valley Community Bancorp common stock valued at $23.75 per share. Bank of Madera County shareholders may elect to receive either cash or stock, subject to allocation such that the resulting total consideration is 50% cash and 50% Central Valley Community Bancorp stock.

        At a meeting of Bank of Madera County's board of directors on July 19, 2004, Carpenter & Company delivered its written opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration was fair to Bank of Madera County's shareholders from a financial point of view.

        The full text of Carpenter & Company's written opinion to Bank of Madera County's Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by Carpenter & Company, is attached hereto as Appendix C and is incorporated herein by reference. The following summary of Carpenter & Company's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. Carpenter & Company does not admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Carpenter & Company's opinion is directed to Bank of Madera County's Board of Directors, covers only the fairness of the merger consideration to be received by holders of Bank of Madera County's common stock from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of Bank of Madera County's common stock as to how such shareholder should vote.

        In connection with its opinion, Carpenter & Company, among other things: (i) reviewed certain publicly available financial and other data with respect to Bank of Madera County, including the financial statements for recent years through December 31, 2003, and the quarters through June 30, 2004, and certain other relevant financial and operating data relating to Bank of Madera County made available to Carpenter & Company from published sources and from the internal records of Bank of Madera County; (ii) reviewed the merger agreement; (iii) reviewed the historical financial performance of Central Valley Community Bancorp, and certain information concerning the trading of, and the trading market for, Central Valley Community Bancorp's common stock; (iv) compared Bank of Madera County from a financial point of view with certain other companies in the banking industry, which Carpenter & Company deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry, which Carpenter & Company deemed to be comparable, in whole or in part, to the merger; (vi) reviewed and discussed with representatives of Bank of Madera County certain information of a business and financial nature regarding Bank of Madera County, furnished to Carpenter & Company by them; (vii) made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Bank of Madera County's counsel; and (viii) performed such other analyses and examinations as Carpenter & Company deemed appropriate.

        In connection with its review, Carpenter & Company did not assume any obligation to independently verify the foregoing information and relied on such information being accurate and complete in all material respects. Carpenter & Company also assumed that there has not been any material changes in the assets, financial condition, results of operations, business or prospects of Bank of Madera County since the date of their last financial statements made available to it. Carpenter & Company relied on advice of counsel to Bank of Madera County as to all legal matters with respect to Bank of Madera County, the merger and the merger agreement. Bank of Madera County acknowledged that Carpenter & Company did not discuss with Bank of Madera County's independent accountants any financial reporting matters with respect to Bank of Madera County, the merger or the merger agreement. Carpenter & Company assumed that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Carpenter & Company assumed that the allowances for loan and lease losses for Bank of Madera County and Central Valley Community Bancorp are adequate to cover anticipated future loan and lease losses. In addition, Carpenter & Company did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Bank of Madera County or Central Valley Community Bancorp, nor was Carpenter & Company furnished with any such appraisals. Finally, Carpenter & Company's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Carpenter & Company as of, the date of the opinion. Accordingly, although subsequent developments may affect Carpenter & Company's opinion, it has not assumed any obligation to update, revise or reaffirm such opinion.

        Set forth below is a summary of Carpenter & Company's analysis in connection with its opinion.

        Analysis of Selected merger Transactions.    Carpenter & Company compared the consideration payable in the merger to that paid in comparable transactions. Using publicly available information, Carpenter & Company reviewed the consideration paid in 30 merger transactions including commercial banks with total assets between $40 million and $100 million, headquartered in California and announced from 1998 through July 15, 2004.

        No other company or transaction used as a comparison in these analyses is identical to Bank of Madera County or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value and the announced acquisition prices of the companies to which Bank of Madera County and the merger are being compared.

        For each bank acquired in such transactions, Carpenter & Company analyzed data illustrating, among other things, purchase price to book value, purchase price to last twelve months' earnings, purchase price as a percentage of total assets, and purchase price as a premium to core deposits. In deriving the total consideration paid to Bank of Madera County, Carpenter & Company first reviewed the transaction strictly in terms of consideration payable to Bank of Madera County shareholders, and then also included the consideration payable to Bank of Madera County option holders. Carpenter & Company deemed it appropriate to complete the analysis on these two bases due to the large relative size of the option payout to the overall merger consideration in the merger relative to the transactions considered. The table below compares the relative valuation and earnings ratios for comparable

California bank acquisitions to the valuation ratios for Bank of Madera County in the merger, both with and without the consideration payable for the options.

Comparable Transaction Analysis

		Price to:
					Premium to Core Deposits
	Total Assets	Book	Earnings	Assets
	(Dollars in thousands)
30 Merger Transactions:
Average	$73,939	2.03x	21.9x	17.1%	11.8%
Median	76,180	1.94x	20.8x	16.9%	10.6%
Merger (not including options)	$61,914	2.63x	20.8x	20.0%	17.3%
Merger (including options)	61,914	3.03x	24.0x	23.1%	21.6%

        A review of the comparable pricing multiples indicates that the multiples paid in the merger, both on a shareholder-only basis and on a combined basis including shareholders and option holders, are significantly higher than the average multiples paid in the comparable transactions reviewed. After this review of the comparable transaction and relative pricing ratios, Carpenter & Company concluded that the comparisons support the conclusion that the merger consideration is fair from a financial point of view.

        Contribution Analysis.    Carpenter & Company then reviewed the financial performance of Bank of Madera County and Central Valley Community Bancorp as reported by the companies in their respective financial reports and regulatory filings, and the contribution of each to the combined company following the merger. Specifically, Carpenter & Company reviewed total loans, total assets, total deposits, total shareholders' equity, and net income. The following table summarizes these values for each company and on a combined basis at and for the twelve month period ending December 31, 2003, excluding any purchase accounting adjustments, estimated cost savings, or potential revenue enhancements. It then looks at the contribution of Bank of Madera County to the combined entity in percentage terms.

Contribution Analysis

	At or for the Twelve Months Ended December 31, 2003
	CVCY	Bank of Madera	Combined	% Bank of Madera
		(Dollars in millions)
Total tangible assets	$327.4	$55.7	$383.1	14.5%
Total loans	186.3	41.4	227.7	18.2%
Total deposits	290.9	51.4	342.3	15.0%
Tangible shareholders' equity	25.6	4.3	29.9	14.4%
Net income	3.5	0.5	4.0	12.5%

        Bank of Madera County shareholders will receive 261,053 shares of Central Valley Community Bancorp common stock in the merger, representing a 9% aggregate interest in the combined company. However, an additional 50% of the total consideration paid to Bank of Madera County shareholders is being paid in cash. Allowing for this cash payout, the proportionate ownership of Bank of Madera County shareholders in Central Valley Community Bancorp following completion of the merger is generally greater than the contribution Bank of Madera County is making to the combined company's assets, loans, deposits, equity and income. This review of contribution and resultant ownership further supports the conclusion that the merger consideration is fair from a financial point of view.

        Exchange Ratio Analysis:    Carpenter & Company also compared the relative pricing multiples of common stocks of both Bank of Madera County and Central Valley Community Bancorp, at the exchange ratio specified for the stock component of the merger consideration. Central Valley Community Bancorp will issue 261,053 shares of its stock for 236,451 shares of Bank of Madera County's stock, resulting in an exchange ratio of 1.104 Central Valley Community Bancorp shares for each share of Bank of Madera County. The following table compares key valuation ratios for both parties of the transaction based on this exchange ratio.

Pricing Multiples Comparison

	Bank of Madera County (not including options)		Bank of Madera County (including options)		Central Valley Community Bancorp
Price to LTM* earnings	20.84	x	24.02	x	20.42	x
Price to book value	2.63	x	3.03	x	2.61	x
Price to total assets	20.03%		23.08%		20.11%
Price to total deposits	21.71%		25.02%		22.49%

*
LTM  = Last Twelve Months

        These ratios indicate that the valuation ratios being applied to Bank of Madera County and Central Valley Community Bancorp stock in the exchange of shares are generally comparable. After this review of the relative pricing ratios, Carpenter & Company concluded that the comparisons support the conclusion that the merger consideration is fair from a financial point of view.

        Earnings Accretion Analysis.    Carpenter & Company compared the historical earnings per share of Bank of Madera County for the twelve month period ended June 30, 2004, with historical pro forma combined earnings per share for the combined Bank of Madera County and Central Valley Community Bancorp for the same period. In this analysis, the earnings for Bank of Madera County were adjusted to reflect fully taxed earnings. No cost savings were assumed. In this comparison, the earnings per share for Bank of Madera County shareholders for the combined entity were approximately 79% higher than the adjusted earnings per share of Bank of Madera County.

        Next, Carpenter & Company, using projections provided by Bank of Madera County management, compared projected earnings of Bank of Madera County as if it continued to operate as an independent company ("Stand Alone"), and as if combined with Central Valley Community Bancorp on a go forward basis ("Pro Forma"). Carpenter & Company compared the projected earnings per share for Bank of Madera County shareholders in Stand Alone and the Pro Forma Central Valley Community Bancorp scenarios over the next five years. In the combined projections, Carpenter & Company assumed future cost savings equal to approximately 25% of Bank of Madera County's non-interest expenses. Carpenter & Company made a comparison of pro forma projected earnings per share for the twelve months ended December 31, 2005, assuming all cost savings were realized at the beginning of the period. Based upon these projections, the projected earnings per share for Bank of Madera County shareholders was approximately 37% higher with the merger than on a Stand Alone basis.

        Pro forma historical accretion of 79% and projected accretion of 37% to earnings per share on a combined basis supports the conclusion that the merger consideration is fair from a financial point of view.

        Trading Activity.    Bank of Madera County does not have any active public market for its stock. The stock of Central Valley Community Bancorp is traded on NASDAQ under the ticker symbol CVCY. Carpenter & Company reviewed trading activity in Central Valley Community Bancorp common stock at and for the twelve months ended July 15, 2004. As of that date, the stock closed at a sales price of $23.70 per share. The table below summarizes Central Valley Community Bancorp's trading history as measured by closing sales price for the 52-week period ending July 15, 2004.

Central Valley Community Bancorp (CVCY)—Trading Information

Closing Price (7/15/04)	$23.70	30-day trailing average	$23.59
52-week high	25.75	60-day trailing average	23.63
52-week low	17.15	90-day trailing average	23.75
52-week average	21.49	180-day trailing average	23.75

        Carpenter & Company reviewed the trading volumes for Central Valley Community Bancorp stock as reported by NASDAQ for the twelve months ended July 15, 2004. For this time period, 207,200 shares of Central Valley Community Bancorp common stock were traded, or 8% of the total number of shares outstanding. Based upon this analysis, Carpenter & Company concluded that the cash-and-stock offer from Central Valley Community Bancorp represents a significant increase in liquidity available to holders of Bank of Madera County common stock.

        Carpenter & Company also compared Central Valley Community Bancorp stock with the common stock of other publicly traded California commercial banks between $250 and $500 million in total assets. Carpenter & Company reviewed the trading multiple of these comparable banks and the Central Valley Community Bancorp, with respect to trailing earnings, book value, and total assets as of June 30, 2004. In addition, Carpenter & Company compared the price change in stock prices in these comparable banks over the last twelve months ("LTM") and six months ended June 30, 2004, with that of the Central Valley Community Bancorp over the same period.

        Carpenter & Company also found that the pricing multiples of Central Valley Community Bancorp were consistent with the average of the comparable trading group. The table below summarizes the pricing characteristics of the trading group and Central Valley Community Bancorp.

Comparable Trading Group Analysis
as of June 30, 2004

		Market Capitalization to:
					Price Change
	Total Assets March 31, 2004	LTM Earnings	Book Value
				Assets	LTM	YTD
	(Dollars in thousands)
Average	$361,642	19.98x	2.23x	17.92%	37.6%	10.9%
Median	361,782	19.19x	2.07x	17.28%	38.1%	9.3%
CVCY	336,205	19.70x	2.22x	18.55%	39.7%	4.4%

        Carpenter & Company's review of the trading and pricing history of Central Valley Community Bancorp stock indicated that (i) Central Valley Community Bancorp stock traded at the average level of its peer banks as measured by key price multiples, (ii) that the appreciation in Central Valley Community Bancorp stock over the prior twelve months is in line with similar-sized peer banks, and (iii) while Central Valley Community Bancorp trading volume is light, it represents increased liquidity in comparison to Bank of Madera County common stock. Each of these analyses supported the fairness of the merger consideration considered in light of Central Valley Community Bancorp's trading and pricing history.

        In sum, each of the analyses completed by Carpenter & Company—review of comparable transactions, review of contribution to the combined company, review of the exchange ratio governing the proposed exchange of stock, review of accretion to earnings per share, and review of the trading and pricing history of Central Valley Community Bancorp common stock—support a conclusion that the merger consideration is fair to the holders of Bank of Madera County's common stock from a financial point of view.

        The summary set forth above does not purport to be a complete description of the presentation by Carpenter & Company to Bank of Madera County's Board of Directors or of the analyses performed by Carpenter & Company. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Carpenter & Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Bank of Madera County's Board of Directors. The ranges of valuations resulting from any particular analysis described above should not be taken to be Carpenter & Company's view of the actual value of Bank of Madera County or the combined companies.

        In performing its analyses, Carpenter & Company made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bank of Madera County or Central Valley Community Bancorp. Material among those assumptions were that of a reasonably stable economic and interest rate environment and no significant changes in the regulatory and statutory regime governing the business of Bank of Madera County sufficient to materially impact its operating results. The analyses performed by Carpenter & Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Carpenter & Company's analysis of the fairness of the merger consideration to be received by the holders of Bank of Madera County's common stock in the merger consideration and were provided to Bank of Madera County's board of directors in connection with the delivery of Carpenter & Company's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts utilized by Carpenter & Company in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

        In the ordinary course of Carpenter & Company's business, it represents acquirers and sellers of financial institutions. However, Carpenter & Company has not performed other services for Bank of Madera County in the past. Under the terms of the engagement letter, Bank of Madera County will pay Carpenter & Company a fixed fee of $20,000, which is not conditioned upon the completion of the transaction or the amount of consideration to be received by Bank of Madera County's shareholders. Bank of Madera County has also agreed to reimburse Carpenter & Company for its reasonable out-of-pocket expenses. Bank of Madera County has agreed to indemnify Carpenter & Company, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under federal securities laws.

        Bank of Madera County's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Carpenter & Company.

  Opinion of Central Valley Community Bancorp Financial Advisor

        Pursuant to an engagement letter dated July 12, 2004, Central Valley Community Bancorp engaged James H. Avery Company to provide a fairness opinion in connection with the merger involving Bank of Madera County and Central Valley Community Bancorp. James H. Avery Company is an investment banking firm specializing in services to community and regional banks, and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, underwritings, private placements and valuations for corporate and other purposes.

        Central Valley Community Bancorp selected James H. Avery Company to render the opinion on the basis of its experience and expertise in transactions similar to the merger and its reputation in the banking and investment communities. No limitations were imposed by Central Valley Community Bancorp on James H. Avery Company with respect to the investigations made or procedures followed in rendering its opinion.

        As a result of the merger, Central Valley Community Bancorp will obtain 100% of the issued and outstanding shares of Bank of Madera County in consideration of payment, in the aggregate, of $12.4 million, which will consist of $6.2 million in cash and 261,053 shares of Central Valley Community Bancorp common stock valued at $23.75 per share.

        At a meeting of Central Valley Community Bancorp's Board of Directors on July 15, 2004, James H. Avery Company delivered its written opinion that, as of the date of the opinion and subject to the limitations and assumptions set forth in the opinion, the merger consideration was fair to Central Valley Community Bancorp's shareholders from a financial point of view.

        The full text of James H. Avery Company's written opinion to Central Valley Community Bancorp's Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by James H. Avery Company, is attached hereto as Appendix D and is incorporated herein by reference. The following summary of James H. Avery Company's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. James H. Avery Company does not admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. James H. Avery Company's opinion is directed to Central Valley Community Bancorp's Board of Directors, covers only the fairness of the merger consideration to be received by holders of Central Valley Community Bancorp's common stock from a financial point of view as of the date of the opinion, and does not constitute a recommendation to any holder of Bank of Madera County common stock as to how such shareholder should vote.

        In connection with its opinion, James H. Avery Company, among other things: (i) reviewed certain publicly available financial and other data with respect to Bank of Madera County for recent years and interim periods to March 31, 2004 and certain other relevant financial and operating data relating to Bank of Madera County made available to it from internal records including financial and operating data for Bank of Madera County as of June 30, 2004; (ii) reviewed a draft of the merger agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Bank of Madera County common stock and other banking institutions; (iv) compared Bank of Madera County and Central Valley Community Bancorp from a financial point of view with certain other companies in the banking industry which James H. Avery Company deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of recent business combinations of companies in the banking industry which James H. Avery Company deemed to be comparable, in whole or in part, to the merger agreement; (vi) performed a future trading projection analysis of Central Valley Community Bancorp on a stand alone basis and for the combined entities; (vii) performed a future merger value analysis of Central Valley Community Bancorp on a stand alone basis and for the combined entities; and (vii) performed such other analysis and examinations as it deemed appropriate. James H. Avery Company took into account its assessment of economic, regulatory, market and industry conditions as they relate generally and specifically to the geographic market in which Central Valley Community Bancorp operates, and applied its overall knowledge of the banking industry and experience in securities valuations.

        In connection with its review and in arriving at its opinion, James H. Avery Company relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and James H. Avery Company has not assumed any responsibility for independent verification of the same. James H. Avery Company has assumed that there have been no material changes in the assets, financial condition, results of operation, business or prospects since the respective dates of their last financial statements made available to it relating to Bank of Madera County, Central Valley Community Bancorp and Central Valley Community Bank. James H. Avery Company relied upon the management of Central Valley Community Bancorp as to the reasonableness of financial and operating forecasts and projections and James H. Avery Company assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of Central Valley Community Bancorp. James H. Avery Company also assumed, without assuming any responsibility for independent verification of same, that the allowance for loan losses for Bank of Madera County is adequate to cover such losses. James H. Avery Company did not make or obtain any evaluations or appraisals of the property of Bank of Madera County, nor did James H. Avery Company examine any individual loan credit files. For purposes of its opinion, James H. Avery Company assumed that the transaction will have the tax, accounting and legal effects described in the merger agreement and assumed the accuracy of the disclosures set forth in the merger agreement. James H. Avery Company's opinion is based upon economic, monetary and market conditions existing as of the date it was rendered, and is limited to the fairness, from a financial standpoint, to all holders of Central Valley Community Bancorp stock as to the terms of the merger agreement.

        The opinion was furnished solely for the benefit of the Board of Directors and stockholders of Central Valley Community Bancorp. James H. Avery Company acted as financial advisor to Central Valley Community Bancorp relative to the merger agreement and has received a fee of $15,000 for its services relative only to the rendering of the opinion which is not contingent upon the consummation of the merger agreement. In furnishing the opinion, James H. Avery Company does not admit that it is an expert with respect to any registration statement or other securities filing within the meaning of the terms "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor does it admit that the opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

        The summary set forth above does not purport to be a complete description of the presentation by James H. Avery Company to Central Valley Community Bancorp's Board of Directors or of the analyses performed by James H. Avery Company. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. James H. Avery Company believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Central Valley Community Bancorp's Board of Directors. The ranges of valuations resulting from any particular analysis should not be taken to be James H. Avery Company's view of the actual value of Central Valley Community Bancorp or the combined companies. The analyses performed by James H. Avery Company are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future.

        In the ordinary course of James H. Avery Company's business, it represents acquirers and sellers of financial institutions. However, James H. Avery Company has not performed other services for Central Valley Community Bancorp in the past.

        Central Valley Community Bancorp's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by James H. Avery Company.

Accounting Treatment

        Central Valley Community Bancorp must account for the merger under the purchase method of accounting for financial reporting purposes under accounting principles generally accepted in the United States of America. Under this method, Central Valley Community Bancorp's purchase price will be allocated to Bank of Madera County's assets acquired and liabilities assumed based upon their estimated fair values as of the completion of the merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated values. The excess, if any, of the total acquisition cost over the sum of the assigned fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, will be recorded as goodwill and periodically evaluated for impairment. Central Valley Community Bancorp's financial statements issued after completion of the merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of Central Valley Community Bancorp and Bank of Madera County.

The Merger Agreement

  The Merger

        Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County entered into the merger agreement on July 19, 2004, which is incorporated into this proxy statement-prospectus by reference to Appendix A hereto. Under the merger agreement's terms, Bank of Madera County will merge with and into Central Valley Community Bancorp's sole subsidiary, Central Valley Community Bank. The separate corporate existence of Bank of Madera County will cease, and Central Valley Community Bank will be the survivor. Each share of Bank of Madera County common stock issued and outstanding (other than shares with respect to which dissenters' rights have been perfected) will be converted into the right to receive Central Valley Community Bancorp common stock or cash.

        Each share of Central Valley Community Bancorp common stock outstanding immediately before the merger closes will remain outstanding after the merger closes. Please read the sections entitled "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders" and "—Dissenters' Rights" for additional information.

        Central Valley Community Bancorp and Bank of Madera County have structured the merger to qualify as a tax-free reorganization from their perspectives. However, Bank of Madera County shareholders will have certain tax effects depending on the type of merger consideration they choose and actually receive. For more information, you are urged to read the section entitled "The Merger—Certain Federal Income Tax Consequences" for additional information.

  The Closing

        The merger will be effective at the date and time a short-form merger agreement (substantially in the form attached to the merger agreement as Exhibit 2.1) is filed with the California Secretary of State. At the closing the parties will exchange various documents, including officers' certificates, as required by the merger agreement. The merger agreement provides that the timing for the closing and the completion of the merger shall be designated by Central Valley Community Bancorp and reasonably concurred to by Bank of Madera County and shall be held within five business days after the receipt of all regulatory approvals and the expiration of all applicable waiting periods in connection with the regulatory approvals, or, at the election of Central Valley Community Bancorp, on the last business day of the month in which such fifth business day occurs.

        Based upon the timing for Bank of Madera County's special shareholders' meeting and the present and anticipated timing of the regulatory approvals, it is presently anticipated that the merger will be

closed on or about            , 2004. Neither Central Valley Community Bancorp, Central Valley Bank, nor Bank of Madera County can assure you that the merger will close on that date.

Stock options

        Under the merger agreement, prior to the effective time of the merger, Bank of Madera County is required to use its commercially reasonable efforts to obtain from each option holder who has not exercised all of his or her options, an agreement between the option holder and Bank of Madera County to cancel all remaining stock options. In return for canceling options, each option holder will receive, immediately prior to the merger, an amount in cash equal to the per share value of the merger consideration less the exercise price of each such option. Central Valley Community Bancorp will not assume the option obligations of Bank of Madera County

Election of cash consideration or stock consideration

        The letter of transmittal/election form enclosed with this proxy statement-prospectus contains instructions for endorsing and surrendering your Bank of Madera County stock certificates and choosing the type of consideration you would prefer. You may change or revoke your election by written notice to the exchange agent if the notice is received before the election deadline stated in the form. However, if you do not return your Bank of Madera County stock certificates accompanied by a properly completed letter of transmittal/election form by the time stated in the form, you will receive merger consideration in stock and/or cash, depending on the choices made by other Bank of Madera County stockholders. See "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders".

Exchange agent; exchange procedure

        Under the merger agreement, Central Valley Community Bancorp has appointed U.S. Stock Transfer Corporation as exchange agent for the purpose of exchanging the merger consideration for Bank of Madera County stock certificates. Please follow the instructions on the enclosed letter of transmittal/election form in sending your certificates.

        You will not receive any dividends or other distributions of any kind which are declared payable to shareholders of record of Central Valley Community Bancorp common stock after the effective time of the merger until you surrender your Bank of Madera County stock certificates. Upon surrender, you will be paid, without interest, any dividends or other distributions with respect to the shares of Central Valley Community Bancorp common stock as to which the record date and payment date occurred on or after the effective time of the merger and on or before the date on which you surrendered your Bank of Madera County stock certificates.

        Neither Bank of Madera County nor Central Valley Community Bancorp Corporation will be liable to you for such shares (or dividends or distributions thereon) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        In order for your election to be acceptable by the exchange agent, your election must be properly completed and signed and accompanied by your Bank of Madera County stock certificates or guarantee of delivery as described below. The exchange agent must receive your properly completed election by the election deadline, which is 5:00 p.m., Pacific Time, on                        , 2004. If you cannot locate your stock certificates in time to submit them by the election deadline, your broker or bank may submit by the election deadline a guarantee of delivery of the certificates, as explained in the letter of transmittal/election form. Your stock certificates must in fact be received by the exchange agent by the time required in the guarantee of delivery in order for your election to be validly made.

        You may change your election at any time prior to the election deadline. To do so, you must send written notice to the exchange agent, accompanied by a properly completed and signed revised form of election. The exchange agent must receive your notice prior to the election deadline. If Central Valley Community Bancorp determines in its reasonable discretion that your election is not properly made, your election will be deemed to be ineffective unless you thereafter submit a proper and timely election.

        You may also revoke your election at any time prior to the election deadline by sending written notice to the exchange agent, which the exchange agent must receive prior to the election deadline. You may also revoke your election at any time prior to the election deadline by withdrawing your Bank of Madera County stock certificates, or by withdrawing your bank or broker's guarantee of delivery of your certificates.

        Central Valley Community Bancorp, Central Valley Community Bank, Bank of Madera County and their respective Boards of Directors and officers do not recommend whether you should elect to receive cash or stock. You must make your own decision with respect to that election.

        Following the completion of the merger and upon surrender of all of the certificates representing former shares of Bank of Madera County common stock registered in your name, or a satisfactory indemnity if any of such certificates are lost, stolen or destroyed, together with a properly completed letter of election transmittal form, the exchange agent will mail to you the cash and/or Central Valley Community Bancorp common stock to which you are entitled, less the amount of any required withholding taxes. You will not receive interest on any cash.

        Allocation and Proration Procedures.    The merger agreement requires that the total consideration to be received by former Bank of Madera County shareholders must be $6,200,000 in cash and 261,053 shares of Central Valley Community Bancorp common stock, subject to adjustment under certain conditions. Due to these terms, you may not receive the exact form of merger consideration you elect to receive. For a detailed discussion of the allocation and proration, please refer to "The Merger—Calculation of Consideration to be Paid to Bank of Madera County Shareholders" and Sections 2.62 (a)(b)(c) of the merger agreement contained in Appendix A.

  Representations and Warranties

        The merger agreement contains various customary representations and warranties that Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County make for each other's benefit. The representations and warranties relate to, among other things:

  •
  corporate organization and similar corporate matters;

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  capital structure;

  •
  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  •
  conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

  •
  the accuracy of documents supplied under the merger agreement or filed with the Securities and Exchange Commission and bank regulatory agencies, including financial statements;

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  absence of certain material adverse events, changes, effects or undisclosed liabilities;

  •
  retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended;

  •
  litigation;

  •
  compliance with laws, including environmental laws;

  •
  tax payments, tax liabilities, tax returns and audits;

  •
  ownership of real property;

  •
  regulatory actions; and

  •
  labor matters.

  Conduct of Business Before the Merger

        The merger agreement places restrictions on and requires commitments by Central Valley Community Bancorp, Central Valley Community Bank and Bank of Madera County regarding the conduct of their respective businesses between the date of the merger agreement and the closing. Bank of Madera County has agreed to make its books and records available to Central Valley Community Bancorp for ongoing review. Additionally, Bank of Madera County has agreed to allow a representative from Central Valley Community Bancorp to attend the meetings of its Board of Directors. Both Central Valley Community Bancorp and Bank of Madera County have agreed to use their best efforts to prepare and file the necessary regulatory applications and to obtain the approvals from the various regulatory agencies as well as to work together for the purpose of preparing this proxy statement-prospectus. Also, both Central Valley Community Bancorp and Bank of Madera County have agreed to use their best efforts to prevent any material changes to their respective representations and warranties contained in the merger agreement.

        In addition, Bank of Madera County has agreed that until the closing and subject to certain exceptions, including Central Valley Community Bancorp's prior approval, Bank of Madera County will not, other than in the ordinary and usual course of business:

  •
  declare or pay any dividend, or issue, repurchase or split its stock;

  •
  take any action that would cause a representation or warranty to become untrue in any material respect;

  •
  issue any options or convertible securities;

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  amend its Articles of Incorporation or Bylaws;

  •
  buy or sell, or contract to buy or sell, any material business or assets other than in the ordinary course of business consistent with prior practice;

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  incur or guarantee any debt other than in the ordinary course of business consistent with prior practice;

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  enter into a material contract other than in the ordinary course of business consistent with prior practice;

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  extend credit to any director, officer or employee of Bank of Madera County, except in accordance with prior practice and in compliance with all applicable laws;

  •
  raise employee salaries, except in the ordinary course of business consistent with prior practice or as required by an existing contract;

  •
  change its fiscal year or methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by Bank of Madera County's independent public accountants;

  •
  authorize another acquisition proposal to acquire Bank of Madera County unless the Board of Directors of Bank of Madera County has determined that the proposal is more favorable to

    Bank of Madera County's shareholders and that the action is necessary for Bank of Madera County to comply with its fiduciary duties to shareholders under applicable law;

  •
  make the credit underwriting policies less stringent than those in effect on December 31, 2003, or reduce the amount of the reserves for loans and leases;

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  take into other real estate owned any commercial property without an environmental report reporting no adverse environmental condition on the property; or

  •
  materially change its pricing practices on loans or deposit products.

        Until the closing, Bank of Madera County has agreed to use its best efforts to take certain actions including to:

  •
  maintain a reserve for loan losses at a level which is no less than the greater of $620,000 or an amount that equals 1.4% of total loans, and charge off all loans deemed uncollectible;

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  provide Bank of Madera County's monthly board reports, copies of all material reports filed with or received from any governmental entity, and monthly unaudited balance sheets, statements of income and changes in shareholders' equity to Central Valley Community Bancorp;

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  provide copies of each credit authorization package for credit of $250,000 or more (on a cumulative basis) for secured loans, and $25,000 for unsecured loans;

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  use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the closing conditions;

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  advise Central Valley Community Bancorp promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects;

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  keep in full force and effect all of its existing material permits and licenses;

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  use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations;

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  perform and not amend its material contractual obligations and not breach or come into default on any of such obligations;

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  observe and conform to all legal requirements applicable to its business;

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  timely file as and when due all reports and returns required to be filed with any governmental entity;

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  maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices and except where such failure would not have a Material Adverse Effect;

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  promptly advise Central Valley Community Bancorp in writing of any party acquiring more than 5% of Bank of Madera County's shares;

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  except as otherwise required by GAAP, maintain a reserve for loan and lease losses at a level which is no less than the Loan Loss Reserve of Bank of Madera County as of June 30, 2004;

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  charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation;

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  maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

  •
  promptly notify Central Valley Community Bancorp of pending or threatened litigation;

  •
  inform Central Valley Community Bancorp of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority, independent credit review, or any unit of Bank of Madera County as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"); and

  •
  terminate all options immediately prior to the closing.

        Until the closing, subject to certain exceptions including Bank of Madera County's prior approval, Central Valley Community Bancorp has agreed that it will not, other than in the ordinary and usual course of business, declare or pay any extraordinary dividend.

        The foregoing is a summary of some of the negative and affirmative covenants of the merger agreement. You are encouraged to carefully read the terms of the merger agreement attached as Appendix A, including the specific covenants contained in Articles 6.

  Discussions with Third Parties

        The merger agreement provides that Bank of Madera County shall not solicit or encourage third party proposals which would result in a merger, exchange offer, or other form of combination and requires that if such a proposal is received, notification must be given to Central Valley Community Bancorp. Notwithstanding the prohibition on soliciting or encouraging such proposals, the merger agreement recognizes that an unsolicited third party proposal might be received. Moreover, the merger agreement permits Bank of Madera County engaging in discussions or negotiations with the third party if the proposal is determined, after consultation with counsel and a financial advisor, to be superior, from the shareholders' perspective, to the merger.

        In the event the merger agreement is terminated because Bank of Madera County elects to proceed with a third party transaction, Bank of Madera County will be obligated to pay a termination fee to Central Valley Community Bancorp in the amount of $400,000.

        The foregoing is a summary of the provisions of the merger agreement regarding discussions with third parties. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Sections 6.7.6 and 8.5 of the merger agreement.

  Employee Benefits

        Immediately prior to the closing, Bank of Madera County shall adopt resolutions required to cause Bank of Madera County Board of Directors to promptly adopt resolutions to terminate any other plan or agreement providing shares of Bank of Madera County common stock or equity-based rights to any person. It is anticipated that after completion of the merger, certain of the employee benefits provided to Central Valley Community Bancorp's employees will be made available to Bank of Madera County's employees in lieu of benefits presently provided by Bank of Madera County.

        In addition, Bank of Madera County currently has options outstanding to acquire 117,150 shares of Bank of Madera County common stock. Of these 117,150 options, Bank of Madera County will, prior to the merger, use its commercially reasonable efforts to cancel 117,150 of the options and payout the difference between the per share merger consideration to be paid to Bank of Madera County's shareholders and the per share option price.

  Conditions to the Parties' Obligations

        The obligations of Central Valley Community Bancorp and Bank of Madera County to complete the merger are subject to certain mutual conditions, including, but not limited to the following:

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  approval of the principal terms of the merger by a majority of the issued and outstanding shares of Bank of Madera County common stock entitled to vote;

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  receipt of the regulatory approvals (without the imposition of burdensome conditions) required in connection with the merger;

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  absence of any statute, rule, regulation or order, being in effect and prohibiting completion of the merger;

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  the registration statement having become effective regarding the shares of Central Valley Community Bancorp common stock to be issued upon completion of the merger; and

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  receipt of the opinion of Bingham McCutchen LLP stating, among other things, that the merger will qualify as a tax-free reorganization for federal income tax purposes.

        Central Valley Community Bancorp's obligation to complete the merger is also subject to the fulfillment or waiver by Central Valley Community Bancorp of certain conditions, including but not limited to the following:

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  Bank of Madera County's representations and warranties being and remaining true, accurate and correct in all material respects;

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  Bank of Madera County's performing, in all material respects, all of its required obligations contained in the merger agreement before the closing;

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  delivery of all required third party consents;

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  non occurrence of an event or circumstance that would have a material adverse effect on Bank of Madera County;

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  delivery by Bank of Madera County of all of the executed Affiliate Agreements, shareholders agreements, and other agreements agreed to be delivered at closing;

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  neither Central Valley Community Bancorp nor Central Valley Community Bank shall be, as a result of the Merger, subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of its businesses, prospects and operations; if Bank of Madera County is subject to a Regulatory Action that is not terminated before or in connection with the Merger, the condition shall be deemed to have not been satisfied;

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  Bank of Madera County shall deliver at least four business days prior to closing financial statements reflecting that the Adjusted Shareholders' Equity of Bank of Madera County shall not be less than $4,600,000 and Bank of Madera County's Loan Loss Reserve shall not be less than the greater of (A) $620,000 or (B) an amount that equals one and 40/100 percent (1.4%) of the total outstanding loans of Bank of Madera County. In calculating shareholders' equity, the parties agreed to add the sum of the tax effected amounts of, without duplication, (i) up to $400,000 of expenses related to termination of Bank of Madera County's pre-merger data processing agreements; (ii) professional costs in the merger of up to $225,000 on a pre-tax basis, (iii) severance payments of up to $340,000 on a pre-tax basis, and (iv) the payments associated with terminating the outstanding stock options; and

  •
  employee agreements shall be terminated on terms reasonably satisfactory to Central Valley Community Bank, and Central Valley Community Bank shall have entered into a consulting agreement with Fred Brylka.

        In addition, Bank of Madera County's obligation to complete the merger is also subject to the fulfillment or waiver by Bank of Madera County of certain conditions, including but not limited to the following:

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  Central Valley Community Bancorp's representations and warranties being and remaining true, accurate and correct in all material aspects;

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  Central Valley Community Bancorp performing, in all material respects, all of its required obligations contained in the merger agreement before the closing; and

  •
  the receipt and continued effectiveness of all qualifications or registrations under state securities laws necessary for the issuance of the shares of Central Valley Community Bancorp common stock to be issued upon completion of the merger.

        The foregoing is a summary of the conditions of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 7 of the merger agreement.

  Termination

        Central Valley Community Bancorp and Bank of Madera County can mutually agree to terminate the merger agreement and abandon the merger at any time.

        Under certain circumstances, either Central Valley Community Bancorp or Bank of Madera County can terminate the merger agreement, including:

  •
  by mutual consent of the boards of both parties;

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  if the other party materially breaches any representation, warranty, covenant, or agreement contained in the merger agreement that is not cured prior to the Closing; or

  •
  if Bank of Madera County is acquired by a third party.

        Central Valley Community Bancorp can terminate the merger agreement if Bank of Madera County's Board of Directors approves an agreement with a party other than Central Valley Community Bancorp for a merger or sale of assets, or providing for the grant of options to purchase 15% or more of Bank of Madera County's stock.

        In the event the merger agreement is terminated because Bank of Madera County elects to proceed with a third party transaction, Bank of Madera County will be obligated to pay a termination fee to Central Valley Community Bancorp in the amount of $400,000.

        The foregoing is a summary of the termination provisions of the merger agreement. You are encouraged to read the terms of the merger agreement attached as Appendix A, including the specific provisions contained in Article 8 of the merger agreement.

  Expenses

        The merger agreement provides that Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County shall bear their own costs and expenses incurred in connection with the merger agreement and the merger. The total estimated cost of the merger is approximately $540,000. Central Valley Community Bancorp will bear approximately $315,000 and Bank of Madera County will bear approximately $225,000. For example, Central Valley Community Bancorp shall bear, among others, the expenses of:

  •
  preparation of the registration statement, including filing fees;

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  filing fees and related costs of regulatory applications;

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  any notifications and press releases to Central Valley Community Bancorp shareholders, including printing expenses; and

  •
  preparation and delivery of these proxy materials, including printing and mailing expenses.

        Bank of Madera County shall bear, among others, the expenses of:

  •
  preparation and delivery of the tax opinion from Bingham McCutchen LLP;

  •
  the fairness opinion of Carpenter & Company; and

  •
  any notifications and press releases to Bank of Madera County shareholders, including printing expenses.

  Director Voting Agreements

        Central Valley Community Bancorp, and Central Valley Community Bank have entered into voting agreements with each of Bank of Madera County's directors and executive officers who hold, in the aggregate, shares representing approximately 51.04% of Bank of Madera County common stock entitled to vote. The directors' agreements, in the form attached as Exhibit 7.2.7 to the merger agreement, require each of Bank of Madera County's directors and executive officers to vote in favor of the merger at Bank of Madera County's shareholders' meeting.

        Each director's agreement also provides that the director will not take any action that will alter or affect in any way the director's right to vote his or her shares of Bank of Madera County common stock.

        The directors' agreements bind the actions of the directors only in their capacities as Bank of Madera County shareholders. The directors are not and could not be contractually bound to abrogate their fiduciary duties as directors of Bank of Madera County. Accordingly, while the directors are contractually bound to vote as a Bank of Madera County shareholder in favor of the merger, their fiduciary duties as directors nevertheless require them to act in their capacities as directors in the best interests of Bank of Madera County when they consider the merger. In addition, the directors will continue to be bound by their fiduciary duties as Bank of Madera County's directors with respect to any further decisions they make in connection with the merger.

        The directors' agreements also provide that for a period of 24 months after the completion of the merger, the directors agree not to compete with Central Valley Community Bancorp through the ownership of more than 1% of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within 100 miles of the head office of Bank of Madera County. Additionally, the directors' agreement restricts the sale of shares of Central Valley Community Bancorp common stock received from the merger for a period of six months following the effective date of the merger.

        The directors' agreements terminate at the earlier of 24 months following the completion of the merger or when the merger agreement terminates according to its terms.

Information Regarding Central Valley Community Bancorp

General

        Central Valley Community Bancorp was incorporated under the laws of the State of California on February 7, 2000, as a California corporation, for the purpose of becoming a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, also referred to as the BHCA and is subject to supervision and regulation by the Board of Governors of the Federal Reserve System. Central Valley Community Bancorp was organized under a plan of reorganization for the purpose of becoming the parent corporation of Clovis Community Bank. On February 7, 2000, the reorganization was completed and shares of Central Valley Community Bancorp common stock were issued to the shareholders of Clovis Community Bank for the common shares held by Clovis Community Bank's shareholders. Central Valley Community Bancorp's headquarters are located at 600 Pollasky, Clovis, California 93612.

        Clovis Community Bank, the sole subsidiary of Central Valley Community Bancorp, was organized in 1979 and commenced business as a California state chartered bank in 1980. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation up to applicable limits. The Bank is not a member of the Federal Reserve System and is supervised and regulated by the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. In the second quarter of 2000, Clovis Community Bank changed its name to Central Valley Community Bank to garner broader name recognition and identity in the communities it serves. Central Valley Community Bank operates seven full-service banking offices in Clovis, Fresno, Kerman, Sacramento, and Prather, California. One of the offices is in a Save Mart Supermarket and offers extended banking hours including Saturday for the convenience of its customers. Offices in Fresno and Prather also offer Saturday banking hours. The Bank established a Real Estate Division in 1995 in a freestanding facility in downtown Clovis. All real estate related transactions are conducted and processed through the Real Estate Division, including interim construction loans for construction of single family residences and commercial buildings. All types of permanent single family residential loans are also offered.

        Central Valley Community Bancorp's primary business is servicing the banking needs of the communities served by its subsidiary bank and its marketing strategy stresses its local ownership and commitment to serve the banking needs of individuals living and working in Central Valley Community Bancorp's primary service areas and local businesses, including retail, professional, agricultural and real estate-related activities, in those service areas.

        Central Valley Community Bancorp, through its sole banking subsidiary, offers a broad range of services to individuals and businesses with an emphasis upon small to medium sized businesses, efficiency and personalized attention. Central Valley Community Bank provides a full line of customer services and also offers specialized services, such as courier services to small businesses, middle market companies, agriculture and professional firms. Central Valley Community Bank offers personal and business checking and savings accounts (including individual interest-bearing negotiable orders of withdrawal, or NOW accounts), money market accounts, accounts combining checking and savings with automatic transfer, IRA accounts, time certificates of deposit and direct deposit of social security, pension and payroll checks, computer cash management and internet banking, including bill payment. Central Valley Community Bank also makes commercial, construction, accounts receivable, inventory, automobile, home improvement, real estate, commercial real estate, single family mortgage, agricultural, SBA, office equipment, leasehold improvement, installment, home equity and credit card loans. Other services include overdraft protection lines of credit, standby letters of credit, travelers' checks and ATM services. Most of Central Valley Community Bank's deposits are obtained from commercial businesses, professionals and individuals.

Management and Additional Information

        Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Central Valley Community Bancorp is set forth in Central Valley Community Bancorp's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004, copies of which have been delivered with this proxy statement-prospectus. Each of these reports is incorporated in this proxy statement-prospectus by reference. See also "Where You Can Find More Information" beginning on page 65.

Information Regarding Bank of Madera County

Business

  General.

        Bank of Madera County was incorporated under the laws of the State of California on October 19, 1999. Bank of Madera County is a nonmember state bank. Bank of Madera County conducts its operations at the head office of Bank of Madera County banking office located at 40266 Junction Drive, Oakhurst, California 93644. Bank of Madera County was licensed by the California Commissioner of Financial Institutions (the "Commissioner") and commenced operations as a California state-chartered bank on October 19,1999.

        Bank of Madera County deposits are insured to the maximum amount permitted by law by the Federal Deposit Insurance Corporation. Bank of Madera County's branch offices are located at 40266 Junction Drive, Oakhurst, California 93644 and 1919 Howard Road, Madera, California 93637. Bank of Madera County does not have any affiliates or subsidiaries.

        Banking Services.    Bank of Madera County offers a full range of commercial banking services, including the acceptance of demand, savings and time deposits, and the making of commercial, real estate, construction, personal, home equity, automobile and other installment and term loans. It also offers travelers' checks, safe deposit boxes, notary public and other customary bank services to its customers.

        Bank of Madera County honors merchant drafts for both VISA and MasterCard, and its customers are offered MasterCard and VISA credit cards through Bank of Madera County's affiliation with an outside service company. Although management of Bank of Madera County does not operate or have any present intention to seek authority to operate a trust department since management of Bank of Madera County believes that the cost of establishing and operating such a department would not be justified by the potential income to be gained therefrom.

Competition and Service Area

        The banking business in California, generally, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. Many of the major commercial banks operating in communities nearby Bank of Madera County's service area offer certain services (such as trust and investment services and international banking) which are not offered directly by Bank of Madera County (but are offered indirectly through correspondent institutions) and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than Bank of Madera County.

        Bank of Madera County competes for loans and deposits with other banking institutions, savings and loan associations, credit unions, money market funds, and other entities, especially mutual funds and insurance company annuities. In competing for deposits of and loans to individuals and businesses, Bank of Madera County's principal competition is major state-wide banks and the offices of several independent banks located in Bank of Madera County's primary service area. Bank of Madera County's primary service area consists of Madera County. It cannot presently be predicted what effect the competition will have on Bank of Madera County's ability to attract the banking business of business persons, professionals and residents located in either the primary or general service area of Bank of Madera County. See "Supervision and Regulation".

        In order to compete for loans and deposits from individuals and businesses in its primary service area, Bank of Madera County uses to the fullest extent possible the flexibility which its independent status permits. This includes an emphasis on meeting the specialized banking needs of these businesses and individuals, including personal contact by Bank of Madera County's directors, officers and employees, newspaper publications, direct mailings and other local advertising, and by providing experienced management and staff trained to deal with the specific banking needs of Bank of Madera County's customers. Management has established a highly personal banking relationship with Bank of Madera County's customers and is attuned to and responsive to their financial and service requirements. In the event there are customers whose loan demands exceed Bank of Madera County's lending limits, Bank of Madera County seeks to arrange for such loans on a participation basis with other financial institutions and intermediaries. Bank of Madera County also assists those customers requiring highly specialized services not offered by Bank of Madera County to obtain such services from correspondent institutions.

        Employees.    At June 30, 2004, Bank of Madera County employed 24 persons on a full-time equivalent basis. Bank of Madera County believes its employee relations are excellent.

        Properties.    Bank of Madera County leases the real property located at 40266 Junction Drive, Oakhurst, California and 1919 Howard Road, Madera, California 93637. The lease for the 40266 Junction Drive, Oakhurst, California building is presently for a term expiring June 30, 2009 (ten years from date first occupied for business) with a current base rent of $6,079 per month with annual adjustments tied to the Consumer Price Index and pro rata shares for common area maintenance, association dues, real property taxes, sewer fees, and utilities. The lease for the 1919 Howard Road, Madera California building is presently for a term expiring July 31, 2012 (ten years from possession date) with a current base rent of $3,638 per month with pro rata shares for common areas, property taxes, and utilities. The premises consists of office space of 4,200 and 3,300 square feet, respectively. Neither building is owned by any "affiliate" of Bank of Madera County.

        Legal Proceedings.    From time to time, Bank of Madera County is a party to claims and legal proceedings arising in the ordinary course of business. Bank of Madera County's management is not aware of any material pending litigation proceedings to which either it or Bank of Madera County is a party or has recently been a party to, which will have a material adverse effect on the financial condition or results of operations of Bank of Madera County taken as a whole.

        On June 7, 2004, the Federal Deposit Insurance Corporation conducted a compliance examination at Bank of Madera County. Bank of Madera County has entered into a Memorandum of Understanding, or MOU, with the FDIC relating to the correction of certain deficiencies that the FDIC identified in that compliance examination. Neither Bank of Madera County nor Central Valley Community Bancorp believes that the MOU will have a material impact on the financial condition of Bank of Madera County, nor do they believe that the MOU will cause material problems with regulatory authorities whose approval is needed for the merger to occur. However, the terms of the merger agreement permit Central Valley Community Bancorp to terminate the merger agreement if the MOU remains in place at the time of closing. See "The Merger Agreement—Conditions to Completion of the Merger" see Appendix A.

Comparison of Shareholder Rights

        The following discusses some of the similarities and some of the differences in the rights of shareholders of Bank of Madera County and Central Valley Community Bancorp. This discussion is applicable to those shareholders of Bank of Madera County who will receive Central Valley Community Bancorp common stock in the merger and become shareholders of Central Valley Community Bancorp.

Comparison of Corporate Structure

        Bank of Madera County and Central Valley Community Bancorp have authorized 30,000,000 shares and 40,000,000 shares, respectively, of common stock, no par value. The outstanding shares of common stock of both Bank of Madera County and Central Valley Community Bancorp are fully paid and nonassessable. There are no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions.

        Central Valley Community Bancorp also has 10,000,000 shares of preferred stock authorized. If issued, the preferred stock would have liquidation and possibly dividend preference rights over the common stock.

        After completion of the merger, Bank of Madera County will cease to exist and will be merged into Central Valley Community Bank. Bank of Madera County's present shareholders who become shareholders of Central Valley Community Bancorp will be entitled to vote on matters pertaining to Central Valley Community Bancorp.

        With respect to their charter documents, under California law, amendments to Bank of Madera County's and Central Valley Community Bancorp's articles of incorporation require only the approval of their respective shareholders. Currently, neither Central Valley Community Bancorp nor Bank of Madera County has any anti-takeover provisions in its articles of incorporation or bylaws although each corporation permits shareholders to act by written consent, which could have anti-takeover impacts.

Voting Rights

        Shareholders of Bank of Madera County and Central Valley Community Bancorp are entitled to one vote for each share of common stock held in their respective corporations, although each of Bank of Madera County and Central Valley Community Bancorp have cumulative voting in the election of directors.

Dividends

        Under California law, both Bank of Madera County and Central Valley Community Bancorp are prohibited from paying dividends unless: (1) the company's retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend (i) the sum of the company's assets would be at least equal to 125% of the Company's liabilities, or, (ii) if the average of the company's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, its current assets would be at least equal to 125% of its current liabilities.

Number of Directors

        Bank of Madera County's bylaws provide for a range of seven to thirteen directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Bank of Madera County's Board of directors or shareholders. Bank of Madera County has currently fixed the number of its directors at nine. Central Valley Community Bancorp's bylaws provide for a range of seven to thirteen directors, with the exact number fixed by amendment to the bylaws or by resolution adopted by Central

Valley Community Bancorp's Board of Directors or shareholders. Central Valley Community Bancorp has currently fixed the number of its directors at nine.

Indemnification of Directors and Officers

        The articles of incorporation of Central Valley Community Bancorp and Bank of Madera County authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance. In addition, Central Valley Community Bancorp's and Bank of Madera County's articles of incorporation eliminate directors' liability for monetary damages to the fullest extent permissible under California law. Both Bank of Madera County and Central Valley Community Bancorp have directors' and officers' liability insurance, and Central Valley Community Bancorp has also entered into indemnification agreements with its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Central Valley Community Bancorp or Bank of Madera County pursuant to the foregoing provisions, Central Valley Community Bancorp and Bank of Madera County have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Tax Treatment

        Central Valley Community Bancorp and Bank of Madera County are Subchapter C corporations, which means that each of Central Valley Community Bancorp and Bank of Madera County is taxed as a separate entity from its shareholders, and its earnings are not taxed on an individual shareholder basis.

Stockholders Agreement

        Other than the shareholders agreement signed by Bank of Madera County directors in connection with the merger agreement, Bank of Madera County and Central Valley Community Bancorp shareholders are not bound by any type of stockholders agreement and their shares of Bank of Madera County and Central Valley Community Bancorp common stock are freely transferable unless the shares are owned by affiliates, in which case the affiliates must abide by SEC rules governing their transfers of stock.

Supervision and Regulation

Introduction

        Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the Federal Deposit Insurance Corporation's insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statutes, regulations and the policies of various governmental regulatory authorities, including:

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  the Federal Reserve Board;

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  the Federal Deposit Insurance Corporation;

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  the Office of the Comptroller of the Currency, or OCC; and

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  the California Department of Financial Institutions.

Central Valley Community Bancorp, Central Valley Community Bank and Bank of Madera County are subject to significant regulation and restrictions by federal and state regulatory agencies. The following discussion of statutes and regulations is only a brief summary and does not purport to be complete. This discussion is qualified in its entirety by reference to the statutes and regulations referred to. No assurance can be given that these statutes and regulations will not change in the future.

Holding Company Regulation

        Central Valley Community Bancorp is a bank holding company within the meaning of the Bank Holding Company Act and is registered as such with the Federal Reserve Board. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval before acquiring, directly or indirectly, ownership or control of any voting shares of any bank if it would thereby directly or indirectly own or control more than 5% of the voting stock of that bank, unless it already owns a majority of the voting stock.

        In 1997, the Federal Reserve Board adopted a policy for risk-focused supervision of small bank holding companies that do not engage in significant non-banking activities. Under this policy, examinations focus on whether a bank holding company has systems in place to manage the risks inherent in its business. In analyzing risk, the Federal Reserve Board looks at the financial condition of the holding company and its subsidiary banks, management, compliance with laws and regulations, inter-company transactions and any new or contemplated activities. The Federal Reserve Board has by regulation determined certain activities in which a bank holding company may or may not engage. With certain exceptions, a bank holding company may engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks or activities that are closely related to banking activities. The permissible activities and affiliations of certain bank holding companies have recently been expanded. See "—Financial Modernization Act" on page 60.

        A holding company for a bank and any subsidiary which it acquires or organizes are deemed to be affiliates of the bank within the meaning set forth in the Federal Reserve Act and are subject to the Federal Reserve Act. This means, for example, that there are limitations on loans by the bank to affiliates, on investments by the bank in any affiliate's stock and on the bank's taking any affiliate's stock as collateral for loans to any borrower. All affiliate transactions must satisfy certain limitations and otherwise be on terms and conditions that are consistent with safe and sound banking practices. In this regard, banks generally may not purchase from any affiliate a low-quality asset (as that term is defined in the Federal Reserve Act). Also, transactions by the bank with an affiliate must be on substantially the same terms as would be available for non-affiliates. Central Valley Community Bancorp and Central Valley Community Bank are currently subject to these restrictions and will continue to be after the merger is completed. Central Valley Community Bancorp and Central Valley Community Bank are also subject to certain restrictions with respect to underwriting, public sale and distribution of securities. They are also prohibited from engaging in certain tie-in arrangements in connection with the extension of credit. For example, generally neither bank may extend credit on the condition that the customer obtain some additional service from the bank or its parent company, or refrain from obtaining such service from a competitor.

Bank Regulation

        Federal law mandates frequent examinations of all banks, with the costs of examinations to be assessed against the bank. In the case of both Central Valley Community Bank and Bank of Madera County, their primary federal regulator is the Federal Deposit Insurance Corporation, or the FDIC. The federal banking regulatory agencies have substantial enforcement powers over the depository institutions that they regulate. Civil and criminal penalties may be imposed on such institutions and persons associated with those institutions for violations of laws or regulation.

        As California state-chartered banks whose accounts are insured by the FDIC up to a maximum of $100,000 per depositor, Central Valley Community Bank and Bank of Madera County are subject to regulation, supervision and regular examination by the California Commissioner of Financial Institutions, or the California Commissioner, and the FDIC, and must comply with certain regulations of the Federal Reserve Board. The regulations of these agencies govern most aspects of the banks' businesses, including the making of periodic reports, their activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits and numerous other areas. Supervision, legal action and examination by these agencies is generally intended to protect depositors, creditors, borrowers and the deposit insurance fund and generally is not intended for the protection of stockholders.

        The activities of Central Valley Community Bank and Bank of Madera County are also regulated by state law. State law, for example, regulates certain loans to any officer of Central Valley Community Bank or Bank of Madera County, directly or indirectly, or to any related corporation in which such officer is a shareholder, director, officer or employee.

        Subject to certain limitations, California law permits California state-chartered banks to invest in the stock and equity securities of other corporations, to engage directly in, or invest directly in subsidiaries which conduct, real estate related activities (including property management and real estate appraisal), and to participate in management consulting and data processing services for third parties. The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, limits the powers, including investment authority, of state banks to those activities that are either permitted to national banks, or activities that the FDIC finds do not pose a significant risk to the deposit insurance fund. In November 1998, the FDIC announced it would make it easier for well-run state banks to engage in real estate and securities underwriting, if permitted by state law. State banks are now required to file notice of intention to engage in such activities.

        The FDICIA places limits on brokered deposits and extends the limits to any bank that is not "well capitalized" or has been notified that it is in "troubled condition." A well-capitalized institution (which generally includes an institution that is considered well capitalized for purposes of the prompt corrective action regulations discussed below) may still accept brokered deposits without restriction, unless it has been informed by its appropriate Federal regulatory agency that it is in "troubled condition." All other insured depository institutions are prohibited from accepting brokered deposits unless a waiver is obtained from the FDIC. If a waiver is obtained, the interest paid on deposits may not exceed the rate paid for deposits in the bank's normal market area, or the national rate as determined in the FDIC's regulation.

Capital Adequacy Requirements

        Central Valley Community Bancorp is subject to the capital adequacy regulations of the Federal Reserve Board, and Central Valley Community Bank and Bank of Madera County are subject to the capital adequacy regulations of FDICIA. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital; and "supplemental capital elements," or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain other deductions, notably the unrealized net gains or losses (after tax adjustments) on available for sale investment securities carried at fair market value. The following items are defined as core capital elements: (i) common shareholders' equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Trust preferred securities may also constitute up to 25% of Tier 1 capital. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution's risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

        The minimum required ratio of qualifying total capital to total risk-weighted assets, or the total risk-based capital ratio, is 8.0%, at least one-half of which must be in the form of Tier 1 capital, and the minimum required ratio of Tier 1 capital to total risk-weighted assets, or the Tier 1 risk-based capital ratio, is 4.0%. Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

        As of June 30, 2004, and December 31, 2003, Central Valley Community Bank's total risk-based capital ratios were 12.0% and 12.3%, and its Tier 1 risk-based capital ratios were 10.9% and 11.2%. As of June 30, 2004, and December 31, 2003, Central Valley Community Bancorp's Total Risk-Based Capital ratios were 12.4% and 12.8%, and its Tier 1 risk-based capital ratios were 11.4% and 11.7%. As of June 30, 2004 and December 31, 2003, Bank of Madera County's total risk-based capital ratios were 11.18% and 11.2%, and its Tier 1 risk-based capital ratios were 9.93% and 10.0%.

        The risk-based capital requirements also take into account concentrations of credit (i.e., relatively large proportions of loans involving one borrower, industry, location, collateral or loan type) and the risks of "non-traditional" activities (those that have not customarily been part of the banking business). The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards, and authorize the regulators to review an institution's management of such risks in assessing an institution's capital adequacy.

        The risk-based capital regulations also include exposure to interest rate risk as a factor that the regulators will consider in evaluating a bank's capital adequacy. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the institution.

        The FDIC and the Federal Reserve Board also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks and bank holding companies that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets of at least 3%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum, for a minimum of 4% to 5%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant.

        As of June 30, 2004, and December 31, 2003, Central Valley Community Bank's leverage capital ratios were 7.7% and 7.5%. As of June 30, 2004, and December 31, 2003, Central Valley Community Bancorp's leverage capital ratios were 8.0% and 7.8%, exceeding regulatory minimums. As of June 30, 2004, and December 31, 2003, Bank of Madera County's leverage capital ratios were 8.03% and 7.6%.

Prompt Corrective Action Provisions

        Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured financial institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The federal banking agencies have by regulation defined the following five capital categories: "well capitalized" (total risk-based capital ratio of 10%; Tier 1 risk-based capital ratio of 6%; and leverage capital ratio of 5%); "adequately capitalized" (total risk-based capital ratio of 8%; Tier 1 risk-based capital ratio of 4%; and leverage capital ratio of 4%) (or 3% if the institution receives the highest rating from its primary regulator); "undercapitalized" (total risk-based capital ratio of less than 8%; Tier 1 risk-based capital ratio of less than 4%; or leverage capital ratio of less than 4%) (or 3% if the institution receives the highest rating from its primary regulator); "significantly undercapitalized" (total risk-based capital ratio of less than 6%; Tier 1 risk-based capital ratio of less than 3%; or leverage capital ratio less than 3%); and "critically undercapitalized" (tangible equity to total assets less than 2%). A bank may be treated as though it were in the next lower capital category if after notice and the opportunity for a hearing, the appropriate federal agency finds an unsafe or unsound condition or practice so warrants, but no bank may be treated as "critically undercapitalized" unless its actual capital ratio warrants such treatment.

        At each successively lower capital category, an insured bank is subject to increased restrictions on its operations. For example, a bank is generally prohibited from paying management fees to any controlling persons or from making capital distributions if to do so would make the bank "undercapitalized." Asset growth and branching restrictions apply to undercapitalized banks, which are required to submit written capital restoration plans meeting specified requirements (including a guarantee by the parent holding company, if any). "Significantly undercapitalized" banks are subject to broad regulatory authority, including among other things, capital directives, forced mergers, restrictions on the rates of interest they may pay on deposits, restrictions on asset growth and activities, and prohibitions on paying certain bonuses without FDIC approval. Even more severe restrictions apply to critically undercapitalized banks. Most importantly, except under limited circumstances, not later than 90 days after an insured bank becomes critically undercapitalized, the appropriate federal banking agency is required to appoint a conservator or receiver for it.

        In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the issuance of cease and desist orders, termination of insurance of deposits (in the case of a bank), the imposition of civil money penalties, the issuance of directives to increase capital, formal and informal agreements, or removal and prohibition orders against "institution-affiliated" parties.

Safety and Soundness Standards

        The federal banking agencies have also adopted guidelines establishing safety and soundness standards for all insured depository institutions. Those guidelines relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan and institute enforcement proceedings if an acceptable compliance plan is not submitted.

Premiums for Deposit Insurance

        The FDIC regulations also implement a risk-based premium system, whereby insured depository institutions are required to pay insurance premiums depending on their risk classification. Under this system, institutions such as Central Valley Community Bank and Bank of Madera County which are insured by the Bank Insurance Fund are categorized into one of three capital categories (well capitalized, adequately capitalized, and undercapitalized) and one of three supervisory categories based on federal regulatory evaluations. The three supervisory categories are:

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  financially sound with only a few minor weaknesses (Group A);

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  demonstrates weaknesses that could result in significant deterioration (Group B); and

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  poses a substantial probability of loss (Group C).

        The capital ratios used by the Federal Deposit Insurance Corporation to define "well-capitalized," "adequately capitalized" and "undercapitalized" are the same as in the prompt corrective action regulations.

  The assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

	Assessment Rates Supervisory Group
Capital Group	Group A	Group B	Group C
Well Capitalized	0	3	17
Adequately Capitalized	3	10	24
Undercapitalized	10	24	27

        In addition, banks must pay a fluctuating amount towards the retirement of the Financing Corporation bonds issued in the 1980s to assist in the recovery of the savings and loan industry.

Dividends

        Holders of Central Valley Community Bancorp are entitled to receive dividends as and when declared by the board of directors out of funds legally available therefor under California law.

        California corporations such as Central Valley Community Bancorp may make distributions to their shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. In the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, the corporation's assets equal at least 125% of its liabilities and certain other conditions are met. Since the 125% ratio translates into a minimum capital ratio of 25%, most bank holding companies, including Central Valley Community Bancorp based on its current capital ratios, are unable to meet this last test and so must have sufficient retained earnings to fund the proposed distribution.

        The Federal Reserve Board has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends. Further, the Federal Reserve Board's position that holding companies are expected to provide a source of managerial and financial strength to their subsidiary banks potentially restricts a bank holding company's ability to pay dividends.

        Central Valley Community Bank is a legal entity which is separate and distinct from its holding company. Central Valley Community Bancorp receives income through dividends paid by Central Valley

Community Bank. Subject to the regulatory restrictions described below, future cash dividends by Central Valley Community Bank after the merger will depend upon management's assessment of future capital requirements, contractual restrictions and other factors.

        The powers of the respective boards of directors of Central Valley Community Bank and Bank of Madera County to declare a cash dividend to their holding companies are subject to California law, which restricts the amount available for cash dividends to the lesser of the retained earnings or the respective bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). Where the above test is not met, cash dividends may still be paid, with the prior approval of the California Commissioner in an amount not exceeding the greatest of (1) retained earnings of the bank; (2) the net income of the bank for its last fiscal year; or (3) the net income of the bank for its current fiscal year.

        See the Notes to Consolidated Financial Statements in the Annual Reports on Form 10-KSB for the year ended December 31, 2002, of Central Valley Community Bancorp, incorporated herein by reference, for the payment of dividends at December 31, 2002.

        Under the Federal Deposit Insurance Act, bank regulators also have authority to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound. It is possible, depending upon the financial condition of the banks and other factors, that such regulators could assert that the payment of dividends or other payments might, under certain circumstances, be an unsafe or unsound practice, even if technically permissible.

        In addition, under the memorandum of understanding, Bank of Madera County cannot pay cash dividends if the payment would result in the noncompliance with the Tier 1 leverage capital ratio requirement. See "The Merger—Regulatory Approvals—Memorandum of Understanding" on page 27 for a description of the memorandum of understanding.

Community Reinvestment Act

        Central Valley Community Bank and Bank of Madera County are subject to certain requirements and reporting obligations involving Community Reinvestment Act, or CRA, activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. The CRA further requires the agencies to take into account a financial institution's record of meeting its community credit needs when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. In measuring a bank's compliance with its CRA obligations, the regulators utilize a performance-based evaluation system which bases CRA ratings on the bank's actual lending service and investment performance, rather than on the extent to which the institution conducts needs assessments, documents community outreach activities or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of "outstanding," "satisfactory," "needs to improve" or "substantial noncompliance."

        Based on the most recently released public reports (February 23, 2001, for Central Valley Community Bank and April 1, 2002, for Bank of Madera County), both Central Valley Community Bank and Bank of Madera County received "satisfactory" ratings.

Other Consumer Protection Laws and Regulations

        Examination and enforcement have become intense, and banks have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. The federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in home mortgage lending describing three methods that federal agencies will use to prove discrimination: overt evidence of discrimination, evidence of disparate treatment, and evidence of disparate impact. Due to heightened regulatory concern related to compliance with consumer protection laws and regulations generally, Central Valley Community Bank and Bank of Madera County may incur additional compliance costs or be required to expend additional funds for investments in the local communities they serve.

        In addition to the other laws and regulations discussed herein, the banks are subject to certain consumer and public interest laws and regulations that are designed to protect customers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and the Right to Financial Privacy Act. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits, making loans, collecting loans and providing other services. The banks must comply with the applicable provisions of these laws and regulations as part of their ongoing customer relations. Failure to comply with these laws and regulations can subject them to various penalties, including but not limited to enforcement actions, injunctions, fines or criminal penalties, punitive damages to consumers and the loss of certain contractual rights.

        The Americans with Disabilities Act, in conjunction with similar California legislation, has increased the cost of doing business for banks. The legislation requires employers with 15 or more employees and all businesses operating "commercial facilities" or "public accommodations" to accommodate disabled employees and customers. The Americans with Disabilities Act has two major objectives: (i) to prevent discrimination against disabled job applicants, job candidates and employees, and (ii) to provide disabled persons with ready access to commercial facilities and public accommodations. Commercial facilities, such as Central Valley Community Bank and Bank of Madera County, must ensure that all new facilities are accessible to disabled persons, and in some instances may be required to adapt existing facilities to make them accessible.

Interstate Banking and Branching

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. Since June 1, 1997, a bank in one state has generally been permitted to merge with a bank in another state without the need for explicit state law authorization. However, states were given the ability to prohibit interstate mergers with banks in their own state by "opting-out" (enacting state legislation applying equality to all out-of-state banks prohibiting such mergers) prior to June 1, 1997.

        Since 1995, adequately capitalized and managed bank holding companies have been permitted to acquire banks located in any state, subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be completed by a bank holding company if the acquiror would control more than 10% of the deposits held by insured depository institutions nationwide or 30% or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

        A bank may establish and operate de novo branches in any state in which that bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

        In 1995, California enacted legislation to implement important provisions of the Interstate Banking Act and to repeal California's previous interstate banking laws, which were largely preempted by the Interstate Banking Act.

        The changes effected by Interstate Banking Act and California laws have increased competition in the environment in which Central Valley Community Bank and Bank of Madera County operate to the extent that out-of-state financial institutions directly or indirectly enter the banks' respective market areas. It appears that the Interstate Banking Act has contributed to the accelerated consolidation of the banking industry. While many large out-of-state banks have already entered the California market as a result of this legislation, it is not possible to predict the precise impact of this legislation on Central Valley Community Bancorp, Central Valley Community Bank, and Bank of Madera County and the competitive environment in which they operate.

Financial Modernization Act

        The Gramm-Leach-Bliley Financial Modernization Act became effective March 11, 2000. It repealed two provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricted officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, it also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the Bank Holding Company Act framework to permit a holding company system to engage in a full range of financial activities through a new entity known as a financial holding company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

        Generally, the Financial Modernization Act:

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  repeals historical restrictions on, and eliminates many federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

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  provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

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  broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

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  provides an enhanced framework for protecting the privacy of consumer information;

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  adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

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  modifies the laws governing the implementation of the CRA; and

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  addresses a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

        In order for Central Valley Community Bancorp to take advantage of the ability to affiliate with other financial services providers, it must become a "financial holding company" as permitted under an amendment to the Bank Holding Company Act effected by the Financial Modernization Act. To do so,

Central Valley Community Bancorp would file a declaration with the Federal Reserve Board electing to engage in activities permissible for financial holding companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must also determine that the insured depository institution subsidiary has at least a "satisfactory" CRA rating. Central Valley Community Bancorp currently meets the requirements to make an election to become a financial holding company but its management has not determined to become financial holding company. In addition, Central Valley Community Bancorp is examining its strategic business plan to determine whether, based on market conditions, the relative financial conditions of Central Valley Community Bancorp and its subsidiaries, regulatory capital requirements, general economic conditions, the effect of the pending merger and other factors, Central Valley Community Bancorp desires to utilize any of its expanded powers provided in the Financial Modernization Act after the merger is completed.

        The Financial Modernization Act required that designated federal regulatory agencies, including the FDIC, the Federal Reserve Board, the Comptroller of the Currency and the Securities and Exchange Commission, publish regulations to implement certain provisions of the Act. These agencies have cooperated in the release of rules that establish minimum requirements to be followed by financial institutions for protecting the privacy of financial information provided by consumers. The agencies' rules, which establish privacy standards to be followed by state banks such as Central Valley Community Bank and Bank of Madera County, requires a financial institution to (i) provide notice to customers about its privacy policies and practices, (ii) describe the conditions under which the institution may disclose nonpublic personal information about consumers to nonaffiliated third parties, and (iii) provide a method for consumers to prevent the financial institution from disclosing that information to nonaffiliated third parties by "opting out" of that disclosure.

        The Financial Modernization Act also includes a new section of the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in "activities as principal that would only be permissible" for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, Central Valley Community Bank and Bank of Madera County are permitted to form subsidiaries to engage in the activities authorized by the Financial Modernization Act to the same extent as a national bank. In order to form a financial subsidiary, a bank must be well-capitalized and would be subject to the same capital deduction, risk management and affiliate transaction rules as applicable to national banks.

        Central Valley Community Bancorp does not believe that the Financial Modernization Act will have a material adverse effect on Central Valley Community Bancorp's operations in the near-term after the merger. However, to the extent that it permits banks, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, this act may have the result of increasing the amount of competition that Central Valley Community Bancorp and its bank subsidiaries face from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources.

Regulation W

        On December 12, 2002, the Federal Reserve adopted Regulation W, the rule that comprehensively implements Sections 23A and 23B of the Federal Reserve Act. The rule was effective April 1, 2003.

        Sections 23A and 23B and Regulation W limit the risks to a bank from transactions between the bank and its affiliates and limit the ability of a bank to transfer to its affiliates the benefits arising from the bank's access to insured deposits, the payment system and the discount window and other benefits of the Federal Reserve System. The statute and rule impose quantitative and qualitative limits on the ability of a bank to extend credit to, or engage in certain other transactions with, an affiliate (and a nonaffiliate if an affiliate benefits from the transaction). However, certain transactions that generally do not expose a bank to undue risk or abuse the safety net are exempted from coverage under Regulation W.

        Historically, a subsidiary of a bank was not considered an affiliate for purposes of Sections 23A and 23B, since their activities were limited to activities permissible for the bank itself. The Financial Modernization Act authorized "financial subsidiaries" that may engage in activities not permissible for a bank. These financial subsidiaries are now considered affiliates. Certain transactions between a financial subsidiary and another affiliate of a bank are also covered by Sections 23A and 23B under Regulation W.

        Regulation W has certain exemptions, including:

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  for state-chartered banks, an exemption for subsidiaries lawfully conducting non-bank activities before issuance of the final rule.

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  an exemption for extensions of credit by a bank under a general purpose credit card where the borrower uses the credit to purchase goods or services from an affiliate of the bank, so long as less than 25% of the aggregate amount of purchases with the card are purchases from an affiliate of the bank (a bank that does not have non-financial affiliates is exempt from the 25% test).

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  an exemption for loans by a bank to a third party secured by securities issued by a mutual fund affiliate of the bank (subject to a number of conditions).

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  an exemption that would permit a banking organization to engage more expeditiously in internal reorganization transactions involving a bank's purchase of assets from an affiliate (subject to a number of conditions).

        The final rule contains new valuation rules for a bank's investments in, and acquisitions of, affiliates. The Federal Reserve expects examiners and other supervisory staff to review intercompany transactions closely for compliance with the statutes and Regulation W and to resolve any violations or potential violations quickly.

Sarbanes-Oxley Act

        The Sarbanes-Oxley Act of 2002 implemented legislative reforms applicable to companies with securities traded publicly in the United States of America. The Sarbanes-Oxley Act is intended to address corporate and accounting fraud and contains provisions dealing with corporate governance and management, disclosure, oversight of the accounting profession and auditor independence. Central Valley Community Bancorp has incurred certain new expenses in complying with the provisions of the Sarbanes-Oxley Act, but does not expect that compliance will have a material impact on its financial conditions or results of operations.

Source of Strength Policy

        According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary.

USA Patriot Act

        The terrorist attacks in September 2001 affected the financial services industry and led to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001, or the USA Patriot Act. Part of the USA Patriot Act is the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or IMLAFATA. IMLAFATA authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks, bank holding companies, and/or other financial institutions. These measures may include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions.

        Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States of America for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLAFATA expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours. IMLAFATA also amends the Bank Holding Company Act and the Bank Merger Act to require the federal banking agencies to consider the effectiveness of a financial institution's anti-money laundering activities when reviewing an application under these acts.

        IMLAFATA became effective July 23, 2002. Additional regulations were adopted during 2002 and 2003 to implement minimum standards to verify customer identity, to encourage cooperation among financial institutions, federal banking agencies, and law enforcement authorities regarding possible money laundering or terrorist activities, to prohibit the anonymous use of "concentration accounts," and to require all covered financial institutions to have in place a Bank Secrecy Act compliance program.

Cross-Institution Assessments

        Any insured depository institution owned by a bank holding company can be assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other depository institution owned by the bank holding company.

Impact of Monetary Policies

        The earnings and growth of Central Valley Community Bank and Bank of Madera County are largely dependent on their ability to maintain a favorable differential or spread between the yield on their interest-earning assets and the rates paid on their deposits and other interest-bearing liabilities. As a result, each bank's performance is influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies. The Federal Reserve Board implements national monetary policies (such as seeking to curb inflation and combat recession) by its open-market operations in U.S. Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks from the Federal Reserve Banks. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

Environmental Regulation

        Federal, state and local regulations regarding the discharge of materials into the environment may have an impact on banks and their holding companies. Under federal law, liability for environmental damage and the cost of cleanup may be imposed upon any person or entity who owns or operates contaminated property. State law provisions, which were modeled after Federal law, impose substantially similar requirements. Both federal and state laws were amended in 1996 to provide generally that a lender who is not actively involved in operating the contaminated property will not be liable to clean up the property, even if the lender has a security interest in the property or becomes an owner of the property through foreclosure.

        The Economic Growth Act includes protection for lenders from liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 by adding a new section which specifies the actions a lender may take with respect to lending and foreclosure activities without incurring environmental clean-up liability or responsibility. Under this section, typical contractual provisions regarding environmental issues in the loan documentation and due diligence inspections conducted in connection with lending transactions will not lead to lender liability for clean-up, and a lender may foreclose on contaminated property, so long as the lender merely maintains the property and moves to divest it at the earliest possible time.

        Under California law, a lender generally will not be liable to the State for the cost associated with cleaning up contaminated property unless the lender realized some benefit from the property, failed to divest the property promptly, caused or contributed to the release of the hazardous materials, or made the loan primarily for investment purposes.

        The extent of the protection provided by both the federal and state lender protection statutes will depend on the interpretation of those statutes by administrative agencies and courts, and Central Valley Community Bancorp cannot predict whether it will be adequately protected for the types of loans made by its subsidiary banks.

        In addition, Central Valley Community Bank and Bank of Madera County remain subject to the risk that a borrower's financial position will be impaired by liability under the environmental laws and that property securing a loan made by Central Valley Community Bank or Bank of Madera County may be environmentally impaired and therefore not provide adequate security for the loan. California law provides some protection against the second risk by establishing certain additional, alternative remedies for a lender in circumstances where the property securing a loan is later found to be environmentally impaired, permitting the lender to pursue remedies against the borrower other than foreclosure under the deed of trust.

        Central Valley Community Bank and Bank of Madera County attempt to protect their positions against the remaining environmental risks by performing due diligence. Environmental questionnaires and information on use of toxic substances are requested as part of the banks' underwriting procedures. The banks make lending decisions based upon their evaluation of the collateral, the net worth of the borrower and the borrower's capacity for unforeseen business interruptions or risks.

Validity of Central Valley Community Bancorp's Common Stock

        The validity of the shares of Central Valley Community Bancorp common stock to be issued in the merger has been reviewed by the firm of Downey Brand LLP. Such review should not be construed as constituting an opinion as to the merits of the offering made hereby, the accuracy or adequacy of the disclosures contained herein, or the suitability of Central Valley Community Bancorp common stock for any of Bank of Madera County's shareholders.

Experts

        The audited consolidated financial statements of Central Valley Community Bancorp as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this proxy statement-prospectus from Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2003, in reliance on the report from Perry-Smith LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        Central Valley Community Bancorp is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with the Exchange Act, Central Valley Community Bancorp files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these documents and other information at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You may also retrieve these materials at the SEC's Internet website at http://www.sec.gov. In addition, Central Valley Community Bancorp has a website containing additional information about the company at http://www.cvcb.com. The information on our website is not a part of this proxy statement-prospectus.

        Central Valley Community Bancorp has filed a registration statement on Form S-4, including exhibits, with the SEC pursuant to the Securities Act of 1933, as amended, covering the shares of Central Valley Community Bancorp common stock issuable in the merger. This proxy statement-prospectus does not contain all the information contained in the registration statement. Any additional information may be obtained from the SEC's principal office in Washington, D.C. or through the SEC's Internet website. Statements contained in this proxy statement-prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

        The SEC allows Central Valley Community Bancorp to "incorporate by reference" into this document, which means that Central Valley Community Bancorp can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Central Valley Community Bancorp incorporates by reference the respective documents filed by it with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

Central Valley Community Bancorp SEC Filings (File No. 000-31977)	Period/Date
Annual Report on Form 10-KSB	Year ended December 31, 2003
Quarterly Reports on Form 10-QSB	Quarter ended March 31, 2004
Quarter ended June 30, 2004
Current Reports on Form 8-K	Dated January 23, February 5, March 4, April 9, May 19, July 12, and July 19, 2004

        Accompanying this proxy statement-prospectus is Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2003, and its Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004. You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Central Valley Community Bancorp at the following address and telephone number:

Central Valley Community Bancorp
600 Pollasky Avenue
Clovis, California 93612
Attention: Gayle Graham
(559) 298-1775

        You should rely only on the information contained or incorporated by reference in this document. Central Valley Community Bancorp has not authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, Central Valley Community Bancorp is not making an offer to sell or soliciting an offer to buy any securities other than the Central Valley Community Bancorp common stock to be issued by Central Valley Community Bancorp in the merger, and neither Central Valley Community Bancorp nor Bank of Madera County is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

Appendix A

PLAN OF REORGANIZATION
AND
MERGER AGREEMENT

dated as of July 19, 2004

by and among

CENTRAL VALLEY COMMUNITY BANCORP,

CENTRAL VALLEY COMMUNITY BANK

and

BANK OF MADERA COUNTY

PLAN OF REORANIZATION
AND MERGER AGREEMENT

        This Plan of Reorganization and Merger Agreement (the "Agreement") is entered into as of July 19, 2004 by and among Central Valley Community Bancorp, a California corporation ("CVCB"), Central Valley Community Bank, a California banking corporation and wholly-owned subsidiary of CVCB ("CVC Bank"), and Bank of Madera County, a California banking corporation ("BMC").

RECITALS:

        WHEREAS, the respective Boards of Directors of BMC, CVCB and CVC Bank have determined that it is in the best interests of BMC, CVCB and CVC Bank and their respective shareholders for BMC to be merged with and into CVC Bank upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, the California Financial Code and other applicable laws;

        WHEREAS, each of the Boards of Directors of BMC, CVCB and CVC Bank have approved this Agreement and the transactions contemplated hereby; and

        WHEREAS, BMC's Board of Directors has resolved to recommend approval of the Merger to its shareholders.

        NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, BMC, CVCB and CVC Bank hereby agree as follows:

ARTICLE 1. DEFINITIONS

        As used in this Agreement, capitalized terms not otherwise defined in the body of this Agreement shall have the meanings set forth in Exhibit 1.

ARTICLE 2. THE MERGER

        Section 2.1    The Merger.    Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, BMC shall be merged with and into CVC Bank, with CVC Bank being the Surviving Banking Corporation of the merger, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the "Merger Agreement") and in accordance with the applicable provisions of the California Corporations Code and the California Financial Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by CVCB and reasonably concurred to by BMC (the "Closing Date") which shall not, however, be later than five (5) Business Days after receipt of the Last Regulatory Approval and expiration of all applicable waiting periods or, at the election of CVCB, on the last Business Day of the month in which such fifth Business Day occurs. The Merger shall be effective when the Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been filed with the Secretary of State of the State of California and the CDFI. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Merger Agreement with the Secretary of State and the CDFI, and "Surviving Banking Corporation" shall mean CVC Bank.

        Section 2.2    Effect of Merger.    By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of BMC shall be vested in and be held and enjoyed by CVC Bank, which shall be the Surviving Banking Corporation, without further act or deed, and all the estates and interests of every kind of BMC, including all debts due to it, shall be as effectively the property of CVC Bank as they were of BMC immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in BMC shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of BMC shall be preserved unimpaired and all debts, liabilities and duties of BMC shall be debts, liabilities and duties of CVC Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

        Section 2.3    Articles of Incorporation and Bylaws.    The Articles of Incorporation and Bylaws of CVC Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Banking Corporation until amended, and the name of the Surviving Banking Corporation shall be "Central Valley Community Bank."

        Section 2.4    Conversion of CVC Bank Stock.    The authorized and issued capital stock of CVC Bank immediately prior to the Effective Time, on and after the Effective Time, pursuant to the Merger Agreement and without any further action on the part of CVC Bank shall remain as the common stock of the Surviving Banking Corporation.

        Section 2.5    BMC Stock Options.    Prior to the Effective Time, BMC shall use its commercially reasonable efforts to make arrangements satisfactory to CVCB for the cancellation of all of the BMC Stock Options and the delivery of an agreement between BMC and each Option Holder of those BMC Stock Options, canceling such Option Holder's BMC Stock Options in return for receipt immediately preceding the Effective Time of the difference between the exercise price of the option and the Per Share Merger Consideration.

        Section 2.6    Exchange Amount; Conversion of BMC Common Stock.

          2.6.1    Conversion of BMC Common Stock.    At the Effective Time the conversion of each outstanding share of BMC Common Stock shall proceed as follows:

            (a)   CVCB shall deliver to the Exchange Agent the Stock Component and the Remaining Cash Component. Each share of BMC Common Stock, (except for Perfected Dissenting Shares, if applicable) shall, by virtue of the Merger and without any action on the part of the holder thereof, but subject to Sections 2.6.2 and 2.6.5 hereof, be converted into the right to receive cash or CVCB Common Stock. CVCB shall set aside, in cash out of the Cash Component, for each Perfected Dissenting Share, the Initial Per Share Merger Consideration (the "Dissenters' Set Aside").

            (b)   The holders of certificates formerly representing shares of BMC Common Stock shall cease to have any rights as shareholders of BMC, except such rights, if any, as they may have pursuant to the California Corporations Code and the California Financial Code. Except as provided above, until certificates representing shares of BMC Common Stock are surrendered for exchange, the certificates of each holder shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Merger Consideration.

            (c)   The terms used in this provision shall have the following meanings:

      "Merger Consideration" shall mean $6,200,000 in cash and 261,053 shares of CVCB Common Stock, which, for purposes of this Agreement, are valued at $6,200,000; provided, however, that in the event that the Adjusted Shareholders' Equity on the Closing Financial Statement is less than the Minimum Shareholders' Equity on the Determination Date, the Cash Component of the Merger Consideration shall be reduced by the Merger Consideration Adjustment.

      "Merger Consideration Adjustment" shall mean an amount equal to (a) $12,400,000 minus (b) $12,400,000 multiplied by a fraction, the numerator of which shall equal the Adjusted Shareholders' Equity on the Determination Date, and the denominator of which shall equal the Minimum Shareholders' Equity.

      "Cash Component" shall mean $6,200,000 minus the Merger Consideration Adjustment.

      "Stock Component" shall mean 261,053 shares of CVCB Common Stock.

      "Value of the Stock Component" shall, for purposes of this Agreement, be $6,200,000.

      "Pro Forma Shares" shall mean the sum of all outstanding shares of BMC Common Stock, issued and outstanding immediately prior to the Effective Time.

      "Initial Per Share Merger Consideration" shall mean the Cash Component plus the Value of the Stock Component divided by the Pro Forma Shares.

      "Remaining Cash Component" shall mean the remainder of (x) the Cash Component, minus (y) cash equal to the total number of Perfected Dissenting Shares multiplied by the Initial Per Share Merger Consideration.

      "Value of the Per Share Stock Component" shall mean the Value of the Stock Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

      "Remaining Per Share Cash Component" shall mean the Remaining Cash Component divided by the remainder of (x) Pro Forma Shares, minus (y) the total number of Perfected Dissenting Shares.

      "Per Share Merger Consideration" shall mean the combined value of the Value of the Per Share Stock Component and the Remaining Per Share Cash Component as of the Effective Time.

          2.6.2    Cash/Stock Election.

            (a)   Each BMC shareholder other than a holder of Perfected Dissenting Shares may state a preference to receive his or her Per Share Merger Consideration in (i) all shares of CVCB Common Stock or (ii) all cash. The Merger Consideration shall be allocated in accordance with the following provisions of this Section 2.6.2.

            (b)   The Cash/Stock Election is subject to the limitation that the aggregate shall not exceed the Remaining Cash Component and the Stock Component.

            (c)   First, the election of the Stock Electors shall be fulfilled by providing to each Stock Elector for each share of BMC Common Stock he or she owns the Per Share Merger Consideration in shares of CVCB Common Stock from the Stock Component. If the elections of all of the Stock Electors cannot be fulfilled, then the Stock Component shall be divided among the Stock Electors pro rata by the number of shares of their BMC Common Stock, and each Stock Elector shall receive cash from the Remaining Cash Component for the remainder of the Per Share Merger Consideration for each share of BMC Common Stock which is not converted into shares of CVCB Common Stock and all other shareholders will only receive cash.

            If there are any shares of CVCB Common Stock remaining after payment to the Stock Electors, then, each holder of BMC Common Stock other than a holder of Perfected Dissenting Shares that makes no election or an improper election ("No Election Shareholder") shall receive for each share of BMC Common Stock he or she owns the Per Share Merger Consideration in shares of CVCB Common Stock. In the event there are insufficient shares of CVCB Common Stock available to pay all the No Election Shareholders in full with shares of CVCB Common Stock, then the left over Stock Component shall be divided among the No Election Shareholders pro rata by the number of shares of their BMC Common Stock and each such No Election Shareholder shall receive cash from the Remaining Cash Component for the remainder of the Per Share Merger Consideration for each share of BMC Common Stock which is not converted into shares of CVCB Common Stock and all other shareholders will only receive cash.

            If there are any shares of CVCB Common Stock remaining after payment to the Stock Electors and the No Election Shareholders, then the left over Stock Component shall be divided among the Cash Electors pro rata by the number of shares of their BMC Common Stock and each such Cash Elector shall receive cash from the Remaining Cash Component for the remainder of the Per Share Merger Consideration for each share of BMC Common Stock which is not converted into shares of CVCB Common Stock.

            (d)   CVCB shall prepare a transmittal letter incorporating a Cash/Stock Election form reasonably acceptable to BMC ("Form of Election") which shall be mailed to BMC's shareholders entitled to vote at the shareholders' meeting to adopt this Agreement (the "BMC Shareholders' Meeting") together with the Proxy Statement/Prospectus (as defined in Section 3.7.2) so as to permit BMC's shareholders to exercise their right to make a Cash/Stock Election prior to the Election Deadline. As used herein, "Election Deadline" means 5:00 p.m. local time in the city in which the principal office of the Exchange Agent is located on the date that is the Business Day prior to the date of the BMC Shareholders' Meeting to approve the transactions anticipated by this Agreement. BMC and CVCB shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than 15 Business Days before, and at least 5 Business Days prior to, the Election Deadline.

            (e)   A BMC shareholder who holds shares in two or more capacities or in different names may make a separate Cash/Stock Election for each name or capacity in which shares are held. However, holders whose shares are represented by one or more certificates may make only one Cash/Stock Election for each such certificate.

            (f)    CVCB shall use commercially reasonable efforts to make available as promptly as possible a Form of Election to any BMC shareholder who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline.

            (g)   Any Cash/Stock Election shall have been made properly only if the Exchange Agent shall have received by the Election Deadline a Form of Election properly completed and signed and accompanied by certificates of the shares of BMC Common Stock (the "BMC Stock Certificates" or "Certificates") to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in the Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery (a proper election is sometimes hereinafter referred to as an "Effective Election Statement"). Failure to deliver shares of BMC Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Cash/Stock Election, unless otherwise determined by CVCB, in its sole discretion.

            (h)   Any BMC shareholder may, at any time prior to the Election Deadline, change his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If CVCB determines in its reasonable discretion that any Cash/Stock Election is not properly made with respect to any shares of BMC Common Stock, such Cash/Stock Election shall be deemed to be not in effect, and the holder of the shares of BMC Common Stock shall be deemed not to have made an election with respect to the shares of BMC Common Stock held by such shareholder, unless a proper Cash/Stock Election is thereafter timely made.

            (i)    Any BMC shareholder may, at any time prior to the Election Deadline, revoke his or her Cash/Stock Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her BMC Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Cash/Stock Elections shall be revoked automatically if the Exchange Agent is notified in writing by CVCB or BMC that this Agreement has been terminated in accordance with Article VIII.

            (j)    BMC shareholders who make Cash/Stock Elections have no assurance that they will receive all cash or all stock or any specific proportion thereof.

            (k)   The terms used in this provision shall have the following meanings:

      "Cash/Stock Election" shall mean the process described herein by which each BMC shareholder other than a holder of Perfected Dissenting Shares shall be permitted to state a preference to receive all cash or all stock in exchange for his or her shares of BMC Common Stock.

      "Stock Elector" shall mean a BMC shareholder who has timely submitted the proper form expressing a request to receive all shares of CVCB Common Stock as his or her Per Share Merger Consideration.

      "Cash Elector" shall mean a BMC shareholder who has timely submitted the proper form expressing a request to receive all cash as his or her Per Share Merger Consideration.

          2.6.3    Reservation of Shares.    Prior to the Effective Time, the Board of Directors of CVCB shall reserve for issuance a sufficient number of shares of CVCB Common Stock for the purpose of issuing its shares to the shareholders of BMC in accordance herewith.

          2.6.4    Exchange of BMC Common Stock.

            (a)   As to those BMC shareholders who have not tendered their shares in connection with the election procedures set forth in Section 2.6.2 above, as soon as reasonably practicable after the Effective Time, holders of record of Certificates shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that CVCB shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by the Exchange Agent.

            (b)   After the Effective Time, each holder of a Certificate that surrenders such Certificate to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to the Per Share Merger Consideration payable in respect of the shares represented thereby as determined under Section 2.6.2.

            (c)   The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require.

            (d)   Each outstanding Certificate, other than those representing Perfected Dissenting Shares, shall until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the Per Share Merger Consideration payable in respect of the shares represented thereby.

            (e)   After the Effective Time, holders of Certificates shall cease to have rights with respect to the BMC Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Perfected Dissenting Shares) shall be to exchange such Certificates for the Per Share Merger Consideration. At the Effective Time, BMC shall deliver a certified copy of a list of its shareholders to the Exchange Agent. After the Effective Time, there shall be no further transfer of Certificates on the records of BMC, and if such Certificates are presented to BMC for transfer, they shall be canceled against delivery of the Per Share Merger Consideration. CVCB shall not be obligated to deliver any Per Share Merger Consideration to any holder of BMC Common Stock until such holder surrenders the Certificates as provided herein. No dividends declared will be remitted, nor any voting rights granted, to any person entitled to receive CVCB Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such CVCB Common Stock, at which time such dividends on whole shares of CVCB Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon, and voting rights will be restored. Certificates surrendered for exchange by any person constituting an "affiliate" of BMC for purposes of Rule 145 under the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act") shall not be exchanged for certificates representing CVCB Common Stock until CVCB has received a written agreement from such person as specified in Section 5.3. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of BMC Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. CVCB and the Exchange Agent shall be entitled to rely upon the stock transfer books of BMC to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, the Exchange Agent shall be entitled to deposit any consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (f)    If any Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

            (g)   In the event any Certificate shall have been lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to the Exchange Agent an affidavit stating such fact, in form satisfactory to CVCB, and, at CVCB's discretion, a bond in such reasonable sum as the Exchange Agent may direct as indemnity against any claim that may be made against CVCB or BMC or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Per Share Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate.

          2.6.5    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of CVCB Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of CVCB Common Stock (after taking into account all Certificates of such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by $23.75. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

        2.7    Dissenters' Rights.    Shares of BMC Common Stock, the holders of which have lawfully dissented from the Merger in accordance with Chapter 13 of the California Corporations Code ("Chapter 13") and have timely filed with BMC a written demand for purchase of his or her shares and have surrendered his or her stock certificates pursuant to Section 1302 of Chapter 13, are herein called "Dissenting Shares." Dissenting Shares, the holders of which have not effectively withdrawn or lost their dissenters' rights under Chapter 13 ("Perfected Dissenting Shares"), shall not be converted pursuant to Section 2.6 but the holders thereof shall be entitled only to such rights as are granted by Chapter 13. Each holder of Perfected Dissenting Shares who is entitled to payment for his or her BMC Common Stock pursuant to the provisions of Chapter 13 shall receive payment therefor from CVCB (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions).

        If any holder of Dissenting Shares has effectively withdrawn or lost his or her dissenter's rights under Chapter 13 prior to the Election Deadline, an Effective Election Statement submitted with respect to such shares will be given effect in the same manner as other Effective Election Statements but if no Effective Election Statement is submitted, such shares will be treated as No Election Shares. If any holder of Dissenting Shares shall effectively withdraw or lose his or her dissenter's rights under Chapter 13 after the Election Deadline, the Dissenting Shares owned by such holder shall be treated as No Election Shares.

        Section 2.8    Board of Directors of Successor Banking Corporation following the Effective Time.    At the Effective Time, the existing Board of Directors of CVC Bank shall comprise the Board of Directors of the Successor Banking Corporation.

ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF BMC

        Except as set forth in the Disclosure Schedule delivered by BMC to CVCB and CVC Bank prior to the execution hereof, BMC represents and warrants to CVCB and CVC Bank that all of the statements contained in this Article 3 are true. For purposes of the representations and warranties of BMC contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by BMC calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by BMC pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

        Section 3.1    Organization; Corporate Power; Etc.    BMC is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. BMC is a California state-chartered bank authorized by the CDFI to conduct a general banking business in California. BMC is not a member of the Federal Reserve System. BMC's deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business or BMC, nor the location of any of its respective properties, requires that BMC be licensed or qualified to conduct business in any jurisdiction other than those jurisdictions in which it is licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on BMC taken as a whole. BMC has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all requisite Regulatory Approvals and the affirmative vote of a majority of the outstanding shares of BMC

Common Stock, BMC will have the requisite corporate power and authority to perform its obligations hereunder with respect to the consummation of the transactions contemplated hereby.

        Section 3.2    Licenses and Permits.    Except as disclosed on Schedule 3.2, BMC has all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on BMC or on the ability of BMC to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of BMC are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 3.3    Subsidiaries.    Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which BMC owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

        Section 3.4    Authorization of Agreement; No Conflicts.

          3.4.1     The execution and delivery of this Agreement and the Merger Agreement by BMC, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of BMC, subject only to the approval of this Agreement, the Merger Agreement and the Merger by BMC's shareholders. This Agreement has been duly executed and delivered by BMC and constitutes a legal, valid and binding obligation of BMC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of BMC, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

          3.4.2     Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of BMC, or except for the necessity of obtaining Requisite Regulatory Approvals and the approval of the shareholders of BMC, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BMC or any of its assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on BMC, or on CVCB or CVC Bank following consummation of the Merger; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Merger Agreement by BMC or the performance by BMC of its obligations hereunder and thereunder, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing and approval of the Merger Agreement with the Secretary of the State of California and the CDFI; and (c) Tax Filings.

        Section 3.5    Capital Structure.    The authorized capital stock of BMC consists of 40,000,000 shares divided into two classes as follows: 30,000,000 shares of BMC Common Stock, no par value per share, and 10,000,000 shares of BMC Preferred Stock. On the date of this Agreement, 472,902 shares of BMC Common Stock were issued and outstanding, 138,000 shares of BMC Common Stock were reserved for issuance pursuant to outstanding BMC Stock Options under the BMC Stock Option Plan, and no shares of BMC Preferred Stock were issued and outstanding or reserved for issuance pursuant to outstanding BMC Stock Options under the BMC Stock Option Plan. All outstanding shares of BMC Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the BMC Stock Options described on Schedule 3.24 to this Agreement, BMC does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which BMC is a party or by which it is bound obligating BMC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of BMC or obligating BMC to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 3.6    BMC Filings.    Since January 1, 2000, BMC has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC; (b) the CDFI; and (c) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to BMC's shareholders during the three-year period ended December 31, 2003 (whether or not filed with any Regulatory Authority), are collectively referred to as the "BMC Filings." Except to the extent prohibited by law, copies of the BMC Filings have been made available to CVCB. As of their respective filing or mailing dates, each of the past BMC Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The BMC Financial Statements, together with the financial statements contained in the BMC Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of BMC as of the dates thereof and the results of its operations, cash flows and changes in shareholders' equity for the periods then ended.

        Section 3.7    Accuracy of Information Supplied.

          3.7.1     No representation or warranty of BMC contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of BMC to CVCB or CVC Bank in connection herewith and none of the information supplied or to be supplied by BMC to CVCB or CVC Bank hereunder to the best of BMC's Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.7.2     None of the information supplied or to be supplied by BMC or relating to BMC and approved by BMC which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by CVCB in connection with the issuance of shares of CVCB Common Stock in the Merger (including the Proxy Statement of BMC and the Prospectus of CVCB ("Proxy Statement/Prospectus") constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of BMC through the date of the meeting of shareholders of BMC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of CVCB Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus (except that BMC makes no representations or warranties relating to such portions thereof that relate only to CVCB and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          3.7.3     BMC has delivered or will deliver to CVCB copies of: (a) the audited balance sheets of BMC as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Vavrinek, Trine, Day & Co., LLP, independent public accountants (the "BMC Financial Statements"), and BMC will hereafter until the Closing Date deliver to CVCB copies of additional financial statements of BMC as provided in Sections 5.1.1(iii). The BMC Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of BMC, as of the respective dates indicated and the results of operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, BMC has delivered or made available to CVCB copies of all management or other letters delivered to BMC by its independent accountants in connection with the audit of any of the BMC Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of BMC issued at any time since January 1, 2000, and will make available for inspection by CVCB or its representatives, at such times and places as CVCB may reasonably request, reports and working papers produced or developed by such accountants or consultants. BMC has no liabilities (whether accrued, contingent, or otherwise) that are not disclosed on the BMC Financial Statements, other than liabilities which would not have a Material Adverse Effect, and there have been no problems with BMC's internal controls or internal compliance procedures and systems known to BMC or identified by accountants or consultants that as of the date hereof remain uncorrected.

        Section 3.8    Compliance with Applicable Laws.    Except as disclosed on Schedule 3.8, the business of BMC has not been and is not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on BMC, or CVCB or CVC Bank at or following the Effective Time. Except as set forth in Schedule 3.8, to the Knowledge of BMC no investigation or review by any Governmental Entity with respect to BMC is pending or threatened, nor has any Governmental Entity indicated to BMC an intention to conduct the same.

        Section 3.9    Litigation.    Except as set forth in Schedule 3.9, there is no suit, action or proceeding or investigation pending or, to BMC's Knowledge, threatened against or affecting BMC seeking damages in excess of $50,000 or, which if adversely decided would, or could be reasonably expected to, have a Material Adverse Effect on BMC; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against BMC. Except as disclosed on

Schedule 3.9, there are no facts or circumstances to the Knowledge of BMC that could reasonably be expected to give rise to any material suit, action or proceeding against BMC. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which BMC is a named party of which BMC has Knowledge, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with BMC's prior business practices.

        Section 3.10    Agreements with Banking Authorities.    Except as set forth in Schedule 3.10, BMC is not a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 3.11    Insurance.    BMC has in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its businesses, operations, properties and assets. Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by BMC. BMC is not in default under any such policy of insurance or bond. BMC has filed claims with, or given notice of claim to, its insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which it believes it has coverage.

        Section 3.12    Title to Assets other than Real Property.    BMC has good and marketable title to or a valid leasehold interest in all properties and assets (other than real property which is the subject to Section 3.13), it owns or leases, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) encumbrances as set forth in the BMC Financial Statements; (c) current Taxes (including assessments collected with Taxes) not yet due which have been fully reserved for; (d) encumbrances, if any, that are not in excess of $25,000; and (e) other matters as described in Schedule 3.12. All such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted. All properties used in BMC's operations are reflected in the BMC Financial Statements to the extent GAAP requires the same to be reflected.

        Section 3.13    Real Property.    Schedule 3.13 is an accurate list and general description of all real property owned or leased by BMC, including Other Real Estate Owned ("OREO"). BMC has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for (a) rights of lessors, lessees or sublessees in such matters as are reflected in a written lease; (b) current Taxes (including assessments collected with Taxes) not yet due and payable; (c) encumbrances, if any, that are not in excess of $25,000 and (d) other matters as described in Schedule 3.13. BMC has valid leasehold interests in the leaseholds it holds, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases; and (c) other matters as described in Schedule 3.13. The activities of BMC with respect to all real property owned or leased by it for use in connection with its operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, BMC enjoys quiet possession under all real property leases to which they are the lessees and all of such leases are valid and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. All buildings and improvements on real properties owned or leased by BMC are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

        Section 3.14    Taxes.

          3.14.1    Filing of Returns.    Except as set forth on Schedule 3.14.1, BMC has duly prepared and filed or caused to be duly prepared and filed all federal, state, and local Returns (for Tax or informational purposes) which were required to be filed by or in respect of BMC, or any of its properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. Except as set forth on Schedule 3.14.1, no extension of time within which BMC may file any Return is currently in force.

          3.14.2    Payment of Taxes.    Except as disclosed on Schedule 3.14.2 with respect to all amounts in respect of Taxes imposed on BMC or for which BMC is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under a Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of BMC to taxing authorities or others on or before the date hereof have been paid.

          3.14.3    Audit History.    Except as disclosed on Schedule 3.14.3, there is no review or audit by any taxing authority of any Tax liability of BMC currently in progress of which BMC has Knowledge. Except as disclosed on Schedule 3.14.3, BMC has not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, for any Returns or Tax liability of BMC for any period. BMC currently has no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of BMC filed for fiscal years ended on or after December 31, 1998 through the Closing Date, nor to the Knowledge of BMC is there reason to believe that any material deficiency will be assessed.

          3.14.4    Statute of Limitations.    Except as disclosed on Schedule 3.14.4, no agreements are in force or are currently being negotiated by or on behalf of BMC for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of BMC are currently pending.

          3.14.5    Withholding Obligations.    Except as set forth on Schedule 3.14.5, BMC has withheld from each payment made to any of its officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper taxing authorities within the time required under any applicable Tax law.

          3.14.6    Tax Liens.    There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by BMC, except for liens for Taxes that are not yet due and payable.

          3.14.7    Tax Reserves.    BMC has made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The BMC Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the BMC Financial Statements and all periods prior thereto.

          3.14.8    IRC Section 382 Applicability.    BMC has not experienced an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

        Section 3.15    Performance of Obligations.    BMC has performed all material obligations required to be performed to date and is not in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on BMC. To BMC's Knowledge, and except as disclosed on Schedule 3.15 or in the portion of Schedule 3.16 that identifies 90-day past due or classified or nonaccrual loans, no party with whom BMC has an agreement that is of material importance to the businesses of BMC is in default thereunder.

        Section 3.16    Loans and Investments.    Except as set forth on Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of BMC are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described on Schedule 3.16, as of June 30, 2004, no loans or investments held by BMC are: (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a nonaccrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by BMC or any banking regulators; or (iii) on a nonaccrual status in accordance with BMC's loan review procedures. Except as set forth on Schedule 3.16, none of such assets (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such assets at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit made by BMC to any Affiliates of BMC are disclosed on Schedule 3.16. For outstanding loans or extensions of credit which by their terms are either secured by collateral or supported by a guaranty or similar obligation, the security interests have been duly perfected and have the priority they purport to have, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to BMC and, to BMC's Knowledge, is still in full force and effect.

        Section 3.17    Brokers and Finders.    Other than its obligations to Carpenter & Company in connection with rendering its fairness opinion in connection with this Agreement, BMC is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.

        Section 3.18    Contracts.

          (a)   Schedule 3.18(a) to this Agreement contains a complete and accurate written list of all agreements, obligations or understandings, written and oral (each a "Contract" and collectively, the "Contracts"), each involving annual payments or value in excess of $10,000, to which BMC is a party as of the date of this Agreement (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to CVCB prior to the execution of this Agreement), except for loans and other extensions of credit made by BMC in the ordinary course of its business and those items specifically disclosed in the BMC Financial Statements.

          (b)   Schedule 3.18(b) contains a true and complete list of Contracts not terminable by CVCB upon 30 days' (or less) notice by CVCB without penalty of at least $5,000 or obligation to make payments totaling at least $5,000 based on such termination.

          (c)   Each Contract required to be disclosed in Section 3.18(a) constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and, to BMC's Knowledge, no other party to such Contract is, nor has received notice that it is, in material violation or breach of or material default under any such Contract, or with notice or lapse of time or both, would be in material violation or breach of or default under any such Contract.

          (d)   BMC is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement, or (ii) contains any covenant or other provision that limits BMC's or CVCB's ability to compete with any Person in a line of business or in any area or territory.

        Section 3.19    Absence of Material Adverse Effect.    Since January 1, 2004, the business and operations of BMC have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to BMC's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on BMC.

        Section 3.20    Undisclosed Liabilities.    Except as disclosed on Schedule 3.20, to BMC's Knowledge, BMC has no liabilities or obligations, either accrued, contingent or otherwise, that are material to BMC and that have not been: (a) reflected or disclosed in the BMC Financial Statements; or (b) incurred subsequent to December 31, 2003 in the ordinary course of business. BMC has no Knowledge of any basis for the assertion against BMC of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on BMC that is not fully and fairly reflected and disclosed in the BMC Financial Statements or on Schedule 3.20.

        Section 3.21    Employees; Employee Benefit Plans; ERISA.

          3.21.1     All material obligations of BMC for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the BMC Financial Statements and paid when due. All material obligations of BMC, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the BMC Financial Statements for the periods covered thereby and paid when due. Except as set forth on Schedule 3.21.1, there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of BMC, attempts to unionize or controversies threatened between BMC or Affiliate and or relating to, any of their employees that are likely to have a Material Adverse Effect on BMC. BMC is not a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21.1, BMC is not a party to a written employment contract with any of its employees and there are no understandings with respect to the employment of any officer or employee of BMC which are not terminable by BMC without liability on not more than thirty (30) days' notice. Except as disclosed in the BMC Financial Statements for the periods covered thereby, all material sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and all material benefit obligations under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section 3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.21.1, no director, officer or employee of BMC is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement or the Merger Agreement. BMC has complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, the Fair Labor Standards Act of 1938, as amended, and the Americans with Disabilities Act.

          3.21.2     BMC has delivered as Schedule 3.21.2 a complete list of:

            (a)   All current employees of BMC together with each employee's tenure with BMC, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

            (b)   All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, vacation or sick pay, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

          3.21.3     Except as disclosed on Schedule 3.21.3, BMC does not maintain, administer or otherwise contribute to any "employee benefit plan," as defined in Section 3(3) of ERISA, which is subject to any provisions of ERISA and covers any employee, whether active or retired, of BMC (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered or made available to CVCB, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of BMC or its Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and BMC has not been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of BMC is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and BMC is not aware of any fact which has occurred which would cause the loss of such qualification or exemption. Except as disclosed in Schedule 3.21.3, there are no Employee Plans or Benefit Arrangements as to which, after the Closing, CVCB will be required to make any contributions or with respect to which CVCB shall have any material obligation or liability on behalf of any of the current employees of BMC, or which CVCB will not be able to terminate prior to or immediately after the Closing in accordance with their terms and ERISA.

          3.21.4     Except as disclosed in Schedule 3.21.4, BMC does not maintain (other than base salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of BMC or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21.4, BMC does not maintain any group or individual health insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of BMC, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered or made available to CVCB, shall be herein referred to as a "Benefit Arrangement."

          3.21.5     All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, materially comply with or will be amended to materially comply with applicable legal requirements. Neither BMC, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject BMC, CVCB or CVC Bank to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to BMC's Knowledge, no employee of BMC, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject BMC to liability if BMC is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21.5, BMC has not failed to make any material contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

          3.21.6     Except as set forth on Schedule 3.21.6, no Employee Plan or Benefit Arrangement has any material liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such Employee Plan. Except as set forth on Schedule 3.21.6, there is no pending or, or to BMC's knowledge, threatened legal action, proceeding or investigation against any Employee Plan which could result in material liability to such Employee Plan, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

          3.21.7     Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) materially complies and has materially complied with the requirements of Section 601 through 608 of ERISA or Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

          3.21.8     Except as disclosed in Schedule 3.21.8, BMC does not maintain any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by BMC or any of Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of BMC or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

          3.21.9     There have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, of which BMC has notice by any employees or by any of the employees performing work for BMC but provided by an outside employment agency, and there are no facts or circumstances known to BMC that could reasonably be expected to give rise to such complaint or claim. BMC has complied with all material respects with all laws currently applicable to the employment of employees, and BMC has not received any notice of any claim that it has not complied in any material respect with any laws, ordinances or regulations relating to the employment of employees.

        Section 3.22    Powers of Attorney.    No power of attorney or similar authorization given by BMC is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

        Section 3.23    Hazardous Materials.    Except as set forth on Schedule 3.23:

          3.23.1     Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the business of BMC and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the BMC Properties (as defined below), BMC has not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. To BMC's Knowledge, no material amount of Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned, or which is currently or during the past three years was leased, by BMC, including OREO (collectively, the "BMC Properties"), or to BMC's Knowledge, on or in any real property in which BMC now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("BMC Collateralizing Real Estate"), except for (i) matters disclosed on Schedule 3.23; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in, and de minimus quantities discharged from, motor vehicles in their ordinary operation on such BMC Properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the BMC Property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against BMC in excess of $25,000 individually or in the aggregate. To BMC's Knowledge, no activity has been undertaken on any of the BMC Properties or the BMC Collateralizing Real Estate that would cause or contribute to:

            (a)   any of the BMC Properties or BMC Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

            (b)   a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

            (c)   the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., or any similar federal or state law or local ordinance; the cumulative effect of which would have a material adverse effect on the BMC Property or BMC Collateralizing Real Estate involved.

          3.23.2     To the Knowledge of BMC, there are not, and never have been, any underground storage tanks located in or under any of the BMC Properties or the BMC Collateralizing Real Estate.

          3.23.3     BMC has not received any written notice of, and to its Knowledge, BMC has not received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the BMC Properties or BMC Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the BMC Properties or BMC Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of BMC, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

          3.23.4     "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

        Section 3.24    Stock Options.    Schedule 3.24 to this Agreement contains a description of the BMC Stock Option Plan and list of all BMC Stock Options outstanding, indicating for each: (a) the grant date and expiration date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee. The BMC Stock Option Plan was duly approved by the BMC Board and its shareholders.

        Section 3.25    Parachute Payments.    Except as set forth in Schedule 3.25, the consummation of the Merger will not entitle any director, officer, shareholder, independent contractor or employee of BMC to any payment that would constitute a parachute payment under IRC 280G or would result in an excise tax to a recipient of such payment under Section 4999 of the IRC.

        Section 3.26    Affiliate Transactions.    Other than in the ordinary course of BMC's business, (i) there are no Contracts or liabilities between BMC and any current or former officer, director or 10% or more shareholder, (ii) BMC does not provide or cause to be provided any assets, services (other than routine banking services in the ordinary course of business) or facilities to any such current or former officer, director or shareholder, (iii) neither BMC nor any such current or former officer, director or shareholder provides for fees or causes to be provided for fees any assets, services or facilities to BMC, and (iv) BMC does not beneficially own, directly or indirectly any debentures, notes, other evidence of indebtedness, stock, securities (including rights to purchase and securities convertible into or exchangeable for other securities), or interests in other assets of any such current or former officer, director or shareholder.

        Section 3.27    Risk Management Instruments.    BMC is not a party nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (i) are referred to generally as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives," or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business consistent with safe and sound banking practices and regulatory guidance.

        Section 3.28    Liability Under Regulation C, Truth in Lending Law and HMDA.    BMC has no liabilities or obligations, accrued, contingent or otherwise that are material to BMC with respect to Regulation C, Truth in Lending Law and HMDA disclosures.

        Section 3.29    Effective Date of Representations, Warranties, Covenants and Agreements.    Each representation, warranty, covenant and agreement of BMC set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CVCB

        Except as set forth in the Disclosure Schedule delivered by CVCB and CVC Bank to BMC prior to the execution hereof, CVCB and CVC Bank represent and warrant to BMC that all of the statements contained in this Article 4 are true. For purposes of the representations and warranties of CVCB and CVC Bank contained herein, disclosure in any section of the Disclosure Schedule of any facts or circumstances shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by CVCB and CVC Bank calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more of such representations or warranties, if it is reasonably apparent on the face of the Disclosure Schedule that such disclosure is applicable. The inclusion of any information in any section of the Disclosure Schedule or other document delivered by CVCB and CVC Bank pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

        Section 4.1    Organization; Corporate Power; Etc.    CVCB is a California corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. CVCB is a bank holding company registered under the BHCA. Each of CVCB and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as it is being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on CVCB taken as a whole or the ability of CVCB to consummate the transactions contemplated by this Agreement. CVCB has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining all Requisite Regulatory Approvals, CVCB will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. Neither the scope of business of CVCB or any Subsidiary, nor the location of any of their respective properties, requires that CVCB or any of its respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation, where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on CVCB taken as a whole.

        Section 4.2    Licenses and Permits.    Except as disclosed on Schedule 4.2, CVCB and its Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on CVCB taken as a whole, or on the ability of CVCB to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of CVCB and those of its Subsidiaries are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

        Section 4.3    Authorization of Agreement; No Conflicts.

          4.3.1     The execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CVCB and CVC Bank. This Agreement has been duly executed and delivered by CVCB and CVC Bank and constitutes a legal, valid and binding obligation of CVCB and CVC Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. The Merger Agreement, upon the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Merger Agreement in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute a legal, valid and binding obligation of CVCB and CVC Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or by general equitable principles.

          4.3.2     Except as discussed on Schedule 4.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the Articles of Incorporation or Bylaws of CVCB and CVC Bank, or except for the necessity of obtaining the Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CVCB or CVC Bank or any of its assets or properties or any of its Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on CVCB taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by CVCB and CVC Bank or the performance by CVCB and CVC Bank of their respective obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals; (b) the filing of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable state securities law regulatory authorities; (c) the filing and approval of the Merger Agreement with the Secretary of the State of California and the CDFI; (d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by CVCB or the consummation of the Merger; and (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or "blue sky" laws of various jurisdictions in connection with the issuance of shares of CVCB Common Stock contemplated by this Agreement.

        Section 4.4    Capital Structure of CVCB.    The authorized capital stock of CVCB consists of 40,000,000 shares of CVCB Common Stock, no par value per share, and 10,000,000 shares of CVCB Preferred Stock. On June 30, 2004, 2,625,877 shares of CVCB Common Stock were outstanding, 686,090 shares of CVCB Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the "CVCB Stock Plans"), and no shares of CVCB preferred stock were outstanding or were reserved for issuance by CVCB. All outstanding shares of CVCB Common Stock are validly issued, fully paid and nonassessable and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. The issuance of the shares of CVCB Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of CVCB, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and nonassessable shares of CVCB Common Stock, and will not have been issued in violation of any preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the CVCB Stock Plans, CVCB does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which CVCB is a party or by which it is bound obligating CVCB to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of CVCB or obligating CVCB to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

        Section 4.5    CVCB Filings.

          4.5.1.   CVCB has filed, and will continue to file, through the public EDGAR database of the SEC, each report, schedule, registration statement and definitive proxy statement that it was or will be required to file with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than reports filed pursuant to Section 13(g) of the Exchange Act), from December 31, 2003 through the Effective Time (as such documents have since the time of their filing been amended, the "CVCB SEC Reports"). As of their respective dates of filing with the SEC, the CVCB SEC

  Reports complied or will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CVCB SEC Reports, and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CVCB included in the CVCB SEC Reports complied or will comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been or will be prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of CVCB and its Subsidiaries as at the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of such companies for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments).

          4.5.2   Since January 1, 2000, CVCB and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the SEC; (c) the FDIC, (d) the CDFI and (e) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings including the CVCB Financial Statements are collectively referred to as the "CVCB Filings." Except to the extent prohibited by law, copies of the CVCB Filings have been made available to BMC upon its request. As of their respective filing or mailing dates, each of the past CVCB Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The CVCB Financial Statements, together with the financial statements contained in the CVCB Filings, have been prepared in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of CVCB as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders' equity for the period then ended.

        Section 4.6    Accuracy of Information Supplied.

          4.6.1   No representation or warranty of CVCB contained herein or any statement, schedule, exhibit or certificate given or to be given by or on behalf of CVCB or any of its Subsidiaries to BMC in connection herewith and none of the information supplied or to be supplied by CVCB or any of its Subsidiaries to BMC hereunder to the best of CVCB's Knowledge contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.6.2   None of the information supplied or to be supplied by CVCB or relating to CVCB which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by CVCB in connection the issuance of shares of CVCB Common Stock in the Merger will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of BMC through the date of the meeting of shareholders of BMC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, or any Governmental Entity in connection with the Merger, the issuance of any shares of CVCB Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to BMC and its Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

          4.6.3   CVCB has delivered or will deliver to BMC copies of: (a) the audited balance sheets of CVCB and its Subsidiaries as of December 31, 2003, 2002 and 2001 and the related statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such financial statements, all as audited by Perry-Smith LLP, independent public accountants (the "CVCB Financial Statements"), and CVCB will hereafter until the Closing Date deliver to BMC copies of additional financial statements of CVCB as provided in Section 5.1.1(iii). The CVCB Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with GAAP, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the financial position of CVCB and its Subsidiaries as of the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, CVCB has delivered or made available to BMC copies of all management or other letters delivered to CVCB by its independent accountants in connection with the audit of any of the CVCB Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of CVCB issued at any time since January 1, 2000, and will make available for inspection by BMC or its representatives, at such times and places as BMC may reasonably request, reports and working papers produced or developed by such accountants or consultants.

        Section 4.7    Compliance With Applicable Laws.    Except as disclosed on Schedule 4.7, to the best of CVCB's Knowledge, the respective businesses of CVCB and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to CVCB is pending or, to the Knowledge of CVCB, threatened, nor has any Governmental Entity indicated to CVCB an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole.

        Section 4.8    Litigation.    Except as set forth in Schedule 4.8, to the Knowledge of CVCB there is no suit, action or proceeding or investigation pending or threatened against or affecting CVCB which, if adversely determined, would have a Material Adverse Effect on CVCB, taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against CVCB or its Subsidiaries, that has, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 4.8 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which CVCB or its Subsidiaries, is a named party of which CVCB has Knowledge, and except as disclosed on Schedule 4.8, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or has been adequately reserved for in accordance with CVCB's prior business practices.

        Section 4.9    Agreements with Banking Authorities.    Neither CVCB nor any Subsidiary of CVCB is a party to any written agreement or memorandum of understanding with, or order or directive from, any Governmental Entity.

        Section 4.10    Performance of Obligations.    CVCB and its Subsidiaries have performed all material obligations required to be performed by them to date and none of CVCB or any of its Subsidiaries is in material default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole. To CVCB's Knowledge, and except as disclosed on Schedule 4.10, no party with whom CVCB or any of its Subsidiaries has an agreement that is of material importance to the business of CVCB and its Subsidiaries, taken as a whole, is in default thereunder.

        Section 4.11    Absence of Material Adverse Effect.    Since January 1, 2004, the respective businesses of CVCB and its Subsidiaries have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which to CVCB's Knowledge has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole.

        Section 4.12    Undisclosed Liabilities.    Except as disclosed on Schedule 4.12, none of CVCB or any of its Subsidiaries to CVCB's Knowledge has any liabilities or obligations, either accrued, contingent or otherwise, that are material to CVCB and its Subsidiaries, taken as a whole, and that have not been: (a) reflected or disclosed in the CVCB Financial Statements; or (b) incurred subsequent to December 31, 2003 in the ordinary course of business. CVCB has no Knowledge of any basis for the assertion against CVCB or any of its Subsidiaries, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, that is not fairly reflected in the CVCB Financial Statements or on Schedule 4.12.

        Section 4.13    CVC Bank has been rated a "satisfactory" or better in its most recent examination under the Community Reinvestment Act and is in compliance with all of its obligations pursuant to the Bank Secrecy Act.

        Section 4.14    Brokers and Finders.    Other than its obligations to the James H. Avery Company in connection with rendering its fairness opinion in connection with this Agreement, neither CVCB nor CVC Bank is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder.

        Section 4.15    Effective Date of Representations, Warranties, Covenants and Agreements.    Each representation, warranty, covenant and agreement of CVCB set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.

ARTICLE 5. ADDITIONAL AGREEMENTS

        Section 5.1    Access to Information, Due Diligence, etc.

          5.1.1   Upon reasonable notice, each party shall permit the other party and its accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, and shall furnish or provide access to each other as soon as practicable, (i) a copy of each of BMC's Filings or CVCB's Filings filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of BMC shall be furnished to CVCB at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of CVCB, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by it during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally; (iii) as promptly as practicable following the end of each calendar month after the date hereof, a balance sheet of BMC or CVCB as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as BMC or CVCB may reasonably request.

          5.1.2   Until the Effective Time, a representative of CVCB shall be entitled and shall be invited to attend meetings of the Board of Directors of BMC and all committees thereof. At least five (5) days' prior to written notice of the dates, times and places of such meetings shall be given to CVCB except that in the case of special meetings CVCB shall receive the same number of days' prior notice as BMC's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by BMC, (ii) involve discussions between such Board of Directors or such Loan Committees and legal counsel for BMC that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of CVCB, or (iii) constitute the Executive Session of any Board of Directors meeting. BMC shall furnish CVCB, as soon as practicable, and in any event within five days after it is prepared, or concurrent with distribution to the Board of Directors or any committees thereof if prepared for such purpose, a copy of any report or agenda submitted to the Board of Directors of BMC or any of their committees and access to the working papers and materials related thereto prepared for and distributed to the Board of Directors, whether prior to, at or subsequent to a meeting, provided, however, that BMC need not furnish CVCB any materials relating to deliberations of BMC's Board of Directors with respect to its approval of this Agreement, communications of BMC's legal counsel with the Board of Directors or officers of BMC regarding BMC's rights against or obligations to CVCB or its Subsidiaries under this Agreement, or books, records and documents covered by the attorney-client privilege or which are attorneys' work product. The Board or committee materials to be distributed to CVCB pursuant to this Section 5.1.2 shall be delivered via facsimile to Daniel J. Doyle at the number listed in Section 9.1 hereof.

          5.1.3   All information shared between the parties to this Agreement shall be subject to that certain Confidentiality Agreement by and between CVCB and BMC, dated June 24, 2004.

        Section 5.2    Shareholder Approval.

          5.2.1   BMC shall promptly call a meeting of its shareholders, to be held at the earliest practicable date after the date on which the Registration Statement is effective with the SEC, for the purpose of approving this Agreement and authorizing the Merger Agreement and the Merger. BMC's Board of Directors will unanimously recommend to its shareholders approval of this

  Agreement, the Merger Agreement and the Merger; provided, however, that BMC's Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a BMC Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

          5.2.2   If the Merger is approved by vote of the shareholders of BMC, then, within ten (10) days thereafter BMC shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

        Section 5.3    Taking of Necessary Action.

          5.3.1   Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of BMC's, CVCB's or CCV Bank's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, CVCB, CVC Bank and BMC will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of CVCB, CVC Bank or BMC advisable for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, CVCB and CVC Bank shall take all actions necessary to execute and file the Merger Agreement and to effect all transactions contemplated by this Agreement and BMC shall take all actions necessary to effect all transactions contemplated by this Agreement and the Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Merger Agreement, or to vest the Surviving Banking Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of BMC, the proper officers or directors of CVCB, CVC Bank or BMC, as the case may be, shall take all such necessary action.

          5.3.2     The obligations of BMC contained in Section 6.2.5 of this Agreement shall continue to be in full force and effect despite any Default under Section 6.2.5 or BMC's receipt of an BMC Superior Proposal and any Default under Section 6.2.5 by BMC shall entitle CVCB and CVC Bank to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the Board of Directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's Board of Directors and officers to its shareholders. Notwithstanding the foregoing, however, in the event of a termination of this Agreement by CVCB or BMC and the actual payment of the liquidated damages to the other party as provided for in Section 8.5 of this Agreement, neither CVCB, CVC Bank, BMC or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and CVCB or BMC shall have no further obligations of any kind under this Agreement.

          5.3.3     BMC shall use its reasonable efforts to cause each director, executive officer and other Person who is an "Affiliate" of BMC (for purposes of Rule 145 under the Securities Act) to deliver to CVCB, on the date of this Agreement, a written agreement in the form attached hereto as Exhibit 5.3 (the "Affiliate Agreements").

        Section 5.4    Registration Statement and Applications.

          5.4.1     CVCB, with the cooperation of BMC, will prepare and file as promptly as practicable the Registration Statement, the statements, exhibits, applications, correspondence or forms to be filed with appropriate state securities law regulatory authorities, and the statements, exhibits, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. CVCB, with the cooperation of BMC, shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Thereafter BMC will mail the Proxy Statement/Prospectus to the shareholders of BMC. If at any time prior to the effectiveness of the Registration Statement, a party discovers that information contained in the Registration Statement relating to either party or the transactions contemplated hereby should be amended so that such information does not omit or misstate a material fact, the discovering party shall immediately notify the other party, and the parties shall cooperate in the preparation of any amendments to the Registration Statement that may be required. Each party will furnish all material financial or other information, including certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party to the other for purposes of facilitating the preparation of the Registration Statement.

          5.4.2     Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, exhibits, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

        Section 5.5    Expenses.

          5.5.1     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of CVCB Common Stock by Affiliates of BMC.

          5.5.2     BMC and CVCB shall use their best efforts to ensure that their attorneys, accountants, financial advisors, investment bankers and other consultants engaged by them in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.

        Section 5.6    Notification of Certain Events.

          5.6.1     BMC shall provide to CVCB, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.2     CVCB shall provide to BMC, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3 and 6.4, which notice shall provide reasonable detail as to the subject matter thereof.

          5.6.3     Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement or the Merger Agreement.

          5.6.4     BMC and CVCB shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement/Prospectus at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement/Prospectus otherwise is required to be amended and supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. CVCB shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act. If the amendment or supplement so required relates to information concerning BMC, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by BMC.

        Section 5.7    Closing Schedules.    BMC has delivered to CVCB on or before the date of this Agreement all of the Schedules to this Agreement which BMC is required to deliver to CVCB hereunder (the "BMC Schedules"). CVCB has delivered to BMC on or before the date of this Agreement all of the Schedules to this Agreement which CVCB is required to deliver to BMC hereunder (the "CVCB Schedules"). Immediately prior to the Closing Date, BMC shall have prepared updates of the BMC Schedules provided for in this Agreement and shall deliver to CVCB revised schedules containing the updated information (or a certificate signed by BMC's Chief Executive Officer stating that there have been no changes on the applicable schedules); and CVCB shall have prepared updates of the CVCB Schedules provided for in this Agreement and shall deliver to BMC revised Schedules containing updated information (or a certificate signed by CVCB's Chief Executive Officer stating that there has been no change on the applicable schedules). Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules." The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable under the circumstances.

        Section 5.8    Additional Accruals/Appraisals.    Immediately prior to the Closing Date after all of the conditions set forth in Article 7 hereof have been or with reasonable certainty will be satisfied or waived, BMC shall, at the direction of CVCB consistent with GAAP and applicable banking regulations, establish such additional accruals and reserves as may be necessary to conform BMC's accounting and credit and OREO loss reserve practices and methods to those of CVCB, provided, however, that no accrual or reserve made by BMC pursuant to this Section 5.8, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on BMC resulting from BMC's compliance with this Section 5.8, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

        Section 5.9    Employees; Employee Benefits.

          5.9.1     CVC Bank will honor in accordance with their terms (i) all employee benefit obligations to current and former employees of BMC accrued, earned or otherwise available as of the Effective Time and identified in Schedule 5.9.1 hereof, and (ii) all employment or severance agreements with any such employees entered into prior to the date hereof and identified in Schedule 5.9.1 hereof.

          5.9.2     Following the Closing Date, except with respect to severance benefits (which are addressed in Section 5.9.4), CVC Bank shall provide or make available to the employees of BMC participation in employee benefit plans, on the same terms available to similarly situated employees of CVC Bank (i) with full credit for prior service to the extent it would have been credited by BMC for all purposes other than determining eligibility, vesting or benefit accrual under any CVC Bank defined benefit plan and (ii) with respect to any CVC Bank Benefit Plan that is a medical, dental, other health, life insurance or disability plan, without any waiting periods, evidence of insurability requirements, or application of any pre-existing condition limitations; provided, however, that notwithstanding the foregoing, (A) the amount of any contributions made by CVCB or CVC Bank to any profit sharing plan of CVCB or CVC Bank shall be pro rated for any eligible BMC employees (based on the number of days in the calendar year remaining after the Effective Time) and (B) BMC employees shall not be eligible for a matching contribution under CVC Bank's 401(k) Plan until six (6) months following the Effective Time.

          5.9.3     Immediately prior to the Effective Time, BMC shall (i) cancel its vacation and sick leave policies, (ii) make all payments due to BMC employees as a result of such cancellation, and (iii) adopt the paid time off policy of CVC Bank (provided, however, that for purposes of the CVC Bank paid time off policy, BMC shall have no accrued hours of paid time off at the Effective Time, notwithstanding anything in this Agreement or otherwise to the contrary).

          5.9.4     Immediately prior to the Effective Time, BMC shall (i) terminate any and all employment agreements to which it is subject on terms and conditions reasonably satisfactory to CVC Bank and (ii) make all payments due to BMC employees as a result of such termination as if there were a change of control under such agreements. BMC shall cooperate with CVC Bank in the event that CVC Bank elects to offer incentives to certain BMC employees to retain their services in connection with the transition resulting from the Merger. Unless otherwise agreed in writing, BMC employees below the level of senior vice president who are terminated following the Effective Time other than for cause by CVC Bank shall be eligible to participate in CVC Bank's severance plans and programs on the same terms available to similarly situated employees, with full credit for prior service to the extent it would have been credited by BMC; provided, however, that any amounts payable by CVCB or CVC Bank under such severance plans and programs shall be offset by any amounts paid or payable by CVCB or CVC Bank under any employment agreement, severance agreement or other arrangement.

ARTICLE 6. CONDUCT OF BUSINESS

        Section 6.1    Affirmative Conduct of BMC.    During the period from the date of execution of this Agreement through the Effective Time, BMC shall carry on its business in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California-chartered, non-members banks or all banks insured by the FDIC and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          6.1.1     Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.1.2     Advise CVCB promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.1.3     Keep in full force and effect all of its existing material permits and licenses;

          6.1.4     Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify CVCB in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage;

          6.1.5     Perform its material contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on BMC;

          6.1.6     Observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on BMC;

          6.1.7     Timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          6.1.8     Maintain its tangible assets and properties in good condition and repair, normal wear and tear excepted in accordance with prior practices and except where such failure would not have a Material Adverse Effect on BMC;

          6.1.9     Promptly advise CVCB in writing of any event or any other transaction within the Knowledge of BMC, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of BMC Common Stock either prior to or after the record date fixed for the BMC shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

          6.1.10

            (a)   Except as otherwise required by GAAP, maintain a reserve for loan and lease losses ("Loan Loss Reserve") at a level which is no less than the Loan Loss Reserve of BMC as of June 30, 2004, and which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in BMC's portfolio of loans and leases, in accordance with GAAP and applicable regulatory accounting principles and banking laws and regulations;

            (b)   Charge off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by BMC, BMC has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction, and such regulatory authority retracts its direction requiring such charge-off;

          6.1.11     Maintain reserves for contingent liabilities in accordance with GAAP or applicable regulatory accounting principles and consistent with past practices;

          6.1.12     Promptly notify CVCB if BMC has Knowledge of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against BMC or any of its assets;

          6.1.13     Inform CVCB of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority, independent credit review, or any unit of BMC as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). BMC will furnish to CVCB, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $10,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $10,000); (iii) renegotiated loans by type (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers); (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $10,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $10,000); and (vi) OREO or assets owned stating with respect to each its type;

          6.1.14     Furnish to CVCB, upon CVCB's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the loan or lease type; (ii) loans or leases (including any commitments) by BMC to any director or officer (who is subject to the requirements of Regulation O) of BMC, or to any Person holding 5% or more of the capital stock of BMC, including, with respect to each such loan or lease, the identity and, to the best Knowledge of BMC, the relation of the borrower to BMC, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $10,000);

          6.1.15     Make available to CVCB copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $250,000 or more (on a cumulative basis) for secured loans or secured extensions of credit and $25,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by BMC after the date of this Agreement (as secured and unsecured loans and extensions of credit are defined in Section 1223 of the California Financial Code), within ten Business Days of preparation of such packages; and

          6.1.16     The Board of Directors of BMC shall adopt resolutions, which will become effective immediately prior to the Closing Date, to terminate any plan or agreement providing shares of BMC Common Stock or equity-based rights to any Person, including the BMC Stock Option Plan.

        Section 6.2    Negative Covenants of BMC.    During the period from the date of execution of this Agreement through the Effective Time, BMC agrees that without CVCB's prior written consent (which consent will not be unreasonably withheld), it shall not and its Subsidiaries shall not:

          6.2.1     (a) Declare or pay any dividend on or make any other distribution in respect of any of its capital stock; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock;

          6.2.2     Take any action that would or might result in any of the representations and warranties of BMC set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

          6.2.3     Issue, deliver, sell, or grant, or authorize the issuance, delivery, sale or grant of, or purchase, any shares of the capital stock of BMC or any securities convertible or exercisable into or exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing, except in connection with the issuance of BMC Common Stock pursuant to the exercise of BMC Stock Options;

          6.2.4     Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement;

          6.2.5     Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than CVCB, and its representatives) concerning any such solicited Acquisition Proposal. BMC shall notify CVCB immediately if any inquiry regarding an Acquisition Proposal is received by BMC, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than CVCB would acquire or participate in a merger or other business combination or reorganization involving BMC; (b) proposal by which any Person or group, other than CVCB, would acquire the right to vote twenty-five percent (25%) or more of the capital stock of BMC entitled to vote for the election of directors; (c) acquisition of all or substantially all of the assets of BMC other than in the ordinary course of business; or (d) acquisition in excess of twenty-five percent (25%) of the outstanding capital stock of BMC, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent BMC or BMC's Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of BMC, if and only to the extent that (A) the Board of Directors of BMC has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to BMC's shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as an "BMC Superior Proposal") and BMC's Board of Directors has determined in good faith, after consultation with and based on advice from its outside legal counsel, that such action is necessary for BMC to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, BMC's Board of Directors has received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between BMC and CVCB, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto;

          6.2.6     Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material to BMC, other than in the ordinary course of business consistent with prior practice;

          6.2.7     Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to BMC, except in the ordinary course of business consistent with prior practice;

          6.2.8     Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of BMC or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

          6.2.9     Enter into any material Understanding, except: (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in its ordinary course of business consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; (b) commitments to make loans or other extensions of credit in the ordinary course of business consistent with prior practice; and (c) loan sales in the ordinary course of business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time;

          6.2.10     Make or enter into a commitment to make any loan or other extension of credit to any director, officer or employee of BMC, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity;

          6.2.11     Except in the ordinary course of business consistent with prior practice or as required by an existing contract, and provided prior written disclosure thereof has been made to the President and CEO of CVCB, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person;

          6.2.12     Sell, transfer, mortgage, encumber or otherwise dispose of any assets or liabilities except in the ordinary course of business consistent with prior practice or as required by any existing contract;

          6.2.13     Make the credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or the Loan Loss Reserve policies, less stringent than those in effect on December 31, 2003 or reduce the amount of the Loan Loss Reserve or any other reserves for potential losses or contingencies;

          6.2.14     Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $5,000 individually or $15,000 in the aggregate;

          6.2.15     Renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person;

          6.2.16     Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

          6.2.17     Except as otherwise required to correct a prior filing or pursuant to advice in writing by BMC's tax advisors, compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by CVCB, which approval will not be unreasonably withheld, in writing, or file or amend any federal, foreign, state or local Tax Return or report or make any tax election or change any method or period of accounting unless required by GAAP or applicable law and, then, only after submitting such Tax return or report or proposed Tax election or change in any method or period of accounting, to CVCB for its approval, which it shall not unreasonably withhold or delay;

          6.2.18     Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement;

          6.2.19     Change its fiscal year or methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or regulatory accounting principles as concurred to by BMC's independent public accountants;

          6.2.20     Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization;

          6.2.21     Take or cause to be taken into OREO any commercial property without an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to CVCB prior to taking such property into OREO;

          6.2.22     Make any new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by BMC or its Subsidiaries. CVCB shall be deemed to have consented in writing to any election BMC or its Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Executive Officer of CVCB in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election; and (ii) CVCB shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election; or

          6.2.23     Materially change its pricing practices on loans or deposit products.

        Section 6.3    Affirmative Conduct of CVCB.    During the period from the date of execution of this Agreement through the Effective Time, CVCB shall carry on its business, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California-chartered, non-member banks or all banks insured by the FDIC and directives from regulators (except to the extent BMC shall otherwise consent in writing), and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationships with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

          6.3.1     Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

          6.3.2     Advise BMC promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time;

          6.3.3     Observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on BMC;

          6.3.4     Timely file as and when due all reports and Returns required to be filed with any Governmental Entity;

          6.3.5     Endeavor to file all necessary applications with the FDIC and the CDFI for the transaction within 20 Business Days after the date of this Agreement. In addition, neither CVCB nor CVC Bank shall take any action after the date hereof with Knowledge that such action could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

            (a)   If CVCB or CVC Bank receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby in respect of a Required Regulatory Approval, or otherwise, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request.

            (b)   CVCB and CVC Bank shall keep BMC apprised of the status of material matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining the requisite approvals, consents or orders of each applicable Governmental Entity, including:

                (i)  furnish to the BMC all responsive documents within its possession that are required for any application or other filing to be made by a party in connection with obtaining the Required Regulatory Approvals;

               (ii)  promptly notifying BMC of any material communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement; and

          6.3.6     CVCB agrees that through the Effective Time, as of their respective dates, (i) each CVCB Filing will be true and complete in all material respects; and (ii) each CVCB Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such CVCB Filings that is intended to present the financial position of CVCB, on a consolidated basis, during the periods involved to which it relates will fairly present in all material respects the financial position of CVCB, on a consolidated basis, and will be prepared in accordance with GAAP or consistent with applicable regulatory accounting principles and banking law and regulations, except as stated therein.

        Section 6.4    Negative Covenants of CVCB.    During the period from the date of execution of this Agreement through the Effective Time, CVCB agrees that without BMC's prior written consent (which shall not be unreasonably withheld), it shall not and its Subsidiaries shall not:

          6.4.1     (a) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          6.4.2     Take any action that would or might result in any of the representations and warranties of CVCB set forth in the Agreement becoming untrue in any material respect or any of the conditions to the Merger set forth in Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority;

          6.4.3     Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization; or

          6.4.4     Accept in writing an acquisition proposal (substituting and modifying the term Acquisition Proposal as used in Section 6.2.5 hereof so that it applies to CVCB and CVC Bank) by an unrelated third party unless such acquisition proposal expressly states in writing that it will honor and abide by all of the terms of this Agreement.

        Section 6.5.    Post-Closing Indemnification of Officers and Directors; Insurance.

          6.5.1     From and after the Effective Time, CVCB agrees that it will indemnify and hold harmless each director and executive officer of BMC (each, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that BMC would have been obligated under the California Corporations Code and the BMC Articles and the BMC Bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify CVCB thereof, but the failure to so notify shall not relieve CVCB of any liability it may have to such Indemnified Party if such failure does not materially prejudice CVCB. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) CVCB shall have the right to assume the defense thereof and CVCB shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (b) the Indemnified Party will cooperate in the defense of any such matter and (c) CVCB shall not be liable for any settlement effected without its prior written consent; provided, further, that CVCB shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          6.5.2     CVCB shall purchase extended reporting period coverage for BMC's existing officers' and directors' liability insurance for a period of three years after the Effective Time to the extent that the annual premium therefor is not in excess of $18,000.

ARTICLE 7.    CONDITIONS PRECEDENT TO CLOSING

        Section 7.1    Conditions to the Parties' Obligations.    The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

          7.1.1     This Agreement, the Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of BMC Common Stock entitled to vote;

          7.1.2     All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including the effectiveness of the Registration Statement, shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of CVCB is materially burdensome;

          7.1.3     There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger illegal; (ii) requires the divestiture by CVCB of any material asset or of a material portion of the business of CVCB; or (iii) imposes any condition upon CVCB or its Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of CVCB would be materially burdensome;

          7.1.4     The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby;

          7.1.5     CVCB, CVC Bank and BMC shall have received an opinion from Bingham McCutchen LLP, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to CVCB, CVC Bank and BMC, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that CVCB, CVC Bank and BMC will each be a party to that reorganization within the meaning of Section 368(b) of the IRC;

          7.1.7     No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement or the Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

        Section 7.2    Conditions to CVCB's Obligations.    The obligations of CVCB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by CVCB) of the following conditions:

          7.2.1     Except as otherwise provided in this Section 7.2, (a) the representations and warranties of BMC contained in Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time; (b) BMC shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time; (c) none of the events or conditions entitling CVCB to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) BMC shall have delivered to CVCB certificates dated the date of the Effective Time and signed by the President and Chief Executive Officer to the effect set forth in Subsections 7.2.1(a), (b) and (c);

          7.2.2     There shall have been obtained, without the imposition of any material non-standard burden or restriction on any of the parties hereto not in existence on the date hereof that in either case would substantially deprive either party of the economic benefits of the Merger, each consent to the consummation of the Merger required to be obtained from any Person under any agreement, contract or license to which BMC is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on BMC, the Surviving Banking Corporation or CVCB at or following the Effective Time, or on the transactions contemplated by this Agreement;

          7.2.3     BMC shall have delivered its Closing Schedules to CVCB on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the BMC Schedules (or in the BMC Financial Statements) delivered on the date of execution of this Agreement that has had, would have, or could be reasonably likely to have, a Material Adverse Effect on BMC, the Surviving Banking Corporation or CVCB at or after the Effective Time, or on the consummation of the transactions contemplated hereby;

          7.2.4     Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on BMC, and CVCB shall have received a certificate signed on behalf of BMC by the President and Chief Executive Officer of BMC to such effect;

          7.2.5     BMC shall have delivered to CVCB not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 5.3;

          7.2.6     Neither CVCB nor CVC Bank shall be, as a result of the Merger, subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of its businesses, prospects and operations ("Regulatory Actions"). For purposes of this Agreement, in the event that BMC is subject to a

  Regulatory Action that is not terminated before or in connection with the Merger, the condition contemplated by this Section 7.2.6 shall be deemed to have not been satisfied;

          7.2.7     All of BMC's director-shareholders shall have delivered to CVCB on the date of this Agreement, the Shareholder Agreements in the form attached hereto as Exhibit 7.2.7 ("Shareholder Agreement");

          7.2.8     BMC's officers specified on Schedule 7.2.8 shall have delivered to CVCB on the date of this Agreement the a fully-executed Nonsolicitation and Confidentiality Agreement in the form attached hereto as Exhibit 7.2.8;

          7.2.9     At least four Business Days prior to the Closing, BMC shall provide CVCB with BMC's financial statements presenting the financial condition of BMC as of the close of business on the last day of the last month ended prior to the Effective Time and BMC's results of operations for the period January 1, 2004 through the close of business on the last day of the last month ended prior to the Effective Time (the "Closing Financial Statements"); provided, however, that if the Effective Time occurs on or before the fifth Business Day of the month, BMC shall have provided financial statements as of and through the second month preceding the Effective Time (the date that such Closing Financial Statements are prepared as of shall sometimes be referred to herein as the "Determination Date"). Such financial statements shall have been prepared in all material respects in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall include accruals for the Termination Fees, Professional Fees, Severance Payments and Stock Option Payments contemplated by Section 7.2.10. Such financial statements shall be accompanied by a certificate of BMC's Chief Executive Officer and Chief Financial Officer, dated as of the Effective Time, to the foregoing effect and to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of BMC;

          7.2.10     As contained in the Closing Financial Statements, (i) the Adjusted Shareholders' Equity of BMC shall not be less than $4,600,000 ("Minimum Shareholders' Equity") and (ii) BMC's Loan Loss Reserve shall not be less than the greater of (A) $620,000 or (B) an amount that equals one and 40/100 percent (1.4%) of the total outstanding loans of BMC as of the Determination Date; in each case as determined in accordance with GAAP except as specifically stated in the following sentence. For purposes of this Agreement, "Adjusted Shareholders' Equity" means the equity of BMC, excluding the tax effected amount of any gains or losses on or changes in fair market value of securities of BMC from such calculation, and adding the sum of the tax effected amounts of, without duplication, (w) all fees and expenses incurred or accrued in connection with the termination of all data processing agreements arising from the Merger ("Termination Fees") in an aggregate amount not to exceed $400,000 on a pre-tax basis, (x) all fees and expenses of all attorneys, accountants, investment bankers and other advisors and agents for BMC ("Advisors") for services rendered solely in connection with the transactions contemplated by this Agreement (collectively, "Professional Fees") paid or incurred by BMC prior to the Effective Time and which do not exceed in the aggregate $225,000 on a pre-tax basis, (y) amounts paid, accrued or to be accrued by BMC for severance payments ("Severance Payments") to be made pursuant to agreements or policies in effect on the date hereof in contemplation of the consummation of the transactions provided for hereby in an aggregate amount not exceed $340,000 on a pre-tax basis, and (z) the aggregate amount paid by BMC in order to satisfy its obligation to take all action as may be necessary to cancel the BMC Stock Options pursuant to Section 2.5 ("Stock Option Payments");

          7.2.11     BMC shall have terminated all employment agreements with BMC employees on terms and conditions reasonably satisfactory to CVC Bank, and CVC Bank shall have entered into a consulting agreement with Fred Brylka on terms and conditions reasonably satisfactory to CVC Bank; and

          7.2.12     CVCB shall have received the unconditional consents of the landlords to the assignment of all BMC real estate leases.

        Section 7.3    Conditions to BMC's Obligations.    The obligations of BMC to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by BMC) of the following conditions:

          7.3.1     Except as otherwise provided in this Section 7.3, (a) the representations and warranties of CVCB contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time; (b) CVCB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it prior to or at the Effective Time; (c) none of the events or conditions entitling BMC to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) CVCB shall have delivered to BMC certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c);

          7.3.2     CVCB shall have delivered its Closing Schedules to BMC on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the CVCB Schedules (or in the CVCB Financial Statements) delivered on the date of execution of this Agreement that has had, or would have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, at or after the Effective Time, or on the consummation of the transactions contemplated hereby; and

          7.3.3     The issuance of the CVCB Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked, and the shares shall have been approved for listing on Nasdaq (Small Cap) subject only to notice of issuance.

ARTICLE 8.    TERMINATION, AMENDMENTS AND WAIVERS

        Section 8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time:

          8.1.1     By mutual consent of the Boards of Directors of CVCB and BMC;

          8.1.2     By CVCB or BMC upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

          8.1.3     By CVCB if an Acquisition Event involving BMC shall have occurred;

          8.1.4     By BMC if there shall have been a material breach of any of the representations or warranties of CVCB set forth in this Agreement, which breach, in the reasonable opinion of BMC, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of BMC, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

          8.1.5     By CVCB if there shall have been a material breach of any of the representations or warranties of BMC set forth in this Agreement, which breach, in the reasonable opinion of CVCB, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of CVCB, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on BMC or upon the consummation of the transactions contemplated hereby;

          8.1.6     By BMC after the occurrence of a Default by CVCB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of BMC, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

          8.1.7     By CVCB after the occurrence of a Default by BMC and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of CVCB, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing;

          8.1.8     By CVCB if the Closing Schedules delivered by BMC disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the BMC Schedules or the BMC Financial Statements delivered to CVCB on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on BMC, or after the Effective Time, on CVCB or CVC Bank, or on the consummation of the transactions contemplated hereby (an "BMC Material Adverse Event");

          8.1.9     By BMC if the Closing Schedules delivered by CVCB disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the CVCB Financial Statements delivered to BMC on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on CVCB and its Subsidiaries, taken as a whole, or on the consummation of the transactions contemplated hereby (a "CVCB Material Adverse Event");

          8.1.10     By BMC upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to March 31, 2005 provided that BMC may not terminate this Agreement under this Section 8.1.10 if the relevant condition shall have failed to occur as a result of any act, delay or omission by BMC; or

          8.1.11     By CVCB upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to March 31, 2005 provided that CVCB may not terminate this Agreement under this Section 8.1.11 if the relevant conditions shall have failed to occur as a result of any act, delay or omission by CVCB.

        Section 8.2    Effect of Termination; Survival.    Except as provided in Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.3, 5.5, 8.5 or 9.4 hereof or from any liability or damage to any other party hereto arising out of, in connection with, or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

        Section 8.3    Amendment.    This Agreement may be amended by written consent of the parties hereto, at any time before or after approval hereof by the shareholders of BMC; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law require further approval by such shareholders without such further approval.

        Section 8.4    Waiver.    Any term or provision of this Agreement, other than regulatory approval or any of the provisions required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

        Section 8.5    Liquidated Damages; Cancellation Fee.

          8.5.1     In the event of the occurrence of an Acquisition Event involving BMC, then BMC shall pay to CVCB the sum of Four Hundred Thousand Dollars ($400,000.00) in cash.

          8.5.2     In the event of termination of this Agreement by CVCB pursuant to (i) Section 8.1.2, only as a result of Section 7.1.1 (no approval by BMC shareholders); or (ii) pursuant to Section 8.1.5 (breach of representations or warranties of BMC), or Section 8.1.7 (Default), or Section 8.1.8 (disclosure in the Closing Schedules of an BMC Material Adverse Event) where such BMC Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of BMC or any of its directors or executive officers (it being understood that any BMC Material Adverse Event that occurs after the date of this Agreement and was outside of the control of BMC, its directors and executive officers, shall not come within this Section 8.5.2), then, BMC shall pay to CVCB the sum of Four Hundred Thousand Dollars ($400,000.00), in cash.

          8.5.3     The parties have determined that the occurrence of any of the events or circumstances set forth in Sections 8.5.1 and 8.5.2 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Sections 8.5.1 and 8.5.2 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Sections 8.5.1 or 8.5.2 as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any Affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.3, 5.5 and 9.4.

          8.5.4     In the event of the termination of this Agreement by CVCB, CVC Bank or BMC and for any reason other than as specified in Sections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any Affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.3, 5.5 and 9.4.

ARTICLE 9.    GENERAL PROVISIONS

        Section 9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

        If to BMC at:

        Bank of Madera County
        40266 Junction Drive
        Oakhurst, CA 93644
        Fax No. (559) 642-2266
        Attention: Fred H. Brylka, Chairman and CEO

        with a copy to:

        Bingham McCutchen LLP
        Attn: James M. Rockett, Esquire
        3 Embarcadero Center, Number 1800
        San Francisco, California 94111
        Fax No. (415) 393-2286

  If to CVCB or
  CVC Bank at:

        Central Valley Community Bancorp
        600 Pollasky Avenue
        Clovis, California 93612
        Fax No. (559) 323-3310
        Attention: Daniel J. Doyle, President and CEO

        with a copy to:

        Downey Brand LLP
        Attn: James K. Dyer, Jr., Esquire
        555 Capitol Mall, 10th Floor
        Sacramento, California 95814
        Fax No. (916) 444-2100

        Section 9.2    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 9.3    Entire Agreement/No Third Party Rights/Assignment.    This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

        Section 9.4    Nondisclosure of Agreement.    CVCB and BMC agree, except as required by law or the rules of the NASDAQ, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

        Section 9.5    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

        Section 9.6    Headings/Table of Contents.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 9.7    Enforcement of Agreement.    The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of California or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

        Section 9.8    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 9.9    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        IN WITNESS WHEREOF, CVCB, CVC Bank and BMC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

CENTRAL VALLEY COMMUNITY BANCORP		BANK OF MADERA COUNTY

By:		By:

Name:	Daniel J. Doyle, President and CEO	Name:	Fred H. Brylka, Chairman and CEO

CENTRAL VALLEY COMMUNITY BANK

By:

Name:	Daniel J. Doyle, President and CEO

INDEX OF EXHIBITS AND SCHEDULES
PREVIOUSLY DELIVERED BY THE PARTIES

Exhibits
Exhibit 1	Definitions
Exhibit 2.1	Form of Merger Agreement
Exhibit 5.3	Form of Affiliate Agreements
Exhibit 7.2.7	Form of Shareholder Agreements
Exhibit 7.2.8	Nonsolicitation and Confidentiality Agreement
Schedules
Schedule 3.2	Licenses and Permits
Schedule 3.3	Subsidiaries
Schedule 3.4	Authorization of Agreement; No Conflicts
Schedule 3.8	Applicable Laws
Schedule 3.9	Litigation
Schedule 3.10	Agreements with Banking Authorities
Schedule 3.11	Insurance Policies
Schedule 3.12	Title Exceptions
Schedule 3.13	Real Property
Schedule 3.14	Tax Matters
Schedule 3.15	Performance of Obligations
Schedule 3.16	Loans and Investments
Schedule 3.18	Material Contracts
Schedule 3.20	Undisclosed Liabilities
Schedule 3.21	Employees; Employee Benefit Plans; ERISA
Schedule 3.23	Hazardous Materials
Schedule 3.24	Stock Option Plans
Schedule 3.25	Parachute Payments
Schedule 4.2	Licenses and Permits
Schedule 4.3	Authorization of Agreement; No Conflicts
Schedule 4.7	Compliance with Laws
Schedule 4.8	Litigation
Schedule 4.10	Performance of Obligations
Schedule 4.12	Undisclosed Liabilities
Schedule 5.9	Employees; Employee Benefits
Schedule 7.2.8	Certain Officers

Exhibit 1

Definitions

        As used in the Agreement, capitalized terms not otherwise defined in the body of the Agreement shall have the meanings set forth below:

          "Acquisition Event" shall mean BMC's Board of Directors shall have approved or BMC shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than CVCB or any of its respective Subsidiaries) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving BMC, (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of BMC or a grant of an option entitling any Person to acquire more than 15% of the outstanding shares of stock of BMC or all or substantially all of the assets material to the business of BMC; or (iii) the issuance, other than pursuant to outstanding stock options, sale or other disposition by BMC (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of BMC Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of BMC Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of BMC.

          "Acquisition Proposal" shall have the meaning given such term in Section 6.2.5.

          "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

          "Affiliate Agreements" shall have the meaning given to such term in Section 5.3.3.

          "BMC" shall mean Bank of Madera County.

          "BMC Collateralizing Real Estate" shall have the meaning given such term in Section 3.23.1.

          "BMC Common Stock" shall mean the common stock, no par value, of BMC.

          "BMC Filings" shall have the meaning given such term in Section 3.6.

          "BMC Financial Statements" shall have the meaning given to such term in Section 3.7.3.

          "BMC Material Adverse Event" shall have the meaning given such term in Section 8.1.8.

          "BMC Properties" shall have the meaning given such term in Section 3.23.1.

          "BMC Stock Options" shall mean any options to purchase any shares of BMC Common Stock or any other Equity Securities of BMC granted on or prior to the Effective Time, whether pursuant to the BMC Stock Option Plan or otherwise.

          "BMC Stock Option Plan" shall mean BMC's written Stock Option Plan as described in Schedule 3.24 hereto.

          "BMC Superior Proposal" shall have the meaning set forth in Section 6.2.5.

          "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

          "Benefit Arrangement" shall have the meaning given such term in Section 3.21.4.

          "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

          "CDFI" shall mean the California Department of Financial Institutions.

          "CVCB" shall mean Central Valley Community Bancorp.

          "CVCB Common Stock" shall mean the common stock, no par value per share, of CVCB.

          "CVCB Filings" shall have the meanings given such term in Section 4.5.2.

          "CVCB Financial Statements" shall mean the financial statements of CVCB for the year ended December 31, 2003.

          "CVCB Material Adverse Event" shall have the meaning given to such term in Section 8.1.9

          "CVCB Stock Plans" shall have the meaning set forth in Section 4.4.

          "California Corporations Code" shall mean the General Corporation Law of the State of California, as amended from time to time.

          "Certificates" shall have the meaning given to such term in Section 2.6.2(g).

          "Chapter 13" shall have the meaning given to such term in Section 2.7.

          "Classified Assets" shall have the meaning given to such term in Section 6.1.13.

          "Closing" shall have the meaning given to such term in Section 2.1.

          "Closing Date" shall have the meaning given to such term in Section 2.1.

          "Closing Schedules" shall have the meaning given to such term in Section 5.7.

          "CVC Bank" shall mean Central Valley Community Bank, a California-chartered banking corporation.

          "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

          "Determination Date" shall have the meaning given such term in Section 7.2.9.

          "Dissenters' Set Aside" shall have the meaning given such term in Section 2.6.1 (a).

          "Dissenting Shares" shall mean shares of BMC Common Stock which come within all of the descriptions set forth in Subparagraphs (1), (2), (3) and (4) of Paragraph (b) of Section 1300 of the California Corporations Code.

          "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of Section 1301 of the California Corporations Code.

          "Effective Time" shall have the meaning given such term in Section 2.1.

          "Employee Plan" shall have the meaning given such term in Section 3.21.3.

          "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

          "Equity Securities" shall have the meaning given to such term in the Exchange Act.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall mean Registrar and Transfer Company or such other Person as CVCB shall have appointed to perform the duties set forth in Section 2.6.1(a).

          "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of BMC Common Stock or CVCB Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of BMC Common Stock or CVCB Common Stock.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "Federal Reserve Bank" shall mean the Federal Reserve Bank of San Francisco.

          "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

          "GAAP" shall mean generally accepted accounting principles.

          "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

          "Hazardous Substances" shall have the meaning given such term in Section 3.23.4.

          "IRC" shall mean the Internal Revenue Code of 1986, as amended.

          "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement; the actual knowledge, after reasonable inquiry, of any director or executive officer of BMC or CVCB.

          "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger, to permit the parties to consummate the Merger.

          "Material Adverse Effect" shall mean, with respect to any Person, any condition, event, change or occurrence that has or would reasonably likely have a material adverse effect on the business, condition (financial or otherwise), properties, operations, assets, deposit liabilities, or results of operations of such Person; provided, however, that the effects of events, changes and circumstances relating to the following shall not be considered when determining if a Material Adverse Effect on such Person has occurred: (a) changes in economic conditions affecting financial institutions generally, except to the extent such changes disproportionately affect such Person, (b) changes in

  Law, generally accepted accounting principles or official interpretations of the foregoing, or (c) actions taken or delayed solely at the request of CVCB, including any financial change resulting from adjustments required under this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Agreement" shall have the meaning given to such term in Section 2.1.

          "No Election Shareholder" shall have the meaning given to such term in Section 2.6.2 (c).

          "OREO" shall have the meaning given such term in Section 3.13.

          "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on BMC in accordance with Paragraph (b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

          "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

          "Proxy Statement/Prospectus" shall have the meaning given to such term in Section 3.7.2.

          "Registration Statement" shall have the meaning given to such term in Section 3.7.2.

          "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger.

          "Requisite Regulatory Approvals" shall have the meaning set forth in Section 7.1.2.

          "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term

          "Return" means any one of the foregoing Returns.

          "SEC" shall mean the Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Shareholder Agreement" shall have the meaning given such term in Section 7.2.7.

          "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

          "Surviving Banking Corporation" shall have the meaning given to such term in Section 2.1.

          "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term

          "Tax" means any one of the foregoing Taxes.

          "Tax Filings" shall mean any applications, reports, statements or other Returns required to be filed with any local, state or federal Governmental Entity before the Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain a Tax Clearance Certificate for the Merger.

          "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of BMC Common Stock or CVCB Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of BMC or CVCB.

          "Understanding" shall have the meaning set forth in Section 6.1.5.

          "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, nonvoting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

Exhibit 7.2.7

SHAREHOLDER'S AGREEMENT

        This Shareholder's Agreement ("Agreement"), dated as of July 19, 2004 is entered into by and between Central Valley Community Bancorp, a California corporation ("CVCB"), and the undersigned director and shareholder of Bank of Madera County ("Shareholder").

RECITALS

        A.    CVCB, Central Valley Community Bank, a California banking corporation ("CVC Bank"), and Bank of Madera County, a California banking corporation ("BMC") entered into that certain Plan of Reorganization and Merger Agreement dated as of July 19, 2004 (the "Reorganization Agreement"). Pursuant to the Reorganization Agreement, BMC shall be merged with and into CVC Bank ("Merger").

        B.    Shareholder is a member of the Board of Directors of BMC and owns shares of the common stock, no par value, of BMC ("BMC Stock").

        C.    Shareholder is willing to agree to vote or cause to be voted all shares of BMC Stock with respect to which Shareholder has voting power, except in a fiduciary capacity, on the date hereof or hereafter acquired to approve the Reorganization Agreement and the transactions contemplated thereby and all requisite matters related thereto.

        D.    Shareholder is willing to agree to not compete with, use trade secrets or solicit customers or employees of CVCB or any of CVCB's Subsidiaries, or BMC as set forth in this Agreement.

        E.    Unless otherwise provided in this Agreement, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

        NOW THEREFORE, in consideration of the premises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, and intending to be legally bound hereby, CVCB and Shareholder agree as follows:

ARTICLE I
DIRECTOR-SHAREHOLDER'S AGREEMENT

        1.1    Agreement to Vote.    Shareholder shall vote or cause to be voted at any meeting of shareholders of BMC to approve the Reorganization Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"), all of the shares of BMC Stock over which Shareholder has voting authority except in a fiduciary capacity (the "Shares"), as of the record date established to determine shareholders who have the right to vote at any such Shareholders' Meeting or to give consent to action in writing (the "Record Date"), to approve the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby, including the principal terms of the Merger. For purposes of this Agreement, shares held in a revocable trust in which the Shareholder has voting authority and is either a settlor, trustee or beneficiary shall not be considered shares held in a fiduciary capacity and shall be considered Shares for all intents and purposes under this Agreement.

        1.2    Legend.    Shareholder agrees to stamp, print or type on the face of his or her certificates of BMC Stock evidencing the Shares, and certificates of CVCB common stock received in connection with the Merger, the following legend:

    "THE VOTING, SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A SHAREHOLDER'S AGREEMENT DATED AS OF JULY 19, 2004 BY AND BETWEEN CENTRAL VALLEY COMMUNITY BANCORP,

    AND THE DIRECTOR AND SHAREHOLDER IN WHOSE NAME THIS CERTIFICATE IS REGISTERED, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF CENTRAL VALLEY COMMUNITY BANCORP."

        1.3    Restrictions on Dispositions.    Shareholder agrees that, from and after the date of this Agreement and during the term of this Agreement, he or she will not take any action that will adversely affect his or her ability to comply with the obligations imposed by this Agreement to vote the Shares, except (i) with the prior written consent of CVCB or (ii) to change such right from that of a shared right of Shareholder to vote the Shares to a sole right of Shareholder to vote the Shares.

        1.4    Shareholder Approval.    Shareholder shall (i) recommend shareholder approval of the Reorganization Agreement, the Agreement of Merger and the transactions contemplated thereby by the BMC shareholders at the Shareholders' Meeting and (ii) advise the BMC shareholders to reject any subsequent proposal or offer received by BMC relating to any purchase, sale, acquisition, merger or other form of business combination involving BMC or any of its assets, equity securities or debt securities and to proceed with the transactions contemplated by the Reorganization Agreement; provided, however, that Shareholder shall not be obligated to take any action specified above if the Board of Directors of BMC is advised in writing by outside legal counsel that, in the exercise of his or her fiduciary duties, a director of BMC should not take such action.

        1.5    Noncompetition.    Other than serving as a director, executive officer or shareholder of CVCB or its subsidiaries, for a period of two years after the Effective Time of the Merger, Shareholder agrees not to, directly or indirectly, without the prior written consent of CVCB, own more than 1% of, organize, manage, operate, finance or participate in the ownership, management, operation or financing of, or be connected as an officer, director, employee, principal, agent or consultant to any financial institution, other than CVCB or its subsidiaries, whose deposits are insured by the Federal Deposit Insurance Corporation that has its head offices or a branch office within 100 miles of the head office of BMC.

        1.6    Holding Period.    Shareholder will not sell, offer to sell or transfer the shares of CVCB common stock received pursuant to the Merger for a period of at least six (6) months following the effective date of the Merger except for transfers by operation of law, by will, or pursuant to the laws of descent and distribution.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

        Shareholder represents and warrants to CVCB that the statements set forth below are true and correct as of the date of this Agreement, except those that are specifically as of a different date:

        2.1    Ownership and Related Matters.

          (a)   Schedule 2.1(a) hereto correctly sets forth the number of Shares and the nature of Shareholder's voting power with respect thereto as of the date hereof. Within five business days after the Record Date, Shareholder shall amend said Schedule 2.1(a) to correctly reflect the number of Shares and the nature of Shareholder's voting power with respect thereto as of the Record Date.

          (b)   There are no proxies, voting trusts or other agreements or understandings to or by which Shareholder or his or her spouse is a party or bound or that expressly requires that any of the Shares be voted in any specific manner other than as provided in this Agreement.

        2.2    Authorization; Binding Agreement.    Shareholder has the legal right, power, capacity and authority to execute, deliver and perform this Agreement, and this Agreement is the valid and binding obligation of Shareholder enforceable in accordance with its terms, except as the enforcement thereof may be limited by general principles of equity.

        2.3    Noncontravention.    The execution, delivery and performance of this Agreement by Shareholder will not (a) require any third party consents; (b) result in the creation or imposition of any encumbrance on any of the Shares; or (c) violate any applicable laws or rules to which Shareholder or his or her spouse is subject.

ARTICLE III
GENERAL

        3.1    Amendments.    To the fullest extent permitted by law, this Agreement and any schedule or exhibit attached hereto may be amended by agreement in writing of the parties hereto at any time.

        3.2    Integration.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for the Reorganization Agreement if executed by Shareholder) supersedes all prior agreements and understandings of the parties in connection therewith.

        3.3    Specific Performance.    Shareholder and CVCB each expressly acknowledge that, in view of the uniqueness of the obligations of Shareholder contemplated hereby, CVCB would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed by Shareholder in accordance with its terms, and therefore Shareholder and CVCB agree that CVCB shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled at law or in equity.

        3.4    Termination.    This Agreement shall terminate automatically without further action at the termination of the Reorganization Agreement in accordance with its terms except as provided in Sections 1.2, 1.5 and 1.6 of this Agreement. Upon termination of this Agreement as provided herein, the respective obligations of the parties hereto shall immediately become void and have no further force and effect.

        3.5    No Assignment.    Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by CVCB or Shareholder, in whole or in part. Any attempted assignment in violation of this prohibition shall be null and void. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors of the parties hereto.

        3.6    Headings.    The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        3.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

        3.8    Gender, Number, and Tense.    Throughout this Agreement, unless the context otherwise requires,

            (i)  the masculine, feminine and neuter genders each includes the other;

           (ii)  the singular includes the plural, and the plural includes the singular; and

          (iii)  the past tense includes the present, and the present tense includes the past.

        3.9    Notices.    Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, or (c) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to CVCB:

    Central Valley Community Bancorp
    Attention: Daniel J. Doyle
    600 Pollasky Avenue
    Clovis, CA 93612

With a copy to:

    Downey Brand LLP
    Attention: James K. Dyer, Jr., Esq.
    555 Capitol Mall, 10th Floor
    Sacramento, CA 95814

If to Shareholder:

With a copy to:

    Bingham McCutchen LLP
    Attention: James M. Rockett, Esq.
    3 Embarcadero Center, Number 1800
    San Francisco, CA 94111

or at such other address and to the attention of such other person as a party may notice to the other in accordance with this Section 3.9. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

        3.10    Governing Law.    This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, except to the extent preempted by the laws of the United States.

        3.11    Not in Director Capacity.    Except to the extent set forth in Section 1.4, no person executing this Agreement who is, during the term hereof, a director of BMC, makes any agreement or understanding herein in his or her capacity as such director. The parties sign solely in their capacities as owners of or holders of the power to vote shares of BMC Stock.

        3.12    Attorneys' Fees.    If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, breach or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        3.13    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CENTRAL VALLEY COMMUNITY BANCORP
By:
Title:	President and CEO
SHAREHOLDER
Name:

SPOUSAL CONSENT

        I am the spouse of                        , Shareholder in the above Agreement. I understand that I may consult independent legal counsel as to the effect of this Agreement and the consequences of my execution of this Agreement and, to the extent I felt it necessary, I have discussed it with legal counsel. I hereby confirm this Agreement and agree that it shall bind my interest in the Shares, if any.

(Shareholder's Spouse's Name)

Appendix B

CALIFORNIA CORPORATIONS CODE
TITLE 1. CORPORATIONS
DIVISION 1. GENERAL CORPORATION LAW
CHAPTER 13. Dissenters' Rights

§ 1300. Reorganization or short form merger; dissenting shares; corporate purchase at the fair market value; definitions

        (a)   If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

        (b)   As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c)   As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

        (a)   If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

        (b)   Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c)   The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

        (a)   If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b)   Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

        (a)   If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b)   Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c)   On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

        (a)   If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b)   If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c)   Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d)   Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e)   The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal and demand for payment

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting shareholder status

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a)   The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b)   The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c)   The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d)   The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

        (a)   No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c)   If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

July 19, 2004
Board of Directors
Bank of Madera County
40266 Junction Drive
Oakhurst, CA 93644

Members of the Board:

Re: Fairness Opinion

With respect to the Agreement and Plan of Merger ("the Agreement") to be signed and entered into on July 19, 2004 between Bank of Madera County (the "Company"), Central Valley Community Bancorp ("Bancorp"), and Central Valley Community Bank ("Bank"), pursuant to which the Company shall be merged into the Bank (the "Merger"), and the current shareholders of the Company, in the aggregate and subject to the terms of the Agreement, will receive $6.2 million in cash and 261,053 shares of Bancorp common stock ("Merger Consideration") in exchange for their shares of Company common stock, you have asked our opinion as to the fairness of the Merger Consideration from a financial point of view to the shareholders of the Company.

In connection with our opinion, we have among other activities: (a) reviewed certain publicly available financial and other data with respect to the Company and Bancorp, including the consolidated financial statements for recent periods through March 31, 2004, and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (b) reviewed the terms of the Agreement; (c) reviewed certain historical market prices and trading volume of common stock of Bancorp and other California banking companies; (d) compared the Company and Bancorp from a financial point of view with certain other companies in the industry which we deemed to be relevant; (e) considered the financial terms, to the extent publicly available, of selected recent transactions which we deem to be comparable, in whole or in part, to the Merger; (f) reviewed certain information of a business and financial nature regarding the Company and Bancorp, including financial forecasts and related assumptions of the Company; (g) made inquiries and held discussions on the Merger and the Agreement and other matters relating thereto with the Company's counsel; and (h) performed such other analyses and examinations and considered such other information, financial analyses, and financial, economic and market criteria as we have deemed appropriate and relevant.

In connection with our review, we have not independently verified any of the foregoing information with respect to the Company, or Bancorp. We have relied on all such information provided by the Company and have assumed that all such information is complete and accurate in all material respects. We have assumed that there have been no material changes in the Company's or Bancorp's assets, financial condition, results of operations, business (present or future) since the respective dates of their last financial statements made available to us. We have relied on advice of counsel to the Company as to all legal matters with respect to the Company, the Merger, and the Agreement. In addition, we have not made an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company or Bancorp, nor have we been furnished with any such appraisals. Our opinion is necessarily based upon economic, monetary, and market conditions existing as of the date hereof.

FIVE PARK PLAZA, SUITE 950    •    IRVINE, CALIFORNIA 92614-8527
(949) 261-8888    •    FAX (949) 261-0880

C-1

This opinion is furnished pursuant to our engagement letter dated June 30, 2004, and is solely for the benefit of the Board of Directors and stockholders of the Company. In furnishing this opinion, we do not admit that we are experts with respect to any registration statement or other securities filing within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of the Company, covers only the fairness of the Merger Consideration from a financial point of view as of the date hereof and does not constitute a recommendation to any holder of Company Common Stock as to how such shareholder should vote concerning the Merger. Except as provided in the engagement letter, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

Very truly yours,

CARPENTER & COMPANY

C-2

Appendix D

Fairness Opinion of James H. Avery Company

July 15, 2004

Members of the Board of Directors
Central Valley Community Bancorp
600 Pollasky Avenue
Clovis, CA 93612

Members of the Board:

        Bank of Madera County ("BMC") has proposed to enter into a Merger Agreement and Plan of Reorganization ("Agreement") with Central Valley Community Bancorp ("CVCB") and Central Valley Community Bank ("CVC Bank"), a wholly-owned subsidiary of CVCB, whereby BMC will merge with and into CVC Bank. Pursuant to the Agreement, shareholders of BMC shall be entitled to receive consideration, in the form of CVCB common stock and/or cash, equal to $12,400,000 in the aggregate.

        You have asked for our opinion, as your financial advisor, as to whether the consideration to be paid by CVCB pursuant to the Agreement is fair to CVCB shareholders from a financial point of view, as of the date hereof.

        In connection with our opinion we have, among other things: (i) reviewed certain publicly available financial and other data with respect to BMC for recent years and interim periods to March 31, 2004 and certain other relevant financial and operating data relating to BMC made available to us from internal records including financial and operating data for BMC as of June 30, 2004; (ii) reviewed a draft of the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, BMC Common Stock and other banking institutions; (iv) compared BMC and CVCB from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Agreement; (vi) performed a future trading projection analysis of CVCB on a stand alone basis and for the combined entities; (vii) performed a future merger value analysis of CVCB on a stand alone basis and for the combined entities; and (vii) performed such other analysis and examinations as we have deemed appropriate. We have taken into account our assessment of economic, regulatory, market and industry conditions as they relate generally and specifically to the geographic market in which CVCB operates. We have applied our overall knowledge of the banking industry and our experience in securities valuations.

        In connection with our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have assumed that there have been no material changes in the assets, financial condition, results of operation, business or prospects since the respective dates of their last financial statements made available to us relating to BMC, CVCB and CVC Bank. We have relied upon the management of CVCB as to the reasonableness of financial and operating forecasts and projections and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of the management of CVCB. We have also assumed, without assuming any responsibility for independent verification of same, that the allowance for loan losses for BMC is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of BMC, nor have we examined any individual loan credit files. For purposes of this opinion, we have assumed that the transaction will have the tax, accounting and legal effects described in the Agreement and assumed the accuracy of the disclosures set forth in the Agreement. Our opinion is necessarily based upon economic, monetary and market conditions existing as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial standpoint, to all holders of CVCB stock as to the terms of the Agreement.

        This opinion is furnished solely for the benefit of the Board of Directors and stockholders of CVCB. We have acted as financial advisor to CVCB relative to the Agreement and will receive a fee for our services relative only to the rendering of this opinion which is not contingent upon the consummation of the Agreement. In furnishing this opinion, we do not admit that we are an expert with respect to any registration statement or other securities filing within the meaning of the terms "experts" as used in the Securities Act and the rules and regulations promulgated thereunder. Nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Our opinion is directed to the Board of CVCB, covers only the fairness of the Agreement from a financial point of view to the CVCB stockholders as of the date hereof and does not constitute a recommendation to any holder of CVCB Common Stock as to how such shareholder should vote concerning the Agreement. This opinion may not be used or referred to by CVCB or quoted or disclosed to any person in any manner without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Agreement.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of today's date, the Agreement is fair to the shareholders of CVCB from a financial standpoint both as to the current value of the transaction.

Very truly yours,

JAMES H. AVERY COMPANY

EXHIBIT A: FAIRNESS OPINION—ANALYSIS

        In performing its analyses, James H. Avery Company made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of CVCB or BMC. The analyses performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by those analyses. The analyses were prepared solely as part of James H. Avery Company's analysis as to the fairness of the consideration to holders of shares of CVCB common stock in the CVC Bank/BMC merger. The analyses do not purport to be appraisals or to reflect the prices at which BMC might actually be acquired or the prices at which any securities may trade at the present time or in the future.

Comparable Announced Sales

        James H. Avery Company performed financial analysis and peer-group comparisons with BMC relating to overall performance and financial condition. James H. Avery Company analyzed other bank merger and acquisition transactions in the United States announced between June 30, 2003 and July 9, 2004 where the seller's assets were over $50 million and under $100 million. This asset size peer group was deemed comparable to the $62 million in assets reported by BMC at June 30, 2004. In James H. Avery Company's opinion, the rural and agricultural nature of BMC's market area and the lack of sufficient recent regional or California transactions in similar markets as BMC's justified analysis of "peer group" banks nationwide. The transactions analyzed and defined herein as the "peer group" were: First Bradenton Bank by First National Bankshares of Florida, Valley Bank by Bancomer, Citizens Bancshares, Inc. by ABC Bancorp, Liberty National Bank by First Financial Bankshares, Lumpkin County Bank by GB&T Bancshares, Bank of Westport by Fairfield County Bank Corporation, ANB Financial Corporation by Summit Bancshares, St. Joseph Bancshares by Central Banking Services, Taft National Bank by United Security Bancshares, First Carolina State Bank by Capital Bancorp, Alliance Bank of Baton Rouge by IBERIABANK Corporation, Midstate Bancorp by Shore Bancshares, FNB Bancshares by American Community Bancshares, BNW Bancorp by Pacific Financial Corporation, PriVest Bank by America Bancshares, Abbeville Capital by Community Capital Corporation, South Texas Capital Group by Sterling Bancshares, Auburn Community Bank by Western Sierra Bancorp and Village Bancorp by Wintrust Financial Corporation. The analysis of these announced transactions included comparative financial data relating to income, return on assets, return on equity, equity to assets, loan loss reserves, purchase price announced as a multiple to book value, purchase price announced as a multiple of the last twelve months of net income, purchase price announced as a multiple of total assets and purchase price announced as a premium for "core deposits" over book value with "core deposits" defined as all domestic deposits less time deposits of $100,000 or more.

        At June 30, 2004, BMC's total equity was 7.62% of total assets. The range of peer group banks in terms of total equity to total assets was 5.85% to 11.99% with the median at 7.99. Thus, the proposed transaction is not negatively impacted by issues related to excess capital in the target bank.

        At June 30, 2004, BMC had no non-current loans (loans 90+ days past due or non accrual loans). Of the nineteen peer group banks, only four banks had no non-current loans.

        At June 30, 2004, BMC's allowance for loan losses was 1.43% of total loans. The range of peer group banks as to loan loss allowance to total loans prior to their respective announced transactions was 0.50% to 3.40% with the median at 1.20%. In this comparison, BMC's ratio was 19% above the median of the peer group.

        At June 30, 2004, BMC's annualized return on equity was 13.62% year-to-date. The range of peer group banks as to year-to-date return on equity prior to their respective announced transactions was -32.19%% to +31.30% with the median at 8.83%. In this comparison, BMC's ratio was 54% above the median of the peer group.

        At June 30, 2004, BMC's annualized return on assets was 1.05% year-to-date. The range of peer group banks as to year-to-date return on assets prior to their respective announced transactions was -2.35% to +2.31% with the median at 0.66%. In this comparison, BMC's ratio was 59% above the peer group median.

        James H. Avery Company determined that no transaction reviewed was identical to the subject transaction and that, accordingly, any analysis of comparable transactions necessarily involves subjective considerations and judgments concerning differences in financial, operating and market characteristics of the parties to the transactions being compared.

        BMC's various financial ratios compare favorably with the peer group median ratios in the areas of loan loss reserves to non-current loans, loan loss reserves to total loans, return on equity and return on assets. James H. Avery Company's analysis and judgment is that BMC's value should be significantly higher than the peer group median values.

        Set forth below is a brief summary of the considerations related to the fairness opinion rendered.

        Multiple of Book Value Method.    This valuation approach is formulated on the announced purchase prices and multiples of book values based on the announced transactions of BMC's asset-size peer group. Book value data for BMC as of June 30, 2004 was provided by CVCB from BMC. The multiple of book value is but one methodology utilized in the determination of overall market value of BMC.

        The peer group multiple factor ranged from 1.32 to 3.10 with the median at 1.87. Utilizing the Multiple of Book Value Method the acquisition value, as of June 30, 2004, is as follows:

        $4,714,000 (BMC's book value at June 30, 2004) X 1.87 (the peer group median) = $8,815,000.

        Multiple of Income Method.    This valuation approach is formulated on the announced purchase prices and multiples of net income over the previous twelve months based on announced transactions of BMC's asset-size peer group. Such income data for BMC was based on call report data through March 31, 2004 and information provided by CVBC from BMC as of June 30, 2004. The multiple of income is but one methodology utilized in the determination of overall market value of BMC.

        The peer group multiple factor ranged from 8.97 to 172.3 for peer group banks with a positive last twelve month income and the median was 26.15. Utilizing the Multiple of Income Method (based on BMC's twelve-month income through June 30, 2004) the acquisition value, as of June 30, 2004, is as follows:

        $553,000 (BMC's last twelve months income) X 26.15 (the peer group median) = $14,461,000.

        Percentage of Total Assets Method.    This valuation approach is formulated on the announced purchase prices as a percentage of total assets based on the announced transactions of BMC's asset-size peer group. Such asset data for BMC as of June 30, 2004 was based on data provided by CVCB from BMC. The percentage of total assets is but one methodology utilized in the determination of overall market value of BMC.

        The peer group percentage factor ranged from 7.73% to 22.13% with the median at 18.14%. Utilizing the Percentage of Total Assets Method (based on BMC's total assets as of June 30, 2004) the acquisition value, as of June 30, 2004, is as follows:

        $61,852,000 (BMC's total assets at June 30, 2004) X 0.1814 (the peer group median) = $11,220,000.

        Core Deposits Premium over Book Value Method.    This valuation approach is formulated on the announced purchase prices and the percentage premium paid for core deposits over the book value based on the announced transactions of BMC's asset-size peer group. Core deposits are all domestic bank deposits excluding time deposit accounts in excess of $100,000. Such deposit data for BMC was based on data provided by CVCB from BMC as of June 30, 2004. The core deposits premium is but one methodology utilized in the determination of overall market value of BMC.

        The peer group premium on core deposits ranged from 2.59% to 20.69% with the median at 10.85%. Utilizing the Core Deposits Premium over Book Value Method (based on BMC's book value and its core deposits as of June 30, 2004) the acquisition value, as of June 30, 2004, is as follows:

        $44,513,000 (BMC's core deposits as of June 30, 2004) X .1085 (the peer group median) = $4,830,000 plus $4,714,000 (BMC's book value as of June 30, 2004) = $9,544,000

Valuation Summary using Median Comparative Values—Peer Group Banks.

Total Value
Multiple of Book Value Method	$8,815,000
Multiple of Income Method	14,461,000
Percentage of Total Assets Method	11,220,000
Core Deposits Premium over Book Value Method	9,544,000
Mean Average	$11,010,000
Median Average	$10,382,000

        Data used in the above peer group calculations are included following the narrative of this report.

        As previously noted, financial comparisons of BMC to the peer-group ratios indicate that the BMC valuation should be significantly higher than the peer group median valuations.

        A review of these comparable multiples indicates that the merger consideration is fair to CVCB shareholders, considering BMC's financial condition relative to the peer group medians.

Earnings Accretion Analysis—2006

        James H. Avery Company reviewed and analyzed projected earnings of CVCB made based on CVCB's continuing independent operation or on a "stand alone" basis and on a combined CVCB/BMC basis. Using the year 2006, CVCB's most recent management projections show a net income of $4,005,000 on a "stand alone" basis. CVCB had 2,626,027 shares outstanding at July 15, 2004. Thus, on a "stand alone" basis, CVCB's 2006 net income is projected at $1.53 per share.

        Projected earnings of CVCB made based on a combined CVCB/BMC operation estimates net income in the year 2006 at $4,573,000.

        Based on the exchange value of CVCB shares at $23.75 per share with the value of the transaction at $12,400,000 with $6,200,000 of such value, BMC shareholders will receive 261,053 CVCB shares.    Added to CVCB's shares outstanding at July 15, 2005 (2,626,027 shares), the combined entities would have 2,887,080 shares outstanding and the earnings per share during 2006 would be projected at $1.58. This is approximately 3% higher than that projected for CVCB on a stand alone basis.

Earnings Accretion Analysis—2009

        Using the year 2009, CVCB's most recent management projections show a net income of $4,907,000 on a "stand alone" basis. Thus, on a "stand alone" basis, CVCB's 2009 net income is projected at $1.87 per share.

        Projected earnings of CVCB made based on a combined CVCB/BMC operation estimates net income in the year 2009 at $5,795,000. The combined entities with 2,887,080 shares outstanding would have earnings per share projected at $2.01. This is approximately 7% higher than that projected for CVCB on a stand alone basis.

        A review of the projected accretion of earnings to CVCB shareholders indicates increased earnings to CVCB shareholders and, therefore, higher value to CVCB shareholders if the merger is completed.

Future Trading Value Analysis

        An analysis of per share earnings projected in 2006 for CVCB on a stand alone basis and on CVCB and BMC on a combined entity basis was made by James H. Avery Company.

        CVCB's projected earnings in 2006 are $1.53 per share on a stand alone basis. The following California banks with assets of $200 million to $600 million were deemed comparable as to earnings per share relative to market value based on first quarter, 2004 reports of SNL Bank & Thrift Weekly: Bridge Bank, Central Valley Community Bancorp, Heritage Oaks Bancorp, Pacific State Bancorp, Temecula Valley Bank, United Security Bankshares, Community Valley Bancorp (Chico), First Financial Bancorp (Lodi), 1st Centennial Bank, American River Holdings, BWC Financial Corporation, First American Bank, First California Bank, Oak Valley Community Bank, Plumas Bancorp, SW Community Bancorp, Community West Bankshares (Goleta), Community Bancorp (Fallbrook), Redwood Empire Bancorp, Desert Community Bank, First Northern Community Bancorp, North Bay Bancorp, Redding Bancorp, Alliance Bancshares and FNB Bancorp (Daly City). These banks had a market price to last twelve months earnings ratios ranging from 11.4 to 111.4 with a median ratio of 19.2. The application of this median ratio to CVCB's projected earnings per share in 2006 indicated a year-end, 2006 market value per share on a stand alone basis at $29.37.

        The combined entities of CVBC and BMC show projected earnings per share in 2006 of $1.58. The application of this median ratio to projected earnings per share of the combined entities in 2006 indicated a year-end, 2006 market value per share on a combined basis at $30.34. This is approximately 3% higher than that projected for CVBC on a stand alone basis.

        A review of the projected future trading value to CVBC shareholders indicates increased share value to CVBC shareholders and, therefore, higher value to CVBC shareholders if the merger is completed.

Future Merger Value Analysis

        An analysis of per share earnings projected in 2006 for CVCB on a stand alone basis and on CVCB and BMC on a combined entity basis was made by James H. Avery Company.

        CVCB's projected earnings in 2006 are $1.53 per share on a stand alone basis. The following announced sales of U.S. bank's with assets of $200 million to $600 million excluding banks with negative earnings during the twelve month period preceding their announced sales, were deemed comparable as to previous twelve months seller's earnings relative to announced acquisition values for the period June 30, 2003 through June 30, 2004: Pacific Crest Capital by Pacific Capital Bancorp, California Independent Bancorp by Humboldt Bancorp, E.N.B. Holding Company by Provident Bancorp, Colorado Funding Company by BOK Financial Corporation, GLB Bancorp by Sky Financial Group, Alliance Bancorp of New England by New Haven Savings Bank, MainBancorp by Prosperity Bancshares, Community Bank by Southern Community Financial Corporation, Community Bancorp by Citizens Financial Group, Community Financial Group by Home Bancshares, First & Ocean BanCorp by Banknorth Group, First Capital Bancorp by CNB Holdings, Caledonia Financial Corporation by Chemical Financial Corporation, GLB Bancorp by Investor Group, Indian River Banking Company by Alabama National BanCorporation, Newton Financial Corporation by Lakeland Bancorp, Reunion Bancshares by Southwest Bancorporation of Texas, Franklin Bancorp by First Place Financial Corporation, Enterprise Bancshares by NBC Capital Corporation, Peoples First by National Penn Bankshares, First Capital Bankshares by First Busey Corporation, First Heritage Bank by Community Bank Systems, Midwest Guaranty Bancorp by Independent Bank Corporation, Rocky Mountain Bancorporation by Heartland Financial USA, Community Bancorp of New Jersey by Sun Bancorp,

Renasant Bancshares by Peoples Holding Company, United Nebraska Financial Company by TierOne Corporation, GNB Bancshares by Texas United Bancshares, Slippery Rock Financial Corporation by F.N.B. Corporation, Northview Financial Corporation by Wintrust Financial Corporation, Farmers and Merchants Bank by Capital City Bank Group, Klein Bancshares by Southwest Bancorporation of Texas, Town Bankshares by Wintrust Financial Corporation and First Washington Financial Corporation by Fulton Financial Corporation. These banks had announced price to last twelve months earnings ratios ranging from 5.86 to 55.72 with a median ratio of 23.03. The application of this median ratio to CVCB's projected earnings per share in 2006 indicated a future market value per share on a stand alone basis at $35.24.

        The combined entities of CVCB and BMC show projected earnings per share in 2006 of $1.58. The application of the previously shown median ratio (23.03) to projected earnings per share of the combined entities in 2006 indicates a future market value per share on a combined basis at $36.39. This is approximately 3% higher than that projected for CVCB on a stand alone basis.

        A review of the projected future merger value to CVCB shareholders indicates increased share value to CVCB shareholders and, therefore, higher value to CVCB shareholders if the merger is completed.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        The Bylaws of Central Valley Community Bancorp provide that Central Valley Community Bancorp shall, to the maximum extent and in the manner permitted by the California Corporations Code (the "Code"), indemnify each of its directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was a director of Central Valley Community Bancorp. Furthermore, pursuant to Central Valley Community Bancorp's Articles of Incorporation and Bylaws, Central Valley Community Bancorp has power, to the maximum extent and in the manner permitted by the Code, to indemnify its employees, officers and agents (other than directors) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an employee, officer or agent of Central Valley Community Bancorp.

        Under Section 317 of the Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

        Central Valley Community Bancorp's Bylaws also provide that Central Valley Community Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not Central Valley Community Bancorp would have the power to indemnify them against such liability under provisions of applicable law or the provisions of Central Valley Community Bancorp's Bylaws. Each of the directors and executive officers of Central Valley Community Bancorp has an indemnification agreement with Central Valley Community Bancorp that provides that Central Valley Community Bancorp shall indemnify such person to the full extent authorized by the applicable provisions of the Code and further provide advances to pay for any expenses which would be subject to reimbursement. Central Valley Community Bancorp is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its Bylaws.

        The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

        The articles of incorporation of Central Valley Community Bancorp authorize indemnification of directors, officers and agents to the fullest extent permissible under California law, and authorize the purchase of liability insurance. In addition, Central Valley Community Bancorp's articles of incorporation eliminate directors' liability for monetary damages to the fullest extent permissible under California law. Central Valley Community Bancorp has directors' and officers' liability insurance, and

Central Valley Community Bancorp has also entered into indemnification agreements with its directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Central Valley Community Bancorp pursuant to the foregoing provisions, Central Valley Community Bancorp has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See "Comparison of Shareholder Rights—Indemnification of Directors and Officers".

Item 21. Exhibits and Financial Statement Schedules

  a.
  Exhibits
  The exhibits list required by this Item is incorporated by reference to the Exhibit Index included with this registration statement.

  b.
  Financial Statement Schedules
  None

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus with is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (5)
  That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities

    Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (7)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Clovis, State of California, on August 18, 2004.

CENTRAL VALLEY COMMUNITY BANCORP
By:	/s/ DANIEL J. DOYLE President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ DANIEL J. DOYLE Daniel J. Doyle, President and Chief Executive Officer and Director (principal executive officer)	Date: August 18, 2004
/s/ GAYLE GRAHAM Gayle Graham, Senior Vice President and Chief Financial Officer (principal accounting officer and principal financial officer)	Date: August 18, 2004
/s/ DANIEL N. CUNNINGHAM Daniel N. Cunningham, Chairman of the Board and Director	Date: August 18, 2004
/s/ SIDNEY B. COX Sidney B. Cox, Director	Date: August 18, 2004
/s/ EDWIN S. DARDEN Edwin S. Darden, Director	Date: August 18, 2004
/s/ STEVEN D. MCDONALD Steven D. McDonald, Director	Date: August 18, 2004

/s/ LOUIS MCMURRAY Louis McMurray, Director	Date: August 18, 2004
/s/ WANDA L. ROGERS Wanda L. Rogers, Director	Date: August 18, 2004
/s/ WILLIAM S. SMITTCAMP William S. Smittcamp, Director	Date: August 18, 2004
/s/ JOSEPH B. WEIRICK Joseph B. Weirick, Director	Date: August 18, 2004

Exhibit Index

Exhibit No.	Description of Exhibit
2
Agreement and Plan of Reorganization by and between Central Valley Community Bancorp and Bank of Madera County dated as of July 19, 2004, is attached as Appendix A to the proxy statement-prospectus contained in Part I of this Registration Statement.
3.1
Articles of incorporation, as amended (incorporated by reference to: Exhibit 3.1-1 to Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2000; Exhibit 3.1-2 to Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2000; Exhibit 3.1.3 to Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2003).
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2000).
5	*Opinion of Downey Brand LLP as to validity of shares being registered.
8	*Opinion of Bingham McCutchen LLP as to certain tax matters.
10.1
Form of Shareholder's Agreement among Central Valley Community Bancorp and directors and shareholders of Bank of Madera County (included as Exhibit 7.2.7 to the Agreement and Plan of Reorganization attached as Appendix A to the proxy statement-prospectus).
13.1	Annual report to security holders for the last fiscal year (incorporated by reference to Central Valley Community Bancorp's Annual Report on Form 10-KSB for the year ended December 31, 2003).
13.2
Quarterly report to security holders for last quarterly period (incorporated by reference to Central Valley Community Bancorp's Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2004).
21	Subsidiaries of Central Valley Community Bancorp.
23.1	*Consent of Bingham McCutchen LLP (included in Exhibit 8).
23.2	Consent of Perry-Smith LLP, independent registered public accounting firm.
23.3	Consent of Carpenter & Company.
23.4	Consent of James H. Avery Company (included in Appendix D to the proxy statement-prospectus contained in Part I of this Registration Statement).
23.5	*Consent of Downey Brand LLP (included in Exhibit 5).
24	Power of Attorney of directors and certain officers of the Registrant.
99.1	Proxy card of Bank of Madera County.

*
To be filed by amendment.

QuickLinks

Proxy Statement-Prospectus
References to Additional Information
Table of Contents
List of Appendices
Questions and Answers About the Merger
Summary
Risk Factors
Selected Financial Data
Historical Financial Data for Central Valley Community Bancorp
The Bank of Madera County Meeting
The Merger
Comparable Transaction Analysis
Contribution Analysis
Pricing Multiples Comparison
Central Valley Community Bancorp (CVCY)—Trading Information
Comparable Trading Group Analysis as of June 30, 2004
Information Regarding Central Valley Community Bancorp
Information Regarding Bank of Madera County
Comparison of Shareholder Rights
Supervision and Regulation
Validity of Central Valley Community Bancorp's Common Stock
Experts
Appendix A PLAN OF REORGANIZATION AND MERGER AGREEMENT dated as of July 19, 2004 by and among CENTRAL VALLEY COMMUNITY BANCORP, CENTRAL VALLEY COMMUNITY BANK and BANK OF MADERA COUNTY
PLAN OF REORANIZATION AND MERGER AGREEMENT
RECITALS
ARTICLE 1. DEFINITIONS
ARTICLE 2. THE MERGER
ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BMC
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF CVCB
ARTICLE 5. ADDITIONAL AGREEMENTS
ARTICLE 6. CONDUCT OF BUSINESS
ARTICLE 7. CONDITIONS PRECEDENT TO CLOSING
ARTICLE 8. TERMINATION, AMENDMENTS AND WAIVERS
ARTICLE 9. GENERAL PROVISIONS
INDEX OF EXHIBITS AND SCHEDULES PREVIOUSLY DELIVERED BY THE PARTIES
Exhibit 1 Definitions
Exhibit 7.2.7 SHAREHOLDER'S AGREEMENT
RECITALS
ARTICLE I DIRECTOR-SHAREHOLDER'S AGREEMENT
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER
ARTICLE III GENERAL
SPOUSAL CONSENT
Appendix B CALIFORNIA CORPORATIONS CODE TITLE 1. CORPORATIONS DIVISION 1. GENERAL CORPORATION LAW CHAPTER 13. Dissenters' Rights
Re: Fairness Opinion
Appendix D Fairness Opinion of James H. Avery Company
EXHIBIT A: FAIRNESS OPINION—ANALYSIS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Signatures
Exhibit Index